Exhibit 4.1

EXECUTION VERSION

KLX ENERGY SERVICES HOLDINGS, INC.

11.500% SENIOR SECURED NOTES DUE 2025

INDENTURE

DATED AS OF OCTOBER 31, 2018

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

i

Appendices

Appendix A	Provisions Relating to Initial Notes and Additional Notes

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Transferee Letter of Representation for Transfers to IAI’s
Exhibit C	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors
Exhibit D	Form of Pledge and Security Agreement
Exhibit E	Form of Intercreditor Agreement

This Indenture, dated as of October 31, 2018, is by and among KLX Energy Services Holdings, Inc., a Delaware corporation, the guarantors listed on the signature pages hereto, and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Collateral Agent”).

RECITALS OF THE ISSUER

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for (i) the issuance of $250,000,000 in aggregate principal amount of 11.500% Senior Secured Notes due 2025 issued on the date hereof (the “Initial Notes”) and (ii) the issuance of Additional Notes (as defined herein) that may be issued from time to time on any date subsequent to the Issue Date, to be guaranteed as provided herein by the Guarantors;

WHEREAS, all things necessary have been done by the Issuer to make this Indenture, when executed and delivered by the Issuer, a valid, binding and legal instrument;

WHEREAS, all things necessary have been done by the Issuer to make the Notes, when executed by the Issuer and authenticated and delivered in accordance with the provisions of this Indenture, the valid obligations of Issuer.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1.                                 Definitions.

“ABL Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as the administrative agent under the ABL Credit Agreement, or any successor representative acting in such capacity thereunder or any other ABL Document.

“ABL Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as the collateral agent under the ABL Credit Agreement, or any successor representative acting in such capacity thereunder or any other ABL Document.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of August 10, 2018, as amended by the First Amendment to the Credit Agreement dated October 22, 2018, by and among the Issuer, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the several lenders and other agents party thereto, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as such agreement or facility may be amended (including any amendment or restatement thereof), supplemented or otherwise modified from time to time, including any agreement or indenture exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) (including increasing the amount of available borrowings thereunder, changing the maturity or adding or removing Subsidiaries as borrowers or guarantors thereunder and whether or not with the same agents, lenders, investors or holders) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“ABL Documents” means the ABL Credit Agreement, any additional credit agreement, note purchase agreement, indenture or other agreement related thereto and all other loan or note documents, collateral or security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, the ABL Credit Agreement or any Pari Passu ABL Lien Indebtedness, as such agreements or instruments may be amended, supplemented, modified, restated, replaced, renewed, refunded, restructured, increased or refinanced from time to time.

“ABL Obligations” means all Indebtedness, liabilities and obligations (of every kind or nature) incurred or arising under or relating to the ABL Documents that is secured by a Permitted Lien described under clause (17) of the definition thereof, and all other obligations of the Issuer or any Guarantor in respect thereof.

“ABL Priority Collateral” has the meaning given to it in the Intercreditor Agreement.

“Acquired Indebtedness” means:

(1)                                 with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business) existing at the time such Person becomes a Restricted Subsidiary; and

(2)                                 with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (including, for the avoidance of doubt, Indebtedness incurred in the ordinary course of such Person’s business to acquire assets used or useful in its business), other than the Issuer or a Restricted Subsidiary, existing at the time such Person is merged or consolidated with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, in each case of (1) and (2) regardless of whether such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary.

“Acquisition” means the acquisition of Motley, in all material respects, in accordance with the Acquisition Agreement.

“Acquisition Agreement” means that certain Unit Purchase Agreement, dated as of October 22, 2018, by and among the Issuer, KLX Energy Services LLC, District 5 Investments, LP, 3M Capital, Inc. and Marco D. Davis, relating to the Acquisition, as it may be amended from time to time.

“Acquisition Closing Date” means the date on which the consummation of the Acquisition occurs.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture whether or not they bear the same CUSIP number.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, Paying Agent, co-registrar or other agent appointed pursuant to this Indenture.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)                                 1.0% of the principal amount of such Note; and

(2)                                 the excess, if any, of:

(a)                                 the present value at such redemption date of (i) the redemption price of such Note at November 1, 2021 (such redemption price being set forth in the table appearing in Section 3.7(b)) plus (ii) all required interest payments (excluding accrued and unpaid interest, if any, to such redemption date) due on such Note through November 1, 2021, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months); over

(b)                                 the principal amount of such Note.

“asset” means any asset or property, including, without limitation, Equity Interests.

“Asset Acquisition” means:

(1)                                 an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2)                                 the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person (other than a Restricted Subsidiary of the Issuer) or any division or line of business of any such other Person (other than in the ordinary course of business).

“Asset Sale” means:

(1)                                 any sale, conveyance, transfer, lease, assignment or other disposition for value by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary, including by means of a Sale and Leaseback Transaction or a merger or consolidation, in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business; or

(2)                                 any issuance of Equity Interests of a Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.9) to any Person other than the Issuer or any Restricted Subsidiary, in one transaction or a series of related transactions (other than directors’ qualifying shares and shares issued to foreign nationals as required by law) (the actions described in these clauses (1) and (2), collectively, for purposes of this definition, a “transfer”).

For purposes of this definition, the term “Asset Sale” shall not include:

(a)                                 transfers of cash or Cash Equivalents;

(b)                                 transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 4.13 or Section 5.1;

(c)                                  Permitted Investments and Restricted Payments permitted in Section 4.7;

(d)                                 the lease, assignment or sublease of real or personal property in the ordinary course of business;

(e)                                  the creation, incurrence or assumption of or realization on or perfection of any Permitted Lien and any disposition of assets resulting from the enforcement or foreclosure of any such Permitted Lien;

(f)                                   transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer necessary, used or useful in the business of the Issuer or its Restricted Subsidiaries;

(g)                                  the abandonment of Intellectual Property rights in the ordinary course of business which in the reasonable view of the Issuer are uneconomical or not material to the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(h)                                 sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other Intellectual Property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of the Issuer and its Restricted Subsidiaries (other than as would have a material adverse effect on the value of the Collateral or the ability of the Collateral Agent or the Holders of the Notes to realize the benefits of, and intended to be afforded by, the Collateral);

(i)                                     a disposition of inventory in the ordinary course of business;

(j)                                    a disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring and similar arrangements or any sale of assets received by the Issuer or a Restricted Subsidiary upon the foreclosure of a Lien granted in favor of the Issuer or a Restricted Subsidiary;

(k)                                 the trade or exchange by the Issuer or any Restricted Subsidiary of any asset for any other asset or assets that are used in a Permitted Business; provided that the Fair Market Value of the asset or assets received by the Issuer or any Restricted Subsidiary in such trade or exchange (including any cash or Cash Equivalents) is at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or an executive officer of the Issuer with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the asset or assets disposed of by the Issuer or any Restricted Subsidiary pursuant to such trade or exchange; and, provided, further, that if any cash or Cash Equivalents are used in such trade or exchange to achieve an exchange of equivalent value, that the amount of such cash and/or Cash Equivalents received shall be deemed proceeds of an “Asset Sale,” subject to clause (p) below; provided, further that to the extent the assets that are the subject of the trade or exchange are Collateral, the asset or assets received shall also be Collateral of the same priority as the asset disposed of and which are thereupon with their acquisition added to the Collateral securing the Notes;

(l)                                     dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell or put/call arrangements between joint venture parties set forth in, joint venture agreements or any similar binding arrangements;

(m)                             the disposition of assets received in settlement of debts accrued in the ordinary course of business;

(n)                                 the surrender or waiver in the ordinary course of business of contract rights, the termination of leases in the ordinary course of business or the settlement, release or surrender of contractual, non-contractual, tort or other claims of any kind;

(o)                                 dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management or consultants of the Issuer or any of its Restricted Subsidiaries;

(p)                                 any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $15.0 million per occurrence;

(q)                                 any issuance, sale or disposition of Equity Interests, Indebtedness or other securities of an Unrestricted Subsidiary, any other disposition of such Unrestricted Subsidiary or any disposition of assets of such Unrestricted Subsidiary; and

(r)                                    the issuance of Preferred Stock or Disqualified Stock of Restricted Subsidiaries not prohibited by this Indenture.

“Authenticating Agent” means an agent appointed by the Trustee in accordance with Section 2.2(d) and Section 7.10 hereof for the purpose of authenticating the Notes.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, winding-up, restructuring, examinership or similar debtor relief laws.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person and (ii) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Borrowing Base” means, at any time, an amount equal to the sum of (a) 85% of the accounts receivable of the Issuer and its Restricted Subsidiaries, plus (b) 85% of the inventory of the Issuer and its Restricted Subsidiaries, in each case based on the Issuer’s balance sheet as of the end of the latest quarter for which the Issuer has internal financial statements available (and after giving pro forma effect to any acquisition made subsequent to such balance sheet date).

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in Houston, Texas, the State of New York or a place of payment are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after the Issue Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Issue Date shall be deemed not to be a Capitalized Lease.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP, excluding liabilities resulting from a change in GAAP subsequent to the date of this Indenture, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1)                                 U.S. dollars, euros or the currency of any country recognized by the United States;

(2)                                 marketable obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of such government is pledged in support thereof), maturing within two years of the date of acquisition thereof;

(3)                                 demand and time deposits and certificates of deposit of any lender under any Debt Facility or any Eligible Bank organized under the laws of the United States, any state thereof or the District of Columbia or a U.S. branch of any other Eligible Bank maturing within two years of the date of acquisition thereof;

(4)                                 commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s or an equivalent rating by a nationally recognized rating agency if both S&P and Moody’s cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than two years after the date of acquisition thereof;

(5)                                 repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) or (6) of this definition entered into with any Eligible Bank and maturing not more than one year after such time;

(6)                                 securities issued and fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority thereof, rated at least A by Moody’s or S&P and having maturities of not more than two years from the date of acquisition;

(7)                                 investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (6) above;

(8)                                 demand deposit accounts maintained in the ordinary course of business; and

(9)                                 in the case of any Subsidiary of the Issuer organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (8) above.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any direct or indirect Domestic Subsidiary that has no material assets other than direct or indirect equity in, and Indebtedness owing by, one or more Subsidiaries that are CFCs.

“Change of Control” means the occurrence of any of the following events:

(1)                                 the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than transactions with a Permitted Parent;

(2)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner of (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), or controls, directly or indirectly, Voting Stock representing more than 50.0% of the voting power of the total outstanding Voting Stock of the Issuer on a fully diluted basis, other than by a merger or consolidation that meets the criteria specified in the proviso in clause (3);

(3)                                 the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Issuer, immediately prior to such transaction, hold securities of the Issuer or the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the Issuer or surviving or transferee Person; or

(4)                                 the adoption by the stockholders of the Issuer of a Plan of Liquidation.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which liens are, from time to time, granted or purported to be granted to secure the Notes and the Guarantees of the Guarantors pursuant to the Security Documents, other than Excluded Assets.

“Collateral Agent” has the meaning set forth in the preamble of this Indenture and any successor thereto.

“Collateral Due Date” means the 15th Business Day following the Acquisition Closing Date (or such other date specified by the Issuer in its sole discretion prior to the 15th Business Day following the Acquisition Closing Date but no earlier than the Issue Date).

“Common Stock” means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Amortization Expense” for any period means the amortization expense of the relevant Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, with respect to any specified Person and its Restricted Subsidiaries, without duplication, the sum of the amounts for such period of:

(1)                                 Consolidated Net Income, plus

(2)                                 in each case only to the extent deducted in determining Consolidated Net Income,

(a)                                 Consolidated Income Tax Expense,

(b)                                 Consolidated Amortization Expense,

(c)                                  Consolidated Depreciation Expense,

(d)                                 Consolidated Interest Expense,

(e)                                  any costs, expenses or charges (including advisory, legal and professional fees) related to any issuance of debt or equity, investments, acquisition, disposition, asset sale, recapitalization or incurrence, issuance, amendment, waiver, modification, redemption or refinancing of any Indebtedness, whether or not consummated, including (A) prepayment premiums, breakage costs and LIBOR indemnities or funding costs, (B) such fees, expenses or charges related to the offering of the Notes and any Debt Facilities, (C) any amendment or modification of the Notes or any Debt Facility, (D) any costs, expenses or charges relating to the Acquisition, (E) any net loss from the extinguishment of any Indebtedness of any Person or the amortization or write-off of Indebtedness issuance costs or Indebtedness discount and (F) any expenses in connection with related due diligence activities or other transactions costs, in each case, as determined by any Officer of the Issuer,

(f)                                   any charge, loss, fee, expense, cost accrual or reserve of any kind attributable to the undertaking and/or implementation of cost savings initiatives, cost rationalization programs, operating expense reductions, and/or synergies (including, without limitation, in connection with any integration, restructuring or transition, facility openings and/or reopenings, inventory optimization programs, curtailments and/or future lease commitments), restructuring charges, charges relating to the closure or consolidation of facilities (including, without limitation, severance, rent termination costs, moving costs and legal costs), severance charges, retention or completion bonuses, charges associated with modifications to pension and post-retirement employee benefit plans, corporate development charges and professional and consulting fees incurred in connection with any of the foregoing,

(g)                                  earn-out obligations incurred or accrued in connection with any acquisition and/or Permitted Investment and paid or accrued during such period, and

(h)                                 all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, minus

(3)                                 Consolidated Income Tax Benefit, minus

(4)                                 the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period (excluding any non-cash items to the extent they represent the reversal of an accrual of a reserve for a potential cash item that reduced Consolidated Cash Flow in any prior period), minus

(5)                                 any net gain from the extinguishment of Indebtedness of any Person.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the relevant Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Benefit” for any period means the income tax benefit of the relevant Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the relevant Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, on any date of determination, with respect to any Person, the ratio of (x) Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to (y) Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)                                 the incurrence or issuance of any Indebtedness or the issuance of any Disqualified Equity Interests of the Issuer or Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase or redemption of other Indebtedness or other Disqualified Equity Interests or Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement), occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, repurchase, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period;

(2)                                 any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Acquired Indebtedness and also including any Consolidated Cash Flow) in each case occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; and

(3)                                 in the case of an Asset Acquisition, the full run-rate effect of pro forma cost reductions, operating improvements and synergies that have occurred or are reasonably expected to occur within the next 12 months as though such pro forma expense, cost reductions, operating improvements and synergies had been achieved on the first day of the relevant period, net of the amount of actual benefits realized during such period from such actions, provided that such adjustments (a) are not duplicative of any other adjustments already included for this period, (b) are reasonably identifiable, reasonably attributable to the action specified and reasonably anticipated to result from such actions and such actions have been taken or initiated and (c) the aggregate amount of such pro forma cost reductions, operating improvements and synergies will not exceed 15.0% of the Consolidated Cash Flow of such Person that is the subject of such Asset Acquisition or, in the case of the acquisition of all or substantially all the assets of a Person, 15.0% of the Consolidated Cash Flow attributable to the assets that are the subject of such Asset Acquisition, in each case, during the Four-Quarter Period ending on or prior to the Transaction Date;

provided further, that in the case of clauses (1) through (3) above, such pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer whether or not such pro forma adjustments would be permitted under SEC rules or guidelines.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(a)                                 interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(b)                                 if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period (or, if none, than based on such optional rate chosen as the Person may designate); and

(c)                                  notwithstanding clause (a) or (b) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the relevant Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication:

(1)                                 imputed interest on Capitalized Lease Obligations;

(2)                                 commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings;

(3)                                 the net costs associated with Hedging Obligations related to interest rates (excluding amortization of fees or any non-cash interest expense attributable to the movement in mark-to-market valuation of such obligations);

(4)                                 amortization of original issue discount;

(5)                                 all other non-cash interest expense;

(6)                                 capitalized interest;

(7)                                 all dividend payments on any series of Disqualified Equity Interests of the Issuer or any of its Restricted Subsidiaries or any Preferred Stock of any Restricted Subsidiary (other than dividends on Equity Interests payable solely in Qualified Equity Interests of the Issuer, or to the Issuer or a Restricted Subsidiary of the Issuer);

(8)                                 all interest payable with respect to discontinued operations; and

(9)                                 all interest on any Indebtedness described in clause (7) or (8) of the definition of Indebtedness.

Consolidated Interest Expense shall not include any interest expenses relating to (A) penalties and interest related to taxes, (B) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses, (C) any expensing of bridge, commitment or other financing fees, (D) fees related to undrawn letters of credit and (E) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition.

“Consolidated Net Income” for any period means the net income (or loss) of such Person and its Restricted Subsidiaries, in each case for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded in calculating such net income (or loss), to the extent otherwise included therein, without duplication:

(1)                                 the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2)                                 except to the extent includible in the net income (or loss) of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3)                                 solely for purposes of Section 4.7, the net income of any Restricted Subsidiary other than a Guarantor during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, unless such restriction with respect to the payment of dividends has been legally waived and provided that Consolidated Net Income will be increased by an amount of cash dividends or distributions actually paid to such Person or a Restricted Subsidiary of such Person;

(4)                                 gains or losses attributable to discontinued operations;

(5)                                 any gain (or loss), charge or write-off, together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized or recorded during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale (or asset sale) by the Issuer or any Restricted Subsidiary or abandonments or reserves relating thereto;

(6)                                 gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7)                                 unrealized gains and losses with respect to Hedging Obligations;

(8)                                 the cumulative effect of any change in accounting principles or policies;

(9)                                 any extraordinary, non-recurring, exceptional or unusual gain, loss, expense or charge and the related tax effect;

(10)                          any non-cash compensation charges or other non-cash charges or expenses (including write-offs and write-downs) with respect to the grant, issuance or repricing of stock options, restricted stock or other equity compensation awards or any amendment, modification, substitution or change of any equity-based award and any non-cash net after tax gains or losses attributable to the termination of any employee pension benefit plan;

(11)                          (x) any costs, fees, expenses or charges incurred by the Issuer or any of its Restricted Subsidiaries as a result of, or in connection with, the Spin-Off and (y) for any period ended on or prior to the Spin-Off distribution date, the Issuer’s allocable share of historical costs of KLX Inc. as provided in the adjustment described in note (7) to the Issuer’s unaudited pro forma condensed statement of earnings for the twelve months ended July 31, 2018 in the Offering Memorandum and similar non-recurring separation costs incurred during such period;

(12)                          accruals and reserves that are established or adjusted within 12 months relating to the consummation of the Acquisition or other acquisitions in accordance with GAAP;

(13)                          to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; and

(14)                          goodwill write downs or other non-cash impairments of assets, any non-cash impairment charges resulting from the application of SFAS No. 142—Goodwill and Other Intangibles and No. 144—Accounting for the Impairment or Disposal of Long-Lived Assets, the amortization of intangibles and the effects of SFAS No. 141—Business Combinations and any successor statements.

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less, to the extent included in a determination of “Total Assets,” and without duplication, all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP, calculated on a pro forma basis giving effect to any acquisitions made since the latest balance sheet date.

“Corporate Trust Office” means the offices of the Trustee at which at any time this Indenture is being administered, which office as of the date hereof is located at Wilmington Trust, National Association, 15950 N. Dallas Parkway, Suite 550, Dallas, Texas 75248 Attention: Shawn Goffinet, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer).

“Coverage Ratio Exception” has the meaning set forth in Section 4.9(a).

“Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Debt Facilities” means one or more debt facilities, debt instruments, indentures or other evidences of Indebtedness (which may be outstanding at the same time and including, without limitation, the ABL Credit Agreement), commercial paper facilities or other agreements providing for revolving credit loans, debt securities, notes, term loans, receivables financing, letters of credit or other Indebtedness and, in each case, as such agreements may be amended, refinanced, restated, replaced, refunded, increased, extended or otherwise restructured, in whole or in part from time to time whether in the bank or debt capital markets (or combination thereof) (including increasing or decreasing the amount of available borrowings thereunder or adding or removing Subsidiaries of the Issuer as additional borrowers, co-issuers or guarantors thereunder or changing the maturity of any Indebtedness incurred thereunder or contemplated thereby) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements, and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents) and whether by the same or any other agent, lender, group of lenders or institutional lenders or investors.

“Default” means any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend (as defined in Appendix A) if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend (as defined in Appendix A).

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3(b) hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary of the Issuer in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in accordance with this Indenture.

“Designation” has the meaning given to this term in Section 4.16.

“Designation Amount” has the meaning given to this term in Section 4.16.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable (in each case, at the option of the holder thereof), is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Stated Maturity of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided further, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to repurchase or redeem such Equity Interests upon the occurrence of a change in control or an Asset Sale (or similar terms) occurring prior to the 91st day after the Stated Maturity of the Notes shall not constitute Disqualified Equity Interests if the change of control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions in Section 4.13 and Section 4.10, respectively, and such Equity Interests specifically provide that the Issuer will not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to Section 4.13 and Section 4.10, respectively.

“dollars”, “U.S. dollars” or “$” means lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company and any successor.

“Eligible Bank” shall mean any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, capital and surplus aggregating in excess of $250.0 million (or the equivalent thereof in a foreign currency as of the date of determination) and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including Common Stock, Preferred Stock, limited liability company interests, trust units and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding from all of the foregoing any debt securities convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning given to it in the Pledge and Security Agreement.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction as such price is determined in good faith by management of the Issuer.

“Foreign Subsidiary” means any Restricted Subsidiary not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the Issue Date.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“Government Securities” means (1) securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) securities that are obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuers thereof.

“Grantors” means, collectively, the Issuer and the Guarantors.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantee” means, individually, any guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such guarantees.

“Guarantors” means each Restricted Subsidiary of the Issuer on the Issue Date that is a party to this Indenture for purposes of providing a Guarantee with respect to the Notes, and each other Person that is required to, or at the election of the Issuer, does become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Guarantee in accordance with the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under option, swap, cap, collar, forward purchase or similar agreements or arrangements intended to manage exposure to interest rates or currency exchange rates or commodity prices (including, without limitation, for purposes of this definition, rates for electrical power used in the ordinary course of business), either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer shall be deemed to have been incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Issuer, (2) neither the accrual of interest nor the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests nor the payment of interest in the form of additional Indebtedness, Disqualified Equity Interests or Preferred Stock shall be deemed to be an incurrence of Indebtedness and (3) any Indebtedness pursuant to any revolving credit or similar facility shall only be Incurred at the time any funds are borrowed thereunder.

“Indebtedness” of any Person at any date means, without duplication:

(1)                                 all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)                                 all obligations of such Person evidenced by bonds, debentures, bankers’ acceptances, notes or other similar instruments;

(3)                                 all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty and similar credit transactions, in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(4)                                 all obligations of such Person for the deferred purchase price or deferred consideration or similar arrangements in respect of property or services (other than (i) trade payables and other accrued current liabilities incurred in the ordinary course of such Person’s business and (ii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP (excluding disclosure on the notes and footnotes thereto));

(5)                                 the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests or, with respect to any Subsidiary that is not a Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(6)                                 all Capitalized Lease Obligations of such Person;

(7)                                 all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)                                 all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis; and

(9)                                 to the extent not otherwise included in this definition, net Hedging Obligations of such Person.

Notwithstanding the foregoing, the following shall not constitute Indebtedness:

(1)                                 accrued expenses and trade accounts payable arising in the ordinary course of business;

(2)                                 any indebtedness that has been defeased, covenant defeased or satisfied and discharged in accordance with GAAP or pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such Indebtedness;

(3)                                 any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date; and

(4)                                 the Issuer’s option under the Acquisition Agreement and related share purchase agreements to pay up to $6.0 million of the Acquisition consideration in cash in lieu of Common Stock.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum mandatory redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture.

The term “Indebtedness” excludes any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Insolvency or Liquidation Proceeding” means:

(1)                                 any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Issuer or any Guarantor;

(2)                                 any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Issuer or any Guarantor or with respect to a material portion of their respective assets;

(3)                                 any liquidation, dissolution, reorganization or winding up of the Issuer or any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4)                                 any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Issuer or any Guarantor.

“Intellectual Property” means all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of the Issuer’s or any Restricted Subsidiary’s business.

“Intercreditor Agreement” means the intercreditor agreement entered into by and among the Collateral Agent, the Issuer, the Guarantors and the ABL Collateral Agent, to be dated as of the Collateral Due Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or any other equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Investments” of any Person means:

(1)                                 all direct or indirect investments by such Person in any other Person (including Affiliates) in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person (excluding endorsements of negotiable instruments and documents in the ordinary course of business, extensions of trade credit, advances to customers and suppliers and commission, travel and other similar advances to officers, directors, employees and consultants made in the ordinary course of business);

(2)                                 all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3)                                 all other items that would be classified as investments in another Person on a balance sheet of such Person prepared in accordance with GAAP; and

(4)                                 the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of an Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 4.16. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments, and guarantees of obligations under leases in the ordinary course of business shall not be deemed Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Issuer’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Issue Date” means October 31, 2018, the date on which the Initial Notes were originally issued.

“Issuer” means KLX Energy Services Holdings, Inc., a Delaware corporation, and any successor Person resulting from any transaction permitted by Section 5.1.

“Junior Lien” means a Lien, junior to the Liens on the Collateral securing both any ABL Obligations and Secured Obligations pursuant to the Junior Lien Intercreditor Agreement, granted by the Issuer or any Guarantor to secure Junior Lien Obligations.

“Junior Lien Documents” means, collectively, any indenture, note, security document and each of the other agreements, documents and instruments providing for or evidencing any Junior Lien Obligations, and any other document or instrument executed or delivered at any time in connection with any Junior Lien Obligations, to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed, extended or refinanced in whole or in part from time to time, and any other credit agreement, indenture or other agreement, document or instrument evidencing, governing, relating to or securing any Junior Lien Indebtedness.

“Junior Lien Indebtedness” means any Indebtedness (other than intercompany Indebtedness owing to the Issuer or its affiliates) of the Issuer or any Guarantor (including any Refinancing Indebtedness in respect thereof) that is secured by a Junior Lien pursuant to a Permitted Lien described under clause (13) or (28) of the definition thereof; provided that, in the case of any Indebtedness referred to in this definition:

(1)                                 such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to the maturity date of the Notes (except as a result of customary change of control or asset sale repurchase offer provisions);

(2)                                 on or before the date on which the first such Indebtedness is incurred by the Issuer or any Guarantor, the Issuer shall deliver to each Secured Representative complete copies of each applicable Junior Lien Document (which shall provide that each secured party with respect to such Indebtedness shall be subject to and bound by the Junior Lien Intercreditor Agreement), along with an Officer’s Certificate certifying as to such Junior Lien Documents and identifying the obligations constituting Junior Lien Obligations;

(3)                                 on or before the date on which any such Indebtedness is incurred by the Issuer or any Guarantor, such Indebtedness is designated by the Issuer, in an Officer’s Certificate delivered to the Junior Lien Representative and each Secured Representative, as “Junior Lien Indebtedness” under this Indenture;

(4)                                 a Junior Lien Representative is designated with respect to such Indebtedness and executes and delivers the Junior Lien Intercreditor Agreement (including, as applicable, a joinder thereto) on behalf of itself and all holders of such Indebtedness; and

(5)                                 all other requirements set forth in the Junior Lien Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Indebtedness to secure such Indebtedness or Obligations in respect thereof are satisfied.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement which subordinates the Lien on the Collateral of the holders of the Junior Lien Indebtedness to the Lien on the Collateral of each of the holders of ABL Obligations and Pari Passu ABL Lien Indebtedness and the holders of the Secured Obligations and the terms of which are consistent with market terms (in the view of the ABL Collateral Agent or, if the ABL Collateral Agent has been replaced, any other agent for the holders of ABL Obligations) governing security arrangements for the subordination and sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Junior Lien Obligations” means Junior Lien Indebtedness and all other Obligations in respect thereof.

“Junior Lien Representative” means in the case of any series of Junior Lien Indebtedness, the trustee, agent or representative of the holders of such series of Junior Lien Indebtedness who is appointed as a representative of the Junior Lien Indebtedness (for purposes related to the administration of security interests) pursuant to the applicable Junior Lien Document governing such series of Junior Lien Indebtedness, together with its successors and assigns in such capacity.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, easement, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any financing lease having substantially the same economic effect as any of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its rating agency business.

“Motley” means Motley Services, LLC, a Texas limited liability company.

“Motley Tax Redemption” means any redemption of Equity Interests of the Issuer (that have been issued as consideration in connection with the Acquisition) in accordance with the Acquisition Agreement and related share purchase agreements.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale, net of:

(1)                                 brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants and investment banks, consultants and placement agents) of such Asset Sale and other reasonable costs incurred in preparing such asset for sale and any relocation expenses incurred as a result thereof;

(2)                                 provisions for taxes payable (including any withholding or other taxes paid or reasonably estimated to be payable in connection with the transfer to the Issuer of such proceeds from any Restricted Subsidiary that received such proceeds) as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)                                 amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) (a) owning a beneficial interest in the assets subject to the Asset Sale or (b) having a Lien thereon that has a higher priority than the Liens securing the Notes and the Guarantees on the assets or assets that were the subject of the Asset Sale and that is required (other than pursuant to Section 4.10) to be paid as a result of such transaction;

(4)                                 payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale;

(5)                                 appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds; and

(6)                                 any portion of cash proceeds that the Issuer determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Issuer or any of its Restricted Subsidiaries will constitute Net Available Proceeds on such date.

“New York UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1)                                 as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), except for Customary Recourse Exceptions, (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

(2)                                 no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Notes Collateral Account” means one or more deposit accounts or securities accounts under the control of the Trustee or the Collateral Agent holding only the proceeds of any sale or disposition of any Notes Priority Collateral.

“Notes Documents” means, collectively, this Indenture, the Notes, the Security Documents, and each of the other agreements, documents and instruments providing for or evidencing any other Secured Obligations, and any other document or instrument executed or delivered at any time in connection with any Secured Obligations, to the extent such are effective at the relevant time, in each case, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced in whole or in part from time to time, and any other credit agreement, indenture or other agreement, document or instrument evidencing, governing, relating to or securing any Pari Passu Notes Lien Indebtedness.

“Notes Priority Collateral” means any Collateral other than ABL Priority Collateral.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness and guarantees of payment of such Obligations under any Notes Documents or ABL Documents or documents governing another Debt Facility, as the case may be.

“Offer to Purchase” means, as applicable, a Change of Control Offer, Collateral Disposition Offer or Net Proceeds Offer.

“Offering Memorandum” means the Issuer’s offering memorandum, dated October 26, 2018, relating to the offer and sale of the Initial Notes.

“Officer” means any of the following of the Issuer or any Guarantor: the Chairman of the Board of Directors; the Chief Executive Officer; the Chief Financial Officer; the President; any Vice President; the Treasurer; or the Secretary.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu ABL Lien Indebtedness” means any Indebtedness that is permitted to have Pari Passu Lien Priority relative to the ABL Obligations with respect to the Collateral and is not secured by any other assets; provided that, in each case, an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Intercreditor Agreement in the form provided therein.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that is not Subordinated Indebtedness.

“Pari Passu Lien Leverage Ratio” means, at any time of determination, the ratio of (i) the outstanding principal amount of (x) Indebtedness incurred pursuant to Section 4.9(b)(1), 4.9(b)(2)(A) and 4.9(b)(2)(B) plus (y) any other Pari Passu ABL Lien Indebtedness and Pari Passu Notes Lien Indebtedness to (ii) the Consolidated Cash Flow of the Issuer during the most recent Four-Quarter Period ending on or prior to the date of determination; provided that such Pari Passu Lien Leverage Ratio shall be determined on a pro forma basis in a manner consistent with the definition of Consolidated Interest Coverage Ratio. The amount of Indebtedness in clause (i) may be calculated net of up $25.0 million of cash and Cash Equivalents.

“Pari Passu Lien Priority” means relative to specified Indebtedness and other obligations having equal Lien priority to (i) the Notes and the Guarantees on the Collateral or (ii) the ABL Credit Agreement on the Collateral.

“Pari Passu Notes Lien Indebtedness” means any Additional Notes and any other Indebtedness that has a Stated Maturity date that is equal to or longer than the Stated Maturity date of the Notes and that is permitted to have Pari Passu Lien Priority relative to the Notes and the Guarantees with respect to the Collateral and is not secured by any other assets; provided that, in each case, an authorized representative of the holders of such Indebtedness (other than any Additional Notes) shall have executed a joinder to the Intercreditor Agreement in the form provided therein.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means any Person (including the Issuer or one of its Restricted Subsidiaries acting as Paying Agent) authorized by the Issuer to pay the principal of, premium, if any, or interest on any Notes on behalf of the Issuer.

“Payment Default” means any default in payment of amounts when due on the applicable Indebtedness, without giving effect to any grace period.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Offering Memorandum (on a pro forma basis giving effect to the acquisition of Motley and its subsidiaries) and businesses that are reasonably related, complementary, incidental, ancillary or similar thereto or reasonable extensions thereof.

“Permitted Indebtedness” has the meaning set forth in Section 4.9(b).

“Permitted Investment” means:

(1)                                 Investments by the Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) any Person that will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into or dispose of all or substantially all of its property or assets to, or is liquidated into, the Issuer or any Restricted Subsidiary and any Investment held by any such Person at such time that was not incurred in contemplation of such acquisition, merger or consolidation;

(2)                                 Investments in the Issuer or in any Restricted Subsidiary;

(3)                                 loans and advances to directors, employees and officers of the Issuer and its Restricted Subsidiaries (i) in the ordinary course of business (including moving, payroll, travel and entertainment related advances) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes Oxley Act), (ii) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility or office and (iii) for purposes of funding purchases of Equity Interests of the Issuer not in excess of $2.5 million in the aggregate outstanding at any one time;

(4)                                 Hedging Obligations entered into in the ordinary course of business for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(5)                                 Investments in cash and Cash Equivalents;

(6)                                 Investments in securities of trade creditors or customers received pursuant to any bankruptcy, workout, plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or received in compromise, settlement or resolution of Indebtedness, claims, litigation, arbitration or other disputes with such parties and, in each case, extensions, modifications and amendments thereof;

(7)                                 Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10 or a disposition of assets that is not an Asset Sale;

(8)                                 any Investments in prepaid expenses, negotiable instruments held for collection, surety and performance bonds and worker’s compensation, and lease, utility, tax, performance and other similar deposits and prepaid expenses in the ordinary course of business;

(9)                                 stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(10)                          Permitted Joint Venture Investments made by the Issuer or any of its Restricted Subsidiaries, in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) and then outstanding, that does not exceed the greater of (a) $50.0 million and (b) 10.0% of the Issuer’s Consolidated Net Tangible Assets determined at the time of investment;

(11)                          guarantees of Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted in accordance with Section 4.9;

(12)                          repurchases of or other Investments in the Notes;

(13)                          advances or extensions of credit to customers or suppliers in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or the applicable Restricted Subsidiary deems reasonable under the circumstances;

(14)                          Investments existing on, or made pursuant to commitments in effect on, the Issue Date and any Investment consisting of an extension, modification, renewal or replacement thereof under the terms of agreements in existence on the Issue Date;

(15)                          Investments the payment for which consists of Equity Interests (exclusive of Disqualified Equity Interests) of the Issuer and/or Investments made with the net cash proceeds from the sale of Equity Interests (exclusive of Disqualified Equity Interests) of the Issuer; provided, however, that in either case such Equity Interests will not increase the amount available for Restricted Payments under the Restricted Payments Basket;

(16)                          other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (16) since the Issue Date and then outstanding (net of returns of capital and sales, liquidations and redemptions of Investments), do not exceed the greater of (a) $50.0 million and (b) 10.0% of the Issuer’s Consolidated Net Tangible Assets determined at the time of investment; provided that if any Investment made pursuant to this clause (16) is made in any Person that is not a Restricted Subsidiary at the time of the Investment but becomes a Restricted Subsidiary after such date, such investment will thereafter be deemed to have been made pursuant to clause (1) above and not this clause (16) for as long as the Person continues to be a Restricted Subsidiary;

(17)                          performance guarantees of any trade or non-financial operating contract (other than such contract that itself constitutes Indebtedness) in the ordinary course of business;

(18)                          Receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances; and

(19)                          the Acquisition in accordance with the Acquisition Agreement.

In determining whether any Investment is a Permitted Investment, the Issuer may allocate all or any portion of an Investment among the clauses of this definition and any of the provisions of Section 4.7 but shall not be permitted to later reallocate all or any portion of such Investment.

“Permitted Joint Venture Investment” means, with respect to an Investment by any specified Person, an Investment by such specified Person in any other Person engaged in a Permitted Business (a) in which the Person has either (i) significant involvement in the day to day operations and management, (ii) veto power over significant management decisions or (iii) board or management committee representation and (b) of which at least 20.0% of the outstanding Equity Interests of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Liens” means the following types of Liens:

(1)                                 Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Issuer or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(2)                                 Liens in respect of property of the Issuer or any Restricted Subsidiary imposed by law or contract, which were not incurred or created to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and which do not in the aggregate materially detract from the value of the property of the Issuer or its Restricted Subsidiaries, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(3)                                 pledges or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance, road transportation and other types of social security regulations;

(4)                                 Liens (i) incurred in the ordinary course of business to secure the performance of tenders, bids, trade contracts, stay and customs bonds, leases, statutory obligations, surety and appeal bonds, statutory bonds, government contracts, performance and return money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (ii) incurred in the ordinary course of business to secure liability for premiums to insurance carriers or (iii) deposits as security for contested taxes or import duties or for the payment of rent, in each case, in the ordinary course of business;

(5)                                 Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6)                                 Liens arising out of judgments or awards not resulting in a Default or an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(7)                                 easements, rights of way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) in the aggregate materially interfering with the conduct of the business of the Issuer and its Restricted Subsidiaries and not materially impairing the use of such Real Property in such business;

(8)                                 Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(9)                                 Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff, and deposits made in the ordinary course of business to secure liability to insurance carriers;

(10)                          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(11)                          any interest or title of a lessor under any lease entered into by the Issuer or any Restricted Subsidiary in accordance with this Indenture;

(12)                          the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignments of goods or transfers of accounts, in each case to the extent not securing performance of a payment or other obligation;

(13)                          (i) Liens securing the Notes and any Guarantee issued on the Issue Date and any obligations owing to the Trustee or the Collateral Agent under this Indenture, the Security Documents or the Intercreditor Agreement, (ii) Liens on Collateral securing additional Pari Passu Notes Lien Indebtedness permitted to be incurred and then-outstanding pursuant to Section 4.9(b)(2)(B) and (iii) Liens on Collateral securing Junior Lien Indebtedness permitted to be incurred and then-outstanding pursuant to Section 4.9(b)(2)(C);

(14)                          Liens (other than on Collateral) securing Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary not for the purpose of speculation;

(15)                          leases, subleases, licenses or sublicenses granted to others in the ordinary course of business, which do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries;

(16)                          Liens in favor of the Issuer or a Guarantor;

(17)                          Liens on Collateral securing Indebtedness and other obligations under Debt Facilities incurred and then outstanding pursuant to Section 4.9(b)(1), including, without limitation, loans, obligations in respect of letters of credit, related Hedging Obligations and related Specified Cash Management Agreements; provided that any such Indebtedness may be Pari Passu ABL Lien Indebtedness or Pari Passu Notes Lien Indebtedness;

(18)                          Liens arising pursuant to Purchase Money Indebtedness incurred and then outstanding pursuant to Section 4.9(b)(8); provided that (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100.0% of the cost of the property being acquired, leased, constructed, improved or developed at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Indebtedness (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) and do not encumber any other property of the Issuer or any Restricted Subsidiary;

(19)                          Liens securing Acquired Indebtedness permitted to be incurred under this Indenture incurred and then outstanding pursuant to Section 4.9(b)(15); provided that such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or being acquired or merged into the Issuer or a Restricted Subsidiary of the Issuer and the Liens do not extend to assets not subject to such Lien at the time of acquisition (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(20)                          Liens on property or assets of a Person (including shares of stock owned by such Person) existing at the time such Person is acquired or amalgamated or merged with or into or consolidated with the Issuer or any Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary or at the time such property or assets are otherwise acquired by the Issuer or Restricted Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) (other than after-acquired property that is affixed or appurtenant thereto or incorporated into the property covered by such Lien and after-acquired property of such Person subject to a Lien securing such Indebtedness, which Indebtedness requires or includes a pledge of after-acquired property of such Person);

(21)                          Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Issuer or any Restricted Subsidiary of the Issuer to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or joint venture;

(22)                          Liens arising from the deposit of funds or Cash Equivalents or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 4.9;

(23)                          licenses of Intellectual Property granted by the Issuer or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Issuer or such Restricted Subsidiary;

(24)                          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(25)                          Liens in favor of the Trustee as provided for in this Indenture on money or property held or collected by the Trustee in its capacity as Trustee;

(26)                          Liens on assets of any Foreign Subsidiary to secure Indebtedness of such Foreign Subsidiary, which Indebtedness is permitted by this Indenture;

(27)                          Liens existing on the Issue Date (other than Liens permitted under clauses (13) and (17) above);

(28)                          other Liens, including Liens on Collateral securing Pari Passu Notes Lien Indebtedness or Junior Lien Indebtedness, with respect to obligations which do not in the aggregate exceed at any time outstanding the greater of (a) $40.0 million and (b) 7.5% of the Issuer’s Consolidated Net Tangible Assets determined at the time of incurrence of such obligation;

(29)                          Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of Unrestricted Subsidiaries or obligations under agreements in respect of Unrestricted Subsidiaries; and

(30)                          any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (13), (18), (19), (20) and (27) above and this clause (30); provided that such Liens (i) do not extend to any additional assets (other than improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof) and the amount of such Indebtedness is not increased except as necessary to pay premiums or expenses incurred in connection with such refinancing and (ii) have no greater priority relative to Notes and the Guarantees and the holders of such Indebtedness secured by such Liens have no greater intercreditor rights relative to the Notes and the Guarantees than the original Liens and related Indebtedness and the holders thereof.

“Permitted Parent” means any direct or indirect parent entity of the Issuer that beneficially owns, together with any other Permitted Parent, 100% of the Equity Interests of the Issuer; provided that the ultimate beneficial ownership of the Issuer has not been modified, solely by virtue of the transaction by which such parent entity became the beneficial owner of 100% of the Equity Interests of the Issuer and such parent entity owns no assets other than Cash Equivalents and the Equity Interests of the Issuer or any other Permitted Parent.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, mutual fund trust, unincorporated organization or government or other agency or political subdivision thereof or other legal entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise):

(1)                                 the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and

(2)                                 the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Pledge and Security Agreement” means the pledge and security agreement entered into by and among the Collateral Agent, the Issuer and the Guarantors, to be dated as of the Collateral Due Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other Equity Interests (however designated) of such Person whether now outstanding or issued after the Issue Date that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, mortgage financings or purchase money obligations, of the Issuer or any Restricted Subsidiary incurred in connection with the purchase of, or for the purpose of financing the purchase of, all or any part of the purchase price or cost of design, construction, installation, improvement, deployment, refurbishment or modification of property, plant or equipment or furniture, fixtures and equipment, in each case, used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (except in the case of Capitalized Lease Obligations) the amount of such Indebtedness shall not exceed such purchase price or cost.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan).  Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Issuer.

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of the Issuer (or any direct or indirect parent of the Issuer to the extent the net proceeds therefrom are contributed to the common equity capital of the Issuer or used to purchase Qualified Equity Interests of the Issuer), other than (a) any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors, trustees or employees or (b) public offerings with respect to the Issuer’s Qualified Equity Interests (or options, warrants or rights with respect thereto) registered on Form S-4 or S-8.

“Rating Agencies” means each of Moody’s and S&P, or if Moody’s or S&P or both shall not make a rating on the Notes publicly available (other than as a result of voluntary action or inaction on the part of the Issuer), a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors) which shall be substituted for Moody’s or S&P, as the case may be.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary incurred in exchange for, or the proceeds of which are used to redeem, refinance, replace, defease, discharge, refund, restate, substitute, modify, supplement or reissue or otherwise retire for value, in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1)                                 the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses and defeasance costs incurred in connection with the incurrence of the Refinancing Indebtedness;

(2)                                 the obligor of the Refinancing Indebtedness does not include any Person (other than the Issuer or any Guarantor) that is not an obligor of the Refinanced Indebtedness;

(3)                                 if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(4)                                 if the Refinancing Indebtedness is secured, the Liens securing such Refinancing Indebtedness have a Lien priority equal or junior to the Liens securing the Refinanced Indebtedness;

(5)                                 the Refinancing Indebtedness has a Stated Maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) no earlier than 91 days after the maturity date of the Notes;

(6)                                 the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(7)                                 the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness;  provided that in any event the Refinanced Indebtedness shall be redeemed, refinanced, replaced, defeased, discharged, refunded or otherwise retired within 90 days of the incurrence of the Refinancing Indebtedness.

“Replacement Assets” means (1) as used in connection with any ABL Priority Collateral, current tangible assets, and, as used in connection with any Notes Priority Collateral, any non-current tangible or intangible assets that, in each case, will be used or useful in a Permitted Business or (2) all or substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Domestic Subsidiary (or a Restricted Subsidiary solely to the extent the assets being replaced were sold by a Foreign Subsidiary).

“Responsible Financial or Accounting Officer of the Issuer” means any one of the Chief Financial Officer (or other principal financial officer), Vice President of Finance, Treasurer or Chief Accounting Officer (or other principal accounting officer or controller) of the Issuer or other Officer of the Issuer fulfilling the functions of any such position.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means any of the following:

(1)                                 the declaration or payment of any dividend or any other distribution (whether made in cash, securities or other property) on or in respect of Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of its Equity Interests on a pro rata basis or a basis more favorable to the Issuer);

(2)                                 the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer);

(3)                                 any Investment other than a Permitted Investment; or

(4)                                 any principal payment on, purchase, redemption, defeasance, prepayment, decrease or other acquisition or retirement for value prior to any scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness (other than any such payment made within one year of any such scheduled maturity or scheduled repayment or sinking fund payment and other than any Subordinated Indebtedness owed to and held by the Issuer or any Restricted Subsidiary permitted under clause (6) of the definition of “Permitted Indebtedness” contained in Section 4.9(b) of this Indenture).

“Restricted Payments Basket” has the meaning given to such term in Section 4.7(a).

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties to a third Person and then or thereafter leases such assets or properties or any part thereof.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. or any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means all Indebtedness for borrowed money and all obligations in the form of loans, notes, bonds, debentures or other similar instruments that are secured by a Lien.

“Secured Obligations” means, subject to the terms and conditions in the Intercreditor Agreement, (i) all Obligations under this Indenture and the Notes and (ii) all Pari Passu Notes Lien Indebtedness.

“Secured Parties” means (a) the Trustee, (b) the Collateral Agent, (c) the Holders, (d) the beneficiaries of each indemnification obligation undertaken by the Issuer or any Guarantor under this Indenture or any other Notes Documents and (e) permitted successors and assigns of each of the foregoing.

“Secured Representative” means:

(1)                                 in the case of this Indenture and the Notes, the Trustee; or

(2)                                 in the case of any series of Pari Passu Notes Lien Indebtedness, any trustee, agent or representative thereof designated as such in the respective agreement or instrument governing such series of Pari Passu Notes Lien Indebtedness.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the Intercreditor Agreement, each joinder or other agreement pursuant to which holders of other Pari Passu Notes Lien Indebtedness become parties thereto, and all security agreements, pledge agreements, mortgages, deeds of trust, collateral assignments, collateral agency agreements, debentures, control agreements or other grants or transfers for security executed and delivered by the Issuer or any Guarantor (including, without limitation, financing statements under the Uniform Commercial Code of the relevant state) creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent or other agent or representative of Pari Passu Notes Lien Indebtedness or notice of such pledge, grant or assignment is given, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of the Intercreditor Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation was in effect on the Issue Date.

“Specified Cash Management Agreements” means any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Issuer or any Restricted Subsidiary and any person who is or was a lender at the time such agreement was entered into.

“Spin-Off” means the spin-off of KLX Energy Services Holdings, Inc. from KLX Inc., which was completed on September 14, 2018.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is expressly subordinated in right of payment to the Notes or the Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1)                                 any corporation, limited liability company, association, trust or other business entity of which more than 50.0% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)                                 any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Total Secured Leverage Ratio” means, at any time of determination, the ratio of (i) the outstanding principal amount of Secured Indebtedness (net of up to $25.0 million of cash and/or Cash Equivalents) to (ii) the Consolidated Cash Flow of the Issuer during the most recent Four-Quarter Period ending on or prior to the date of determination; provided that such Total Secured Leverage Ratio shall be determined on a pro forma basis in a manner consistent with the definition of Consolidated Interest Coverage Ratio.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 1, 2021; provided, however, that if the period from the redemption date to November 1, 2021 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” has the meaning set forth in the preamble of this Indenture and any successor thereto.

“United States” or “U.S.” means the United States of America.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.16 and (2) any Subsidiary of an Unrestricted Subsidiary.  Notwithstanding the preceding, if at any time, any Unrestricted Subsidiary would fail to meet the requirements as an Unrestricted Subsidiary described in Section 4.16, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Vice President”, when used with respect to the Issuer, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at Stated Maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Equity Interests of which (other than directors’ qualifying shares) are owned by the Issuer or another Wholly-Owned Subsidiary.

Section 1.2.                                 Other Definitions.

Term	Defined in Section
“acceleration declaration”	6.2
“Affiliate Transaction”	4.11(a)
“Alternate Offer”	4.13(g)
“Applicable Premium Deficit”	8.8
“Authentication Order”	2.2(c)
“CERCLA”	10.11(f)
“Certificated Note Event”	2.15
“Change of Control Offer”	4.13(b)
“Change of Control Payment Date”	4.13(b)
“Change of Control Purchase Price”	4.13(a)
“Collateral Disposition Offer”	4.10(a)(4)
“Covenant Defeasance”	8.3
“Coverage Ratio Exception”	4.9(a)
“Deposit Trustee”	8.5
“Designation”	4.16(a)
“Designation Amount”	4.16(a)
“EDGAR”	4.3(a)
“Event of Default”	6.1
“Excess Collateral Proceeds”	4.10(a)(4)
“Excess Proceeds”	4.10(c)
“Fixed Amounts”	4.9(d)
“Four-Quarter Period”	1.1 (“Consolidated Interest Coverage Ratio”)
“Legal Defeasance”	8.2
“Net Proceeds Offer”	4.10(c)
“Net Proceeds Offer Amount”	4.10(d)
“Net Proceeds Offer Period”	4.10(d)
“Net Proceeds Purchase Date”	4.10(d)
“Note Amount”	4.10(c)(1)
“Note Register”	2.3(a)
“Pari Passu Offer”	4.10(c)(2)
“Paying Agent”	2.3(a)
“Permitted Indebtedness”	4.9(b)
“Ratio-Based Amounts”	4.9(d)
“Redesignation”	4.16(b)
“Registrar”	2.3(a)
“Reinstatement Date”	4.17(b)

“Restricted Payments Basket”	4.7(a)
“Special Mandatory Redemption”	3.8(a)
“Special Mandatory Redemption Date”	3.8(b)
“Special Mandatory Redemption Event”	3.8(a)
“Special Mandatory Redemption Notice”	3.8(b)
“Special Mandatory Redemption Price”	3.8(a)
“Successor”	5.1(a)
“Suspended Covenants”	4.17(a)
“Suspension Date”	4.17(a)
“Suspension Period”	4.17(b)
“Transaction Date”	1.1 (“Consolidated Interest Coverage Ratio”)
“transfer”	1.1 (“Asset Sale”)

Section 1.3.                                 Rules of Construction. Unless the context otherwise requires:

(a)                                 a term defined in Sections 1.1 or 1.2 has the meaning assigned to it therein;

(b)                                 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  “or” is not exclusive;

(d)                                 words in the singular include the plural, and words in the plural include the singular;

(e)                                  provisions apply to successive events and transactions;

(f)                                   unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(g)                                  the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(h)                                 “including” or “include” means including or include without limitation;

(i)                                     references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(j)                                    unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture;

(k)                                 unsecured Indebtedness shall not be deemed to be subordinated or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness and senior Indebtedness shall not be deemed to be subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral; and

(l)                                     certain terms used primarily in Appendix A are defined in that Appendix.

Section 1.4.                                 Acts of Holders.

(a)                                 Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing.  Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors.  Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.1) conclusive in favor of the Trustee, the Collateral Agent, the Issuer and the Guarantors, if made in the manner provided in this Section 1.4.

(b)                                 The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee.  Where such execution is by  a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute proof of such signer’s authority.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)                                  The ownership of Notes shall be proved by the Note Register.

(d)                                 Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Collateral Agent, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e)                                  If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other act, the Issuer may, at its option, by or pursuant to a board resolution of the Issuer’s Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other act, but the Issuer shall have no obligation to do so. Any such record date shall be the record date specified in or pursuant to such board resolution, which shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no request, demand, authorization, direction, notice, consent, waiver or other act by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

(f)                                   Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.  Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(g)                                  Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h)                                 With respect to any Global Note, the Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date.  No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the expiration date, if any, designated by the Issuer.

ARTICLE II
THE NOTES

Section 2.1.                                 Form and Dating, Terms.

(a)                                 Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture).  The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture), which is hereby incorporated in and expressly made a part of this Indenture.  The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer).  Each Note shall be dated the date of its authentication.  The Notes shall be issued only in fully registered form without coupons and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)                                 The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

(c)                                  The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(d)                                 The Notes shall be subject to repurchase by the Issuer pursuant to a Collateral Disposition Offer or a Net Proceeds Offer as provided in Section 4.10 or a Change of Control Offer as provided in

Section 4.13, and otherwise as not prohibited by this Indenture.  The Notes shall not be redeemable, other than as provided in Article III.

(e)                                  An unlimited aggregate principal amount of Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first interest payment date and the first date from which interest will accrue) as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.9 and Section 4.12; provided further that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have separate CUSIP and ISIN numbers from the Initial Notes. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase.  Any Additional Notes shall be issued either pursuant to an Officer’s Certificate of the Issuer, pursuant to a resolution by the Board of Directors of the Issuer or pursuant to an indenture supplemental to this Indenture.

Section 2.2.                                 Execution and Authentication.

(a)                                 At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual or facsimile signature.  If an Officer whose signature is on a Note no longer holds that or any office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b)                                 A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual signature of an authorized signatory of the Trustee.  The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c)                                  On the Issue Date, the Trustee shall, upon receipt of a written request or order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”), authenticate and deliver the Initial Notes.  In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

(d)                                 The Trustee may appoint an Authenticating Agent acceptable to the Issuer to authenticate Notes in accordance Section 7.10 hereof.  Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An Authenticating Agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer.

(e)                                  The Trustee shall authenticate and make available for delivery upon receipt of an Authentication Order from the Issuer (a) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $250,000,000, (b) subject to the terms of this Indenture, Additional Notes, and (c) any Unrestricted Global Notes (as defined in Appendix A) issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the Notes are to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Unrestricted Global Notes. Upon receipt of a written order of the Issuer signed by one Officer of the Issuer, the Trustee shall authenticate Notes in substitution for Notes originally issued to reflect any name change of the Issuer.

Section 2.3.                                 Registrar; Paying Agent.

(a)                                 The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuer and/or any Restricted Subsidiary may act as Paying Agent or Registrar.

(b)                                 The Issuer initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes.  The Issuer initially appoints the Trustee to act as Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

Section 2.4.                                 Paying Agent to Hold Money in Trust. Unless otherwise agreed with the Paying Agent, the Issuer shall, no later than 12:00 p.m. (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act.  The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders to the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money.  If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuer specified in Section 6.1(8), the Trustee shall serve as Paying Agent for the Notes.

Section 2.5.                                 Holder Lists. The Trustee, for so long as it is acting as Registrar, shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.  Every Holder, by receiving and holding the same, agrees with the Issuer, the Guarantors, the Trustee and the Collateral Agent that none of the Issuer, the Guarantors, the Trustee or the Collateral Agent or any agent of any of them shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders, regardless of the source from which such information was derived.

Section 2.6.                                 Transfers and Exchange.

(a)                                 The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b)                                 To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(c)                                  No service charge shall be imposed in connection with any registration of transfer or exchange of the Notes (other than pursuant to Section 2.7), but the Holders shall be required to pay any documentary, stamp, similar issue or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp, similar issue or transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 3.8, 4.10, 4.13 and 9.4).

(d)                                 All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)                                  Neither the Issuer nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption in accordance with Section 3.2 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer, a Collateral Disposition Offer or a Net Proceeds Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note between a record date and the next succeeding interest payment date.

(f)                                   Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the record date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g)                                  Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.2, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h)                                 At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency.  Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i)                                     All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

(j)                                    Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing.

Section 2.7.                                 Replacement Notes.  If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the

Trustee’s requirements are otherwise met.  If required by the Trustee or the Issuer, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note.  Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.  Notwithstanding the foregoing provisions of this Section 2.7, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Section 2.8.                                 Outstanding Notes.

(a)                                 The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding.  Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided that Notes held by the Issuer or a Subsidiary of the Issuer will not be deemed to be outstanding to the extent specified in Section 3.7(c)(1).

(b)                                 If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the New York UCC.

(c)                                  If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d)                                 If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.9.                                 Treasury Notes.  In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded.  Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity. To the extent the Issuer acquires Notes, the Issuer may in its discretion, but is not required to, submit such Notes to the Trustee for cancellation.

Section 2.10.                          Temporary Notes.  Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.  Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11.                          Cancellation.  All Notes surrendered for payment, redemption, registration of transfer or exchange or for credit against any current or future sinking fund payment shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Notes so delivered to the Trustee shall be promptly cancelled by it. The Issuer may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Notes previously authenticated hereunder which the Issuer has not issued and sold, and all Notes so delivered shall be promptly cancelled by the Trustee. If the Issuer shall acquire any of the Notes, however, such acquisition shall not operate as a redemption, cancellation or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation. If the Issuer or any of its Restricted Subsidiaries acquires any of the Notes, the Issuer and its Restricted Subsidiaries may, but are not required to, submit such Notes to the Trustee for cancellation.  No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.11, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures. The Issuer may not issue new Notes or replace Notes that it has paid or that have been delivered to Trustee for cancellation. The Trustee shall, at the Issuer’s written request, provide certification of the disposal of cancelled Notes.

Section 2.12.                          Interest and Defaulted Interest.

(a)                                 Interest, if any, on the Notes which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note is registered at the close of business on the regular record date for such interest at the office or agency of the Issuer maintained for such purpose pursuant to Section 4.2; provided, however, that each installment of interest, if any, on the Notes may at the Issuer’s option be paid by (i) mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 2.14 or to the address of such Person as it appears on the Note Register or (ii) wire transfer to an account located in the United States maintained by the payee; provided that payment by wire transfer of immediately available funds shall be required with respect to interest payable on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date.  Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

(b)                                 If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.1.  The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12.  The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  The Issuer shall promptly notify the Trustee of such special record date.  At least 15 days before the special record date, the Issuer (or, upon the request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(c)                                  Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13.                          CUSIP and ISIN Numbers  The Issuer in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers.  The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

Section 2.14.                          Persons Deemed Owners

Prior to due presentment of a Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 2.12) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

None of the Issuer, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of (i) the records relating to or payments made on account of any participants in the Depositary or any beneficial ownership interests of a Global Note, (ii) maintaining, supervising or reviewing any records maintained by any Depositary or participant therein or any other Person relating to such beneficial ownership interests, or (iii) any consent given or other action taken by the Depositary or other Holder of a Note, as the registered holder thereof.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by any Depositary, as a Holder, with respect to such Global Note or impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

ARTICLE III
REDEMPTION AND PREPAYMENT

Section 3.1.                                 Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least three Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption to the Holders, a notice setting forth the (i) section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date and (iii) principal amount of Notes to be redeemed. Any such notice to the Trustee may be cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect.

Section 3.2.                                 Selection of Notes to Be Redeemed. In the event that less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders on a pro rata basis (except that any Notes represented by a Global Note will be redeemed by such method as the Depositary may require) unless otherwise required by law or any applicable depositary or stock exchange requirements; provided, however, that no Notes of $2,000 in original principal amount or less shall be selected for redemption in part.

On and after the redemption date, unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on Notes or portions of them called for redemption so long as the Issuer has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to this Indenture (including accrued and unpaid interest on the Notes to be redeemed). The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption. The Trustee may select for redemption portions (equal to $1,000 or any integral multiples of $1,000 thereof) of the principal of the Notes that have minimum denominations larger than $2,000.

Section 3.3.                                 Notice of Optional Redemption. The Issuer shall deliver or cause to be delivered in accordance with Section 12.2, a notice of optional redemption to each Holder whose Notes are to be redeemed (with a copy to the Trustee), at least 30 days but not more than 60 days before a redemption date (except that notices may be delivered more than 60 days before a redemption date if the notice is issued in connection with a transaction effected pursuant to Article VIII). Any notice of redemption made in connection with a related transaction or event (including, without limitation, a Qualified Equity Offering, Change of Control, Asset Sale, financing or other transaction) may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and, if applicable, will state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Issuer in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date as so delayed, or that such notice may be rescinded at any time in the Issuer’s discretion if as determined in good faith by the Issuer, any or all of such conditions will not be satisfied.  The Issuer will provide the Trustee with written notice of the satisfaction or waiver of such conditions precedent, the delay of such redemption or the rescission of such notice of redemption in the same manner that the related notice of redemption was given to the Trustee, and, at the request of the Issuer, the Trustee will send a copy of such notice to the Trustee to the Holders in the same manner that the related notice of redemption was given to such Holders.  In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

The notice shall identify the Notes to be redeemed (including “CUSIP” numbers and corresponding “ISINs”, if applicable) and shall state:

(1)                                 the redemption date;

(2)                                 the redemption price (or the method by which it is to be determined);

(3)                                 if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(4)                                 the name and address of the Paying Agent;

(5)                                 that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)                                 that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7)                                 the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)                                 that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9)                                 any conditions precedent to such redemption.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least three Business Days prior to the date of the giving of the notice of redemption (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. Any such request to the Trustee may be revoked or cancelled at any time prior to notice of such redemption being sent to any Holder and shall thereby be void and of no effect. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note. The notice of redemption issued pursuant to Section 3.7(a) need not set forth the Applicable Premium but only the manner of calculation thereof.

Section 3.4.                                 Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become due and payable on the redemption date at the applicable redemption price, subject to satisfaction of any conditions specified in the notice of redemption.

Section 3.5.                                 Deposit of Redemption Price. On or before 12:00 p.m. (New York City time) on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent (or, if the Issuer or a Subsidiary of the Issuer is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of all Notes to be redeemed.

If Notes called for redemption or tendered in a Collateral Disposition Offer, Net Proceeds Offer or Change of Control Offer are paid or if the Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption or purchase price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed or purchased, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered and not withdrawn in a Collateral Disposition Offer, Net Proceeds Offer or Change of Control Offer (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest, if any, shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest, if any, not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

Section 3.6.                                 Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and, upon receipt of an Authentication Order from the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof.

Section 3.7.                                 Optional Redemption.

(a)                                 The Notes may be redeemed, in whole or in part, at any time or from time to time prior to November 1, 2021 at the option of the Issuer, upon notice as provided in Section 3.3, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium, and accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date). The Issuer will calculate the Treasury Rate and Applicable Premium and, prior to the redemption date, provide an Officer’s Certificate to the Trustee setting forth the Treasury Rate and the Applicable Premium and showing the calculation of each in reasonable detail.

(b)                                 At any time or from time to time on or after November 1, 2021, the Issuer, at its option, may redeem the Notes, in whole or in part, upon notice as provided in Section 3.3, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning November 1 of the years indicated below:

Year	Redemption Price:
2021	108.625%
2022	105.750%
2023	102.875%
2024 and thereafter	100.000%

(c)                                  At any time or from time to time prior to November 1, 2021, the Issuer, at its option, may, on any one or more occasions, redeem up to 35.0% of the principal amount of the outstanding Notes issued under this Indenture (including any Additional Notes issued after the Issue Date), upon notice as provided in Section 3.3, in an amount not greater than the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 111.50% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date); provided that:

(1)                                 at least 65.0% of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date (but excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after giving effect to any such redemption; and

(2)                                 the redemption occurs not more than 180 days after the date of the closing of any such Qualified Equity Offering.

Section 3.8.                                 Special Mandatory Redemption.

(a)                                 In the event that (1) the Acquisition is not consummated on or prior to November 30, 2018 or (2) at any time prior to November 30, 2018, the Acquisition Agreement is terminated without the Acquisition being consummated (any such event being a “Special Mandatory Redemption Event”), the Issuer will redeem all of the Notes (the “Special Mandatory Redemption”), at a price equal to 100.0% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”).

(b)                                 Notice of the occurrence of a Special Mandatory Redemption Event and that a Special Mandatory Redemption is to occur (the “Special Mandatory Redemption Notice”), shall be delivered by the Issuer to the Trustee and mailed by first class mail or sent electronically to each Holder’s registered address or electronically delivered according to the procedures of DTC as to global notes, within ten Business Days after the Special Mandatory Redemption Event.  At the Issuer’s written request, the Trustee shall give the Special Mandatory Redemption Notice to Holders in the Issuer’s name and at the Issuer’s expense.  On such date specified in the Special Mandatory Redemption Notice as shall be no more than ten Business Days (or such other minimum period as may be required by DTC) after mailing or sending the Special Mandatory Redemption Notice, the special mandatory redemption shall occur (the date of such redemption, the “Special Mandatory Redemption Date”).

(c)                                  If funds sufficient to pay the Special Mandatory Redemption Price of all of the Notes on the Special Mandatory Redemption Date are deposited with a Paying Agent or the Trustee on or before such Special Mandatory Redemption Date in accordance with Section 3.5 above, then on and after such Special Mandatory Redemption Date, the Notes shall cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under such Notes shall terminate.

(d)                                 Upon the consummation of the Acquisition, this Section 3.8 will cease to apply.

ARTICLE IV
COVENANTS

Section 4.1.                                 Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or a Subsidiary thereof) holds, as of 12:00 p.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.2.                                 Maintenance of Office or Agency.

(a)                                 The Issuer shall maintain an office or agency where, subject to such reasonable regulations as the Issuer or the Trustee may prescribe, Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and Guarantors in respect of the Notes and this Indenture may be served.

(b)                                 The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands (other than service of legal process) may be made or served at the Corporate Trust Office of the Trustee; provided, however, the Trustee shall not be deemed an agent of the Issuer for service of process.

(c)                                  The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(d)                                 The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.

Section 4.3.                                 Provision of Financial Information.

(a)                                 Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Trustee and the Holders, or, to the extent permitted by the SEC, file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) (or any successor system) within the time periods specified in the SEC’s rules and regulations for non-accelerated filers (including any permissible grace periods):

(1)                                 all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such reports; and

(2)                                 all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports.

(b)                                 The reports required by this Section 4.3 do not need to comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, items 307 and 308 of Regulation S-K under the Securities Act, Item 10(e) of Regulation S-K, item 402 of Regulation S-K, Rules 3-09, 3-10 and 3-16 of Regulation S-X or any schedules required by Regulation S-X (in each case, including any successor provisions) and the Issuer may omit from such reports any information otherwise permitted to be omitted by an “emerging growth company.”

(c)                                  If a parent of the Issuer becomes a Guarantor, the reports required to be submitted or filed may be reports of such parent, so long as the report includes a reasonable explanation of the material differences between the assets, liabilities and results of operations of such parent and its Subsidiaries, on the one hand, and the Issuer and its Subsidiaries, on the other hand.

(d)                                 If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, and such Unrestricted Subsidiaries, individually or taken together, would constitute a Significant Subsidiary, then the quarterly and annual financial information required by Section 4.3(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries excluding the Unrestricted Subsidiaries.

(e)                                  So long as any Notes are outstanding, the Issuer will also:

(1)                                 not later than five Business Days after filing or furnishing a copy of each of the reports referred to in Section 4.3(a)(1) with the SEC or the Trustee, hold a conference call to discuss the results of operations for the relevant reporting period, with the opportunity to ask questions of management (the Issuer may satisfy the requirements of this clause (1) by holding the required conference call within the time period required by this clause (1) as part of any earnings call of the Issuer); and

(2)                                 issue a press release to an internationally recognized wire service no fewer than three Business Days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Issuer to contact the appropriate person at the Issuer to obtain such information.

(f)                                   The Issuer will be deemed to have furnished such reports to the Trustee and the Holders if it (i) maintains a customary website (such as Intralinks) on which the reports required by Section 4.3(a) are posted along with details regarding the times and dates of conference calls required above and information on how to access such conference calls (provided that the Trustee and the Holders are given prior written notice of such practice before the first posting thereof) or (ii) files such reports electronically with the SEC through EDGAR (or any successor system).

(g)                                  For so long as any Notes remain outstanding and are not freely transferable, the Issuer shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(h)                                 Any Default or Event of Default arising from a failure to furnish on a timely basis any financial information required by this Section 4.3 will be deemed cured (and the Issuer will be deemed to be in compliance with this Section 4.3) upon furnishing such financial information (but without regard for the date on which such information is furnished; provided that such cure occurs prior to an acceleration of the Notes, with any such acceleration not annulled, rescinded or waived by such cure). In addition, for purposes of Section 6.1(5), the Issuer will not be deemed in violation of this Section 4.3 until 120 days after a report was otherwise due with respect to any failure to furnish any required information occurring on or prior to the first anniversary of the Issue Date.

(i)                                     Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt thereof shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s, any Guarantor’s or any other person’s compliance with any of the covenants in this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee will not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s, any Guarantor’s or any other person’s compliance with any of the covenants described herein or to determine whether such reports, information or documents have been posted on any website or other online data system or filed with the SEC through EDGAR (or other applicable system) or to participate in any conference calls.

Section 4.4.                                 Compliance Certificate. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year beginning with the fiscal year ending January 31, 2019, an Officer’s Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto.

The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee and the Collateral Agent, within 30 days after any Officer becomes aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.5.                                 Taxes. The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.6.                                 Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.7.                                 Limitation on Restricted Payments.

(a)                                 The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1)                                 a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)                                 the Issuer is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3)                                 the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to Sections 4.7(b)(2) through (12)), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(A)                               50.0% of Consolidated Net Income of the Issuer and its Restricted Subsidiaries for the period (taken as one accounting period) commencing on August 1, 2018 to, and including, the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100.0% of such deficit), plus

(B)                               100.0% of (a)(i) the aggregate net cash proceeds and (ii) the Fair Market Value of (x) marketable securities (other than marketable securities of the Issuer), (y) Equity Interests of a Person (other than the Issuer or a Subsidiary of the Issuer) engaged in a Permitted Business and (z) other assets used in any Permitted Business, received by the Issuer or its Restricted Subsidiaries after the Issue Date, in each case as a contribution to the Issuer’s common equity capital or from the issue or sale of Qualified Equity Interests of the Issuer or from the issue or sale of convertible or exchangeable Disqualified Equity Interests of the Issuer or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Qualified Equity Interests (other than Equity Interests or debt securities sold to a Subsidiary of the Issuer or net cash proceeds received by the Issuer from Qualified Equity Offerings to the extent applied to redeem the Notes in accordance with the provisions set forth in Section 3.7(c)), and (b) the aggregate net cash proceeds, if any, received by the Issuer or any of its Restricted Subsidiaries upon any conversion or exchange described in clause (a) above, plus

(C)                               with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the aggregate Restricted Investments made by the Issuer and its Restricted Subsidiaries in such Unrestricted Subsidiary prior to the time of such redesignation, plus

(D)                               to the extent not already included in Consolidated Net Income for such period, an amount equal to the sum, without duplication, of (A) if any Restricted Investment that was made by the Issuer or any Restricted Subsidiary after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment resulting from such sale, liquidation or repayment (less any out-of-pocket costs incurred in connection with any such sale) plus (B) the net reduction in such Restricted Investment resulting from (1) repayments of loans or advances, or other transfers of assets, in each case to the Issuer or any of its Restricted Subsidiaries, (2) other repurchases, repayments or redemptions of such Restricted Investments and (3) the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) that constituted a Restricted Investment, plus

(E)                                100% of any dividends or distributions received by the Issuer or any of its Restricted Subsidiaries after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends or distributions were not otherwise included in Consolidated Net Income of the Issuer for such period.

(b)                                 Notwithstanding the foregoing, Section 4.7(a) shall not prohibit:

(1)                                 the payment of any dividend or redemption payment or the making of any distribution within 60 days after the date of declaration or issuance of the notice of redemption thereof if, on the date of declaration or issuance of the notice of redemption, the dividend, redemption or distribution payment, as the case may be, would have complied with the provisions of this Indenture;

(2)                                 any Restricted Payment made in exchange for, or out of the proceeds of, the substantially concurrent issuance and sale of Qualified Equity Interests (an issuance or sale being deemed substantially concurrent if the Restricted Payment occurs within 90 days after the issuance or sale);

(3)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary in

exchange for, or out of the proceeds of, the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.9 and the other terms of this Indenture;

(4)                                 the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (A) at a purchase price not greater than 101.0% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to Section 4.13 or (B) at a purchase price not greater than 100.0% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer, Collateral Disposition Offer or Net Proceeds Offer, as provided in Section 4.13 or Section 4.10, as applicable, with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer, Collateral Disposition Offer or Net Proceeds Offer;

(5)                                 so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the redemption, repurchase or other acquisition or retirement for value of Equity Interests of the Issuer held by officers, directors or employees or former officers, directors or employees (or their heirs, family members, spouses, former spouses, transferees, estates or beneficiaries under their estates), either (x) upon any such individual’s death, disability, retirement, severance or termination of employment or service or (y) pursuant to any equity subscription agreement, stock option agreement, stockholders’ agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed (A) $5.0 million during any calendar year (with unused amounts in any calendar year being carried forward to subsequent calendar years (but no more than $10.0 million in any one calendar year)), provided that the aggregate amount of such redemptions, repurchases or other acquisitions or retirements for value of Equity Interests of the Issuer pursuant to this Section 4.7(b)(5)(A) since the Issue Date shall not exceed $20.0 million, plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (5), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (5); and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from employees of the Issuer or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this Section 4.7 or any other provision of this Indenture;

(6)                                 (A) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of the Issuer deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests of the Issuer or other convertible securities (or other similar arrangements to acquire Equity Interests) to the extent such Equity Interests of the Issuer represent a portion of the exercise or exchange price thereof, (B) any repurchase, redemptions or other acquisitions or retirements for value of Equity Interests of the Issuer made in lieu of withholding taxes in connection with any exercise, vesting or exchange of stock options, restricted stock, restricted stock units, performance stock units, warrants or similar rights or other equity compensation and (C) in an aggregate amount not to exceed $5.0 million, Motley Tax Redemptions;

(7)                                 so long as no Default or Event of Default has occurred and is continuing or would result therefrom, dividends or distributions on Disqualified Equity Interests of the Issuer or

any Restricted Subsidiary or on any Preferred Stock of any Restricted Subsidiary, in each case, which Preferred Stock or Disqualified Equity Interests were issued in compliance with Section 4.9 to the extent such dividends or distributions are included in the definition of Consolidated Interest Expense;

(8)                                 payments of cash, dividends, distributions, advances or other Restricted Payments by the Issuer or its Restricted Subsidiaries to allow (a) the payment of cash in lieu of fractional Equity Interests of the Issuer or (b) the repurchase, redemption or other acquisition or retirement for value by the Issuer of fractional Equity Interests arising out of dividends, splits or combinations, business combinations or other transactions permitted by this Indenture;

(9)                                 payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation, amalgamation, reorganization or transfer of assets that complies with Section 5.1;

(10)                          cash distributions by the Issuer to the holders of Equity Interests of the Issuer in accordance with a distribution reinvestment plan or dividend reinvestment plan to the extent such payments are applied to the purchase of Equity Interests directly from the Issuer;

(11)                          so long as no Default or Event of Default has occurred and is continuing or would result therefrom, payment of other Restricted Payments from time to time in an aggregate amount since the Issue Date not to exceed $17.5 million;

(12)                          the distribution, by dividend or otherwise, of capital stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash or Cash Equivalents); and

(13)                          so long as no Default or Event of Default shall have occurred and be continuing, the purchase by the Issuer of its Equity Interests if, after giving effect thereto, the aggregate consideration paid or payable for all such purchases does not exceed $12.5 million, provided that no issuance and sale of Qualified Equity Interests used to make a payment pursuant to clauses (2) or (5)(B) above shall increase the Restricted Payments Basket to the extent of such payment.

(c)                                  For purposes of this Section 4.7, if any Restricted Payment or Investment (or any portion thereof) would be permitted pursuant to one or more provisions described in this Section 4.7and/or one or more exceptions contained in the definition of “Permitted Investments,” the Issuer may divide or classify such Restricted Payment or Investment (or portion thereof) in any manner they complies with this Section 4.7, but shall not be permitted to later divide and reclassify any such Restricted Payment or Investment (or portion thereof).

(d)                                 For the purposes of determining compliance with any U.S. dollar-denominated restriction on Restricted Payments denominated in a foreign currency, the U.S. dollar-equivalent amount of such Restricted Payment shall be calculated based on the relevant currency exchange rate in effect on the date that such Restricted Payment was made. The amount of any Restricted Payment (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration) of the assets or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.8.                                 Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)                                 pay dividends or make any other distributions on or in respect of its Equity Interests to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(b)                                 make loans or advances, or pay any Indebtedness or other obligation owed, to the Issuer or any other Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Issuer or any Restricted Subsidiary to other Indebtedness or obligations incurred by the Issuer or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(c)                                  transfer any of its property or assets to the Issuer or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above);

except for, in each case:

(1)                                 encumbrances or restrictions existing under agreements existing on the Issue Date (including, without limitation, the ABL Credit Agreement) as in effect on that date;

(2)                                 encumbrances or restrictions existing under this Indenture, the Notes (including any Additional Notes), the Guarantees, the Intercreditor Agreement and the Security Documents;

(3)                                 any instrument governing Acquired Indebtedness or Equity Interests of a Person acquired by or merged with or into the Issuer or any of its Restricted Subsidiaries, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired or any Restricted Subsidiary having no assets other than the Person or the properties or assets of the Person so acquired (including the Equity Interests of such Person) and other de minimis assets;

(4)                                 (i) any agreement or other instrument of a Person acquired by or merged with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after acquired property) or any Restricted Subsidiary having no assets other than the Person or the properties or assets of the Person so acquired (including the capital stock of such Person) and other de minimis assets and (ii) any agreement or other instrument of Motley and its subsidiaries acquired in connection with the Acquisition;

(5)                                 any amendment, restatement, modification, renewal, increases, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2), (3), (4), (10) or this clause (5); provided, however, that such amendments, restatements, modifications, renewals, increases, supplements, refunding, replacements or refinancing are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than the encumbrances and restrictions contained in the agreements referred to in such clauses on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(6)                                 encumbrances or restrictions existing under or by reason of applicable law, regulation, order, approval, license, permit or similar restriction or agreement with governmental authorities with respect to assets located in their jurisdiction;

(7)                                 non-assignment provisions of any contract, license or any lease entered into in the ordinary course of business and customary provisions contained in agreements related to the license of intellectual property;

(8)                                 Liens permitted to be incurred under the provisions of Section 4.12;

(9)                                 restrictions imposed under any agreement to sell Equity Interests or assets, as permitted under this Indenture, to any Person pending the closing of such sale;

(10)                          any other agreement governing Indebtedness or other obligation entered into after the Issue Date that either (A) contains encumbrances and restrictions that in the good faith judgment of the Issuer are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or those contained in this Indenture, the Notes and the Guarantees, or (B) contains encumbrances or restrictions that are customary and do not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Issuer in good faith, to make scheduled payments of cash interest and principal on the Notes when due;

(11)                          customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements entered into in the ordinary course of business that restrict the disposition or distribution of ownership interests in or assets of such partnership, limited liability company, joint venture, corporation or similar Person;

(12)                          Purchase Money Indebtedness, security agreements or mortgage financings for property acquired in the ordinary course of business and any Refinancing Indebtedness in respect thereof incurred in compliance with Section 4.9 that imposes restrictions of the nature described in Section 4.8(c) on the assets acquired;

(13)                          restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers, suppliers, lessors or landlords under contracts or leases entered into in the ordinary course of business;

(14)                          any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction shall not extend to any assets or property of the Issuer or any other Restricted Subsidiary other than the assets and property so acquired;

(15)                          any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (A) the encumbrance or restriction applies only in the event of a Payment Default or a default with respect to a financial covenant in such Indebtedness or agreement or (B) the Issuer determines that any such encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors or management of the Issuer, whose determination shall be conclusive; and

(16)                          supermajority voting requirements existing under corporate charters, by-laws, stockholders agreements and similar documents and agreements.

Section 4.9.                                 Limitation on Additional Indebtedness.

(a)                                 The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided that the Issuer or any Restricted Subsidiary may incur additional Indebtedness (including Acquired Indebtedness), in each case, if, after giving effect thereto on a pro forma basis (including giving pro forma effect to the application of the proceeds thereof), the Issuer’s Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

(b)                                 Notwithstanding the above, each of the following incurrences of Indebtedness shall be permitted (the “Permitted Indebtedness”):

(1)                                 Indebtedness of the Issuer or any Guarantor under one or more Debt Facilities in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) and any guarantees thereunder not to exceed the greater of (A) $150.0 million and (B) the Borrowing Base determined as of the time of incurrence;

(2)                                 Indebtedness represented by:

(A)                               the Initial Notes and related Guarantees (excluding any Additional Notes and related Guarantees);

(B)                               additional Pari Passu Notes Lien Indebtedness in an aggregate principal amount (including any other then-outstanding Pari Passu Notes Lien Indebtedness (other than the Notes)) not to exceed the greater of (A) $80.0 million and (B) an amount such that, after giving effect to such incurrence and the use of proceeds thereof, the Pari Passu Lien Leverage Ratio would not exceed 2.50 to 1.00; and

(C)                               Junior Lien Indebtedness in an aggregate principal amount (including any other then-outstanding Junior Lien Indebtedness) not to exceed the greater of (A) $50.0 million and (B) an amount such that, after giving effect to such incurrence and the use of proceeds thereof, the Total Secured Leverage Ratio would not exceed 3.00 to 1.00;

provided, further, that in the case of clauses 2(B) and 2(C) above, either (i) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Consolidated Interest Coverage Ratio of the Issuer and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio immediately prior to such incurrence;

(3)                                 Indebtedness of the Issuer and its Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1), (2), (4), (5), (6), (7), (9), (10), (12) and (14) of this Section 4.9(b));

(4)                                 guarantees by (A) the Issuer or any Guarantor of Indebtedness, which Indebtedness is permitted to be incurred by the Issuer or any Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being guaranteed is Subordinated Indebtedness, then the related guarantee shall be subordinated in right of payment to the Notes or the Guarantees, as the case may be, (B) guarantees by Restricted Subsidiaries that are not Guarantors of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors in accordance with the provisions of this Indenture and (C) Guarantees by the Issuer or one or more Guarantors of Indebtedness of Foreign Subsidiaries in an aggregate principal amount of up to $15.0 million;

(5)                                 Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Issuer or any Restricted Subsidiary in the ordinary course of business and not for the purpose of speculation;

(6)                                 Indebtedness of the Issuer owed to and held by a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to and held by the Issuer or any other Restricted Subsidiary; provided, however, that

(A)                               if the Issuer is the obligor on Indebtedness and a Restricted Subsidiary that is not a Guarantor is the obligee, such Indebtedness is expressly subordinated in right of payment to the prior payment in full in cash of all obligations with respect to the Notes;

(B)                               if a Guarantor is the obligor on such Indebtedness and a Restricted Subsidiary that is not a Guarantor is the obligee, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; and

(C)                               (i)                                     any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being held by a Person other than the Issuer or any other Restricted Subsidiary; and

(ii)                                  any sale or other transfer of any such Indebtedness to a Person other than the Issuer or any other Restricted Subsidiary shall be deemed, in each case of this clause (C), to constitute an incurrence of such Indebtedness not permitted by this clause (6);

(7)                                 Indebtedness in respect of workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, appeal, deposit or surety bonds in the ordinary course of business, including guarantees or obligations or reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit supporting such workers’ compensation claims, bank guarantees, warehouse receipt or similar facilities, property, casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations or completion, performance, bid performance, appeal or surety bonds, or other similar obligations in the ordinary course of business;

(8)                                 Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary in an aggregate principal amount, taken together with Refinancing Indebtedness in respect thereof, not to exceed at any time outstanding the greater of (A) $40.0 million and (B) 7.5% of the Issuer’s Consolidated Net Tangible Assets determined at the time of incurrence;

(9)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(10)                          Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11)                          Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or with respect to Indebtedness incurred pursuant to clause (2) or (3) above, this clause (11) or clause (15) below;

(12)                          indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition; provided that any amount of such obligations included on the face of the balance sheet of the Issuer or any Restricted Subsidiary shall not be permitted under this clause (12) (contingent obligations referred to on the face of a balance sheet or in a footnote thereto and not otherwise quantified and reflected on the balance sheet will not be deemed “included on the face of the balance sheet” for purposes of the foregoing);

(13)                          additional Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (13) and then outstanding, will not exceed the greater of (A) $20.0 million and (B) 3.75% of the Issuer’s Consolidated Net Tangible Assets determined at the time of incurrence;

(14)                          Indebtedness in respect of Specified Cash Management Agreements entered into in the ordinary course of business;

(15)                          Indebtedness of Persons incurred and outstanding on the date on which such Person (or its assets) was acquired by the Issuer or any Restricted Subsidiary, or merged or consolidated with or into the Issuer or any Restricted Subsidiary, and Indebtedness incurred by the Issuer or any Restricted Subsidiary in order to finance and consummate one or more acquisitions, mergers or consolidations; provided, however, that at the time such Person or assets is/are acquired by the Issuer or a Restricted Subsidiary, or merged or consolidated with the Issuer or any Restricted Subsidiary, or at the time of such merger, acquisition or consolidation, and after giving pro forma effect to the incurrence of such Indebtedness pursuant to this clause (15) and any other related Indebtedness and the use of proceeds thereof, either (A) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (B) the Consolidated Interest Coverage Ratio of the Issuer and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio immediately prior to such acquisition, merger or consolidation;

(16)                          Indebtedness of Foreign Subsidiaries in the ordinary course of business in an aggregate principal amount not to exceed $10.0 million at any time; and

(17)                          Indebtedness to the extent the net proceeds thereof are deposited to defease or satisfy and discharge the Notes in their entirety.

(c)                                  For purposes of determining compliance with this Section 4.9, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (b)(1) through (b)(17) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall, in its sole discretion, classify such item of Indebtedness and may divide and/or classify such Indebtedness in more than one of the types of Indebtedness described (including in part in one category and in part in another category, including the Coverage Ratio Exception) (except that any Indebtedness incurred under the ABL Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (b)(1) above and may not be reclassified), and may later divide and/or reclassify any item of Indebtedness described in clauses (b)(1) through (b)(17) above or incurred pursuant to the Coverage Ratio Exception (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.9, (i) guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness; and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d)                                 Notwithstanding anything to the contrary stated herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision (or a subclause of any provision) that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any such amounts incurred or transactions entered into (or consummated) in reliance on a provision (or a subclause of any provision) of this Indenture that requires compliance with a financial ratio (including any Consolidated Interest Coverage Ratio, Pari Passu Lien Leverage Ratio and Total Secured Leverage Ratio) (any such amounts, the “Ratio-Based Amounts”), such Fixed Amounts shall be disregarded in the calculation of the financial ratio applicable to any substantially concurrent utilization of the Ratio-Based Amounts within the same covenant.

(e)                                  The accrual of interest or Preferred Stock or Disqualified Stock dividends or distributions, the accretion or amortization of accreted value or original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends or distributions on Preferred Stock or Disqualified Stock in the form of additional shares will not be deemed to be an incurrence of Indebtedness under this Section 4.9; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Issuer as accrued to the extent required by the definition thereof.

(f)                                   For the purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the earlier of the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, together with the amount of accrued and unpaid interest and any premium payable to the holders of such refinanced Indebtedness. Notwithstanding any other provision of this Section 4.9, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur under this Section 4.9 will not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Indebtedness is denominated that is in effect on the date of such refinancing.

(g)                                  If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under this Section 4.9, the Issuer shall be in Default under this Section 4.9).

(h)                                 The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated or junior in right of payment to any other Indebtedness (including Acquired Indebtedness) of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinate or junior in right of payment to any other Indebtedness solely by virtue of (1) being unsecured or (2) its having a junior priority with respect to the same collateral.

Section 4.10.                          Limitation on Asset Sales.

(a)

(1)                                 The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Sale of Collateral unless:

(A)                               the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Sale) of the Collateral subject to such Asset Sale;

(B)                               at least 75.0% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of (A) cash, (B) Cash Equivalents, (C) Replacement Assets of a type which would constitute (x) Notes Priority Collateral in the case of an Asset Sale of Notes Priority Collateral or (y) ABL Priority Collateral in the case of an Asset Sale of ABL Priority Collateral (which in both cases are thereupon with their acquisition added to the Collateral securing the notes) or (D) any combination of the foregoing; and

(C)                               to the extent that any consideration from such Asset Sales received by the Issuer or such Restricted Subsidiary, as the case may be, constitutes securities or other assets that are of a type or class that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Notes (as Notes Priority Collateral or ABL Priority Collateral, as applicable) in the manner provided for in this Indenture or any of the Security Documents.

In the case of any Asset Sale of Collateral pursuant to a condemnation, seizure, appropriation or similar taking, including by deed in lieu of condemnation, or any actual or constructive total loss or an agreed or compromised total loss, such Asset Sale shall not be required to satisfy the requirements of this Section 4.10(a)(1)(A) or (a)(1)(B).

(2)                                 If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale of Collateral is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.10.

(3)                                 Subject to the terms of the Intercreditor Agreement, within 365 days of the date of such Asset Sale of Collateral, the Issuer or any Guarantor, as the case may be, may (1) use any Net Available Proceeds received from Asset Sales of ABL Priority Collateral to repay, redeem, retire, defease, replace, refinance or repurchase any ABL Obligations, (2) use any Net Available Proceeds received from Asset Sales of Notes Priority Collateral to repay, redeem, retire, defease, replace, refinance or repurchase Secured Obligations; provided that if the Issuer or a Restricted Subsidiary repays, redeems or repurchases any Secured Obligations other than the Notes, the Issuer or such Restricted Subsidiary must equally and ratably redeem or repurchase (or offer to repurchase) the Notes, at the Issuer’s option, as provided for in Section 3.7, through open market purchases (to the extent such purchases are at a purchase price at or above 100% of the principal amount thereof plus accrued and unpaid interest, if any) or by making an offer to all holders to purchase their Notes at 100% of the principal amount thereof, plus accrued and unpaid interest (and such offer shall be deemed for purposes of this Section 4.10 to be a use of proceeds from an Asset Sale equal to the aggregate amount of Net Available Proceeds offered to the holders of Notes, whether or not the offer is accepted by any or all holders of Notes), or (3) invest any Net Available Proceeds received from Asset Sales of Collateral in Replacement Assets that would constitute (x) Notes Priority Collateral in the case of an Asset Sale of Notes Priority Collateral and (y) ABL Priority Collateral or Notes Priority Collateral in the case of an Asset Sale of ABL Priority Collateral, which Replacement Assets are thereupon with their acquisition added to the Collateral securing the Notes; provided that the Replacement Assets shall not include the Equity Interests of Foreign Subsidiaries for purposes of the requirement unless the relevant Asset Sale consisted of the sale of Equity Interests of a Foreign Subsidiary.

(4)                                 Any Net Available Proceeds from Asset Sales of Collateral that are not applied or invested as provided in this subsection (A) will be deemed to constitute “Excess Collateral Proceeds.” When the aggregate amount of Excess Collateral Proceeds exceeds $30.0 million, the Issuer will be required to make an offer (a “Collateral Disposition Offer”) to all holders of Notes to purchase the maximum principal amount of the Notes (on a pro rata basis) and, if required by the terms of any other Pari Passu Notes Lien Indebtedness, to the holders of such Pari Passu Notes Lien Indebtedness (on a pro rata basis), to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other Pari Passu Notes Lien Indebtedness, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, in accordance with the procedures set forth in this Indenture in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof with respect to the Notes. To the extent that the aggregate amount of Notes so validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer (together with, if required by the terms of any other Pari Passu Notes Lien Indebtedness, the amount of Pari Passu Notes Lien Indebtedness tendered pursuant to any similar requirement), is less than the Excess Collateral Proceeds, the Issuer may use any remaining Excess Collateral Proceeds for general corporate purposes, subject to the other covenants contained in this Indenture. If the aggregate principal amount of Notes surrendered by holders of the Notes and, if required by the holders of Pari Passu Notes Lien Indebtedness, holders of any Pari Passu Notes Lien Indebtedness exceeds the amount of Excess Collateral Proceeds, the Notes and Pari Passu Notes Lien Indebtedness to be purchased shall be selected on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes Lien Indebtedness. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero. The Issuer may make a Collateral Disposition Offer if Excess Collateral Proceeds are less than $30 million and prior to 365 days after an Asset Sale of Collateral. Notwithstanding the foregoing, to the extent that any Net Available Proceeds or Excess Collateral Proceeds are required to be applied to prepay Indebtedness under the ABL Credit Agreement or other Pari Passu ABL Lien Indebtedness, the Issuer may make a prepayment with respect to such Indebtedness out of such Net Available Proceeds or Excess Collateral Proceeds, at a price in cash in an amount equal to 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest, if any, to, but excluding, the date of prepayment (and correspondingly reduce commitments with respect to the ABL Credit Agreement or other Pari Passu ABL Lien Indebtedness if such repayment is made with the proceeds of Notes Priority Collateral).

(5)                                 Pending the final application of any such Net Available Proceeds in accordance with Section 4.10(a)(3) and (a)(4), the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(b)

(1)                                 The Issuer shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale (other than Asset Sales of Collateral, which shall be treated in the manner set forth in Section 4.10(a) above) unless:

(A)                               the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by way of any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Sale) of the Equity Interest or assets subject to such Asset Sale;

(B)                               either (x) at least 75.0% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or a combination thereof or (y) the Fair Market Value of the aggregate of all non-cash consideration for all Asset Sales since the Issue Date would not exceed 5.0% of the Consolidated Net Tangible Assets of the Issuer after giving effect to such Asset Sale,

(i)                                     in the case of any Asset Sale pursuant to a condemnation, seizure, appropriation or similar taking, including by deed in lieu of condemnation, or any actual or constructive total loss or an agreed or compromised total loss, such Asset Sale shall not be required to satisfy the requirements of Section 4.10(b)(1)(A) or (b)(1)(B);

(ii)                                  if at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset

Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.10; and

(C)                               within 365 days following such Asset Sale, an amount equal to 100% of the Net Available Proceeds from such Asset Sale is applied by the Issuer or such Restricted Subsidiary, as the case may be, as follows (it being understood that actions under clause (ii), (iii) or (iv) may occur prior to actions under clause (i) during such 365-day period):

(i)                                     to the extent the Issuer or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Indebtedness (other than Disqualified Equity Interests or Subordinated Indebtedness) (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer, unless such Affiliate only sells its pro rata portion of any Notes acquired by the Issuer in any open market purchases or pursuant to any offer to purchase Notes) within 365 days after the date of such Asset Sale;

(ii)                                  to the extent the Issuer or such Restricted Subsidiary elects to acquire all or substantially all of the properties and assets of a Person in a Permitted Business, to acquire any capital stock of a Person in a Permitted Business if said Person becomes a Restricted Subsidiary, to acquire other assets that are used or useful in a Permitted Business, to make an Investment in assets that will be used or useful in a Permitted Business or to reinvest in assets of or usable in a Permitted Business (including equity securities of a Permitted Business) (including by means of an investment in such assets by a Restricted Subsidiary with Net Available Proceeds received by the Issuer or another Restricted Subsidiary) within 365 days from the date of such Asset Sale (provided that any assets so acquired will become part of the Collateral as (x) Notes Priority Collateral to the extent such assets are of the type that would constitute Notes Priority Collateral or (y) ABL Priority Collateral to the extent such assets are of the type that would constitute ABL Priority Collateral securing the Notes);

(iii)                               to the extent the Issuer or such Restricted Subsidiary elects to make an investment in a capital expenditure used or useful in a Permitted Business within 365 days after the date of such Asset Sale; provided that to the extent such investment is of a type which would constitute Collateral, such investment is thereupon added to the Collateral as (x) Notes Priority Collateral to the extent such investments is of the type that would constitute Notes Priority Collateral or (y) ABL Priority Collateral to the extent such investment is of the type that would constitute ABL Priority Collateral securing the Notes;

(iv)                              to make an offer to purchase the Notes and any Pari Passu Indebtedness with similar asset sale provisions, pro rata at 100% of the tendered principal amount thereof (or 100% of the accreted value of such other Pari Passu Indebtedness so tendered, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, to, but excluding, the purchase date; and

(v)                                 to the extent of the balance of such Net Available Proceeds after application in accordance with clauses (i), (ii), (iii) and (iv) above, to fund (to the extent consistent with any other applicable provision of this Indenture) any corporate purpose;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (i) or (iv) above, the Issuer or such Restricted Subsidiary will retire such

Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased (other than Indebtedness under an asset-based debt facility, so long as the asset sold in such Asset Sale constituted part of the borrowing base of such facility prior to such Asset Sale); provided, further, that pending the final application of any such Net Available Proceeds in accordance with this clause (C), the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Proceeds in any manner not prohibited by this Indenture.

(2)                                 In the case of Section 4.10(a)(3) or Section 4.10(b)(1)(C), if, during the 365-day period following the date of the Asset Sale, the Issuer or such Restricted Subsidiary enters into a written agreement committing it to apply such Net Available Proceeds in accordance with the requirements of Section 4.10(a)(3) or Section 4.10(b)(1)(C) after such 365-day period, then such 365-day period will be extended with respect to the amount of Net Available Proceeds so committed for a period not to exceed 180 days, until such Net Available Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) or has been applied toward such construction, as the case may be.

(c)                                  In the event of an Asset Sale that requires the purchase of Notes or in which the Issuer elects to purchase Notes pursuant to Section 4.10(b)(1)(C)(iv), the Issuer will be required to apply such Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Issuer to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

(1)                                 the Issuer will make an offer to purchase (a “Net Proceeds Offer”) within ten Business Days of such time from all holders of Notes in accordance with the procedures set forth in this Indenture in the maximum principal amount of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness; and

(2)                                 to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Issuer will make an offer to purchase or otherwise repurchase or redeem such Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount equal to the excess of the Excess Proceeds over the Note Amount at a purchase price of 100% of their principal amount (or 100% of the accreted value of such Pari Passu Indebtedness, if such Pari Passu Indebtedness was offered at a discount) plus accrued and unpaid interest, if any, to, but excluding, to the purchase date in accordance with the procedures (including prorating in the event of oversubscription) set forth in this Indenture with respect to the Net Proceeds Offer and in the documentation governing such Pari Passu Indebtedness with respect to the Pari Passu Offer. If the aggregate purchase price of the Notes and Pari Passu Indebtedness tendered pursuant to the Net Proceeds Offer and Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Issuer for use in accordance with clause (b)(1)(C)(v) above. The Issuer shall only be required to make an Net Proceeds Offer for Notes pursuant to this Section 4.10 if the Net Available Proceeds available therefor (after application of the proceeds as provided in clauses (b)(1)(C)(i), (b)(1)(C)(ii) and (b)(1)(C)(iii) above) (the “Excess Proceeds”) exceeds $30.0 million (and any lesser amounts shall be carried forward for purposes of determining whether an Net Proceeds Offer is required with respect to the Net Available Proceeds from any subsequent Asset Sale). Upon completion of any such Net Proceeds Offer, the amount of Excess Proceeds shall be reset at zero. The Issuer may make a Net Proceeds Offer if Excess Proceeds are less than $30 million and prior to 365 days after an Asset Sale.

(d)                                 The Collateral Disposition Offer or Net Proceeds Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Net Proceeds Offer Period”). No later than five Business Days after the termination of the Net Proceeds Offer Period (the “Net Proceeds Purchase Date”), the Issuer will purchase the principal amount of Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, required to be purchased pursuant to this Section 4.10 (the “Net Proceeds Offer Amount”) or, if less than the Net Proceeds Offer Amount has been so validly tendered and not properly withdrawn, all Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, if applicable, validly tendered in response to the Collateral Disposition Offer or the Net Proceeds Offer, as applicable.

(e)                                  If the Net Proceeds Purchase Date is on or after an interest record date and on or before the related interest payment date, then with respect to Holders who have tendered their Notes for purchase pursuant to a Collateral Disposition Offer or Net Proceeds Offer, any accrued and unpaid interest will be paid on such Net Proceeds Purchase Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders of Notes who tender Notes pursuant to the Collateral Disposition Offer or Net Proceeds Offer.

(f)                                   On or before the Net Proceeds Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Net Proceeds Offer Amount of Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, or portions of Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn pursuant to the Collateral Disposition Offer or Net Proceeds Offer, or if less than the Net Proceeds Offer Amount has been validly tendered and not properly withdrawn, all Notes, Pari Passu Notes Lien Indebtedness and Pari Passu Indebtedness, as applicable, so validly tendered and not properly withdrawn, in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof in the case of the Notes. The Issuer or the applicable tender agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Net Proceeds Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of Pari Passu Notes Lien Indebtedness or Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes, Pari Passu Notes Lien Indebtedness or Pari Passu Indebtedness so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and, in the case of Notes in non-global form, the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Authentication Order from the Issuer, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Collateral Disposition Offer or Net Proceeds Offer, as the case may be, on the Net Proceeds Purchase Date.

(g)                                  For purposes of Sections 4.10(a)(1)(B) and 4.10(b)(1)(B) and for no other purpose, the following shall be deemed to be cash:

(1)                                 the amount (without duplication) of any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) (other than Subordinated Indebtedness or intercompany Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee of any such assets pursuant to a written agreement that releases the Issuer or such Restricted Subsidiary from further liability therefor;

(2)                                 the amount of any securities, notes or other obligations received from such transferee that are within 180 days after such Asset Sale converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash actually so received);

(3)                                 any assets or Equity Interests of the kind referred to in clause (b)(1)(C)(ii) and (b)(1)(C)(iii) of this Section 4.10;

(4)                                 accounts receivable of a business retained by the Issuer or any Restricted Subsidiary, as the case may be, following the sale of such business, provided that such accounts receivable (i) are not past due more than 60 days and (ii) do not have a payment date greater than 90 days from the date of the invoices creating such accounts receivable; and

(5)                                 any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (e), not to exceed an amount equal to 5.0% of the Issuer’s Consolidated Net Tangible Assets (determined at the time of receipt of such Designated Non-cash Consideration), with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(h)                                 Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, will be governed by Section 4.13 and/or Section 5.1 and not by this Section 4.10.

(i)                                     The Issuer shall reasonably determine in its sole discretion in good faith whether, and to what extent, the Net Available Proceeds of an Asset Sale is attributable to Notes Priority Collateral or ABL Priority Collateral or is invested in Notes Priority Collateral or ABL Priority Collateral, taking into account all relevant factors. In the event that ABL Priority Collateral and Notes Priority Collateral (and/or other assets not constituting Collateral) is disposed of in a single transaction or series of related transactions in which the aggregate sales price or purchase price is not allocated between the ABL Priority Collateral and Notes Priority Collateral (and/or other assets not constituting Collateral), including in connection with the sale of a Guarantor which owns assets constituting both ABL Priority Collateral and Notes Priority Collateral (and/or other assets not constituting Collateral), then, solely for purposes of this Indenture, the portion of the aggregate sales price deemed to be Net Available Proceeds from the ABL Priority Collateral, on the one hand, and Notes Priority Collateral, on the other hand (and/or proceeds of other assets not constituting Collateral), or the portion of the purchase price deemed to be invested in ABL Priority Collateral or Notes Priority Collateral, as the case may be (and/or other assets not constituting Collateral), shall be reasonably allocated by the Issuer in its sole discretion in good faith, taking into account all relevant factors.

(j)                                    The Issuer shall comply with all applicable securities laws and regulations in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Collateral Disposition Offer or a Net Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11.                          Limitation on Transactions with Affiliates.

(a)                                 The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”) involving aggregate payments or consideration to or from the Issuer or a Restricted Subsidiary in excess of $5.0 million, unless:

(1)                                 the terms of such Affiliate Transaction or series of related Affiliate Transactions are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could reasonably be expected to have been obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate, or if in the good faith judgment of the Issuer’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction or series of related Affiliate Transactions, or are otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view; and

(2)                                 the Issuer delivers to the Trustee, (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate value in excess of $20.0 million, an Officer’s Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) above and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate value in excess of $40.0 million, an Officer’s Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with clause (1) above and which sets forth and authenticates a resolution that has been approved by a majority of the disinterested members of the Board of Directors of the Issuer.

(b)                                 The foregoing restrictions shall not apply to:

(1)                                 transactions to the extent between or among (i) the Issuer and one or more Restricted Subsidiaries or (ii) Restricted Subsidiaries;

(2)                                 employment agreements, equity awards, compensation plans, deferred compensation plans, severance agreements and arrangements, director, trustee, officer and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan), payments to employees, officers, directors and consultants of the Issuer or any of its Restricted Subsidiaries and indemnification arrangements, including any other compensation plans, agreements or arrangements, benefit plans, retirement plans, savings plans, vacation plans and directors and officers insurance arrangements entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business and payments pursuant thereto, in each case, as determined in good faith by the Issuer’s Board of Directors or senior management;

(3)                                 Permitted Investments or Restricted Payments which are made in accordance with Section 4.7;

(4)                                 any agreement in effect on the Issue Date (and performance thereunder) or as thereafter amended or replaced in any manner that, taken as a whole, is not materially less advantageous to the Issuer than such agreement as it was in effect on the Issue Date;

(5)                                 any transaction with a Person (other than an Unrestricted Subsidiary of the Issuer) which would constitute an Affiliate of the Issuer solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(6)                                 advances to officers, directors and employees for moving, entertainment and travel expenses and similar expenditures, in each case, in the ordinary course of business;

(7)                                 transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the Board of Directors of the Issuer or the senior management of the Issuer, such transactions are on terms not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer;

(8)                                 the issuance or sale of any Qualified Equity Interests of the Issuer and the granting of registration and other customary rights in connection therewith to, or the receipt of capital contributions from, Affiliates of the Issuer;

(9)                                 any transaction where the only consideration paid by the Issuer or the relevant Restricted Subsidiary is Qualified Equity Interests of the Issuer;

(10)                          transactions between the Issuer or any Restricted Subsidiary and any Person, a director of which is also a director of the Issuer or any direct or indirect parent company of the Issuer, and such director is the sole cause for such Person to be deemed an Affiliate of the Issuer or any Restricted Subsidiary; provided, however, that such director shall abstain from voting as a director of the Issuer or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(11)                          the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes to be used by such Person to pay taxes, and which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(12)                          transactions with respect to which the Issuer or a Restricted Subsidiary delivers to the Trustee a letter from an independent investment bank, appraisal firm, valuation firm or accounting firm stating that the transaction is fair to the Issuer or Restricted Subsidiary, as the case may be, from a financial point of view or otherwise complies with the standard in Section 4.11(a)(1);

(13)                          pledges by the Issuer or a Restricted Subsidiary of Equity Interests of an Unrestricted Subsidiary for the benefit of lenders or other creditors of the Unrestricted Subsidiary; and

(14)                          Investments by Affiliates in securities of the Issuer or any Restricted Subsidiary (so long as the Investment is being generally offered to other investors on the same or more favorable terms, any participation in a tender or exchange offer for securities or debt instruments issued by the Issuer or any of its Restricted Subsidiaries that are conducted on arm’s-length terms and provide for the same price or exchange, as the case may be, to all holders accepting such tender or exchange offer, and payments to an Affiliate in respect of notes, capital stock or Indebtedness of the Issuer or any Restricted Subsidiary on the same basis as concurrent payments made or offered in respect thereof to non-Affiliates.

Section 4.12.                          Limitation on Liens.

(a)                                 The Issuer and each Guarantor shall not, and the Issuer shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any kind (other than Permitted Liens) upon any of their property or assets (including Equity Interests of any Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures Indebtedness.

(b)                                 If the Issuer or any Guarantor, directly or indirectly, shall create, incur, assume or permit or suffer to exist any Lien of any kind upon any of their property or assets (including Equity Interests of any Subsidiary), whether owned at the Issue Date or thereafter acquired, (x) in the case of Liens securing any of the ABL Obligations, Pari Passu ABL Lien Indebtedness or Pari Passu Notes Lien Indebtedness, the Issuer or such Guarantor, as the case may be, shall, contemporaneously with the incurrence of such Lien, grant at least a first- or second-priority Lien consistent with the relative Lien priority set forth in the Intercreditor Agreement subject to Permitted Liens, upon such property or asset as security for the Notes and the Guarantees pursuant to the Intercreditor Agreement and any other applicable intercreditor agreement, and (y) in the case of Liens securing Junior Lien Obligations, the Issuer or such Guarantor, as the case may be, shall, contemporaneously with the incurrence of such Lien, grant a priority Lien relative to such Junior Lien Obligations subject to Permitted Liens, upon such property or asset as security for the Notes and the Guarantees pursuant to the Junior Lien Intercreditor Agreement or other applicable intercreditor agreement.

(c)                                  Any such Lien granted to secure the Notes pursuant to clause (b) above on property or assets (which property or assets would not otherwise constitute Collateral other than as required by clause (b) above) shall be automatically and unconditionally released and discharged in all respects upon (i) the release and discharge of the other Lien to which it relates (except a release and discharge upon payment of the obligation secured by such Lien during the pendency of any Default or Event of Default under this Indenture, in which case such Liens shall only be discharged and released upon payment of the Notes or cessation of such Default or Event of Default) or (ii) in the case of any such Lien in favor of any Guarantee, upon the termination and discharge of such Guarantee in accordance with the terms of this Indenture.

Section 4.13.                          Offer to Purchase upon Change of Control.

(a)                                 Upon the occurrence of any Change of Control, unless the Issuer has issued a notice of redemption with respect to all of the Notes previously or concurrently as described in Section 3.7, each Holder will have the right, except as provided below, to require that the Issuer purchase all or any portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes for a cash price (the “Change of Control Purchase Price”) equal to 101.0% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase.

(b)                                 Not later than 30 days following any Change of Control, the Issuer will deliver, or cause to be delivered, to the Holders, with a copy to the Trustee, a notice:

(1)                                 describing the transaction or transactions that constitute the Change of Control;

(2)                                 offering to purchase, pursuant to the procedures required by this Indenture and described in the notice (a “Change of Control Offer”), on a date specified in the notice, which shall be a Business Day not earlier than 30 days, nor later than 60 days, from the date the notice is delivered (the “Change of Control Payment Date”), and for the Change of Control Purchase Price, all Notes properly tendered by such Holder pursuant to such Change of Control Offer prior to 5:00 p.m. New York time on the second Business Day preceding the Change of Control Payment Date; and

(3)                                 describing the procedures, as determined by the Issuer, consistent with this Indenture, that Holders must follow to accept the Change of Control Offer.

(c)                                  On or before the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)                                 deposit with the applicable tender agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered;

(2)                                 accept for payment all Notes or portions of Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(3)                                 deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(d)                                 The applicable tender agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and, in the case of non-global forms of Notes, the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

(e)                                  If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, then with respect to Holders who have tendered their Notes for purchase pursuant to the Change of Control Offer, any accrued and unpaid interest, if any, to, but excluding, the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date.

(f)                                   A Change of Control Offer shall remain open for at least 20 Business Days or for such longer period as is required by law. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(g)                                  The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer, (ii) a notice of redemption with respect to all outstanding Notes has been given pursuant to Section 3.7, unless or until there is a default in payment of the applicable redemption price, or (iii) in connection with or in contemplation of any publicly announced Change of Control, the Issuer has made an offer to purchase (such offer to purchase described in this clause (iii), an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

(h)                                 If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or an Alternate Offer, as applicable, to redeem all

Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price or Alternate Offer price, as applicable, plus, to the extent not included in the Change of Control Purchase Price or Alternate Offer price, as applicable, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

(i)                                     The Issuer shall comply with all applicable securities legislation in the United States, including, without limitation, the requirements of Rule 14e- 1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.13, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

(j)                                    The provisions in this Section 4.13 relating to the Issuer’s obligation to make a Change of Control Offer may be waived, modified or terminated with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

(k)                                 Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer. The closing date of any such Change of Control Offer made in advance of a Change of Control may be changed to conform to the actual closing date of the Change of Control, whether or not later than 60 days from the date the Change of Control Offer notice is delivered as described above.

Section 4.14.                          Corporate Existence. Subject to Article V, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of the Guarantors in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any Guarantor; provided that the Issuer shall not be required to preserve the corporate, partnership or other existence of any of the Guarantors, if the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Guarantors, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.  Subject to Section 5.1 and the requirements of the Pledge and Security Agreement, nothing herein shall prohibit any Guarantor or Restricted Subsidiary from converting into a corporation, limited partnership or limited liability company in the same or a different jurisdiction in accordance with applicable law (so long as all Collateral owned by such entity prior to such conversion remains Collateral owned by the entity following such conversion).

Section 4.15.                          Additional Guarantees.

(a)                                 If any Restricted Subsidiary of the Issuer that is not already a Guarantor shall guarantee any Indebtedness of the Issuer or any Guarantor under any Debt Facility (including the ABL Credit Agreement) after the Issue Date, then the Issuer shall, within five Business Days thereof, cause such Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture in substantially the form attached hereto as Exhibit C, pursuant to which such Restricted Subsidiary shall become a Guarantor with respect to the Notes (provided, however, that Motley and its Subsidiaries shall execute and deliver to the Trustee such supplemental indenture on or prior to the Collateral Due Date), upon the terms and subject to the release provisions and other limitations set forth in Article XI.  Any Guarantee of a Guarantor shall be released in accordance with Section 11.5.

(b)                                 Each Restricted Subsidiary that becomes a Guarantor on or after the Issue Date shall, also within five Business Days thereof, become a party to the applicable Security Documents and the Intercreditor Agreement and shall as promptly as practicable execute and deliver such security instruments, financing statements, certificates, Officer’s Certificates and Opinions of Counsel (to the extent, and substantially in the form, delivered on the Issue Date or the Collateral Due Date, as applicable) as may be necessary (provided, however, that Subsidiaries of the Issuer that become Guarantors on the Issue Date or on or prior to the Collateral Due Date (including Motley and its Subsidiaries that become Guarantors) shall execute and deliver such documents on or prior to the Collateral Due Date) to vest in the Collateral Agent a perfected first- or second-priority security interest, as the case may be (subject to Permitted Liens), in properties and assets that constitute Collateral as security for the Notes or the Guarantees and as may be necessary to have such property or asset added to the applicable Collateral as required under the Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

(c)                                  Notwithstanding the foregoing clauses (a) and (b), a Foreign Subsidiary is not required to become a Guarantor hereunder if the accession of such subsidiary as a Guarantor could reasonably be expected (in good faith by the Issuer but in its sole determination) to result in material adverse tax consequences to the Issuer and its Restricted Subsidiaries and so long as the Holders’ ability to receive payment in full with respect to the Obligations under this Indenture and the Notes will not be impaired (it being understood that the materiality of such adverse tax consequences of guaranteeing the Notes by such Foreign Subsidiary shall be analyzed with respect to the incremental tax burden of the guarantee of the Notes and not the initial guarantee of Indebtedness by such Foreign Subsidiary).

Section 4.16.                          Limitation on Designation of Unrestricted Subsidiaries.  (a)  The Board of Directors of the Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) of the Issuer as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1)                                 no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2)                                 the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to Section 4.7, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

(b)                                 No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless:

(1)                                 all of the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of Designation, consist of Non-Recourse Debt, except for the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, and except for any guarantee of Indebtedness of such Subsidiary by the Issuer or a Restricted Subsidiary that is permitted as both an incurrence of Indebtedness and an Investment (in each case in an amount equal to the amount of such Indebtedness so guaranteed) permitted under Section 4.7 and Section 4.9;

(2)                                 except to the extent permitted by Section 4.11, on the date such Subsidiary is Designated an Unrestricted Subsidiary, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are not materially less favorable to the Issuer or the Restricted Subsidiary than those that could reasonably be expected to have been obtained at the time from Persons who are not Affiliates of the Issuer; and

(3)                                 such Subsidiary is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests of such Person or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results.

(c)                                  Any such Designation by the Board of Directors of the Issuer shall be evidenced by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such Designation and an Officer’s Certificate certifying that such Designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary at such time and, if the Indebtedness is not permitted to be incurred under Section 4.9 or the Lien is not permitted under Section 4.12, the Issuer shall be in default of the applicable covenant.

(d)                                 The Board of Directors of the Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)                                 no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)                                 all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

Any such Redesignation shall be evidenced by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such Redesignation complies with the foregoing conditions.

Section 4.17.                          Effectiveness of Covenants.

(a)                                 Following the first day (such date, a “Suspension Date”) on which (1) the Notes have an Investment Grade Rating from both of the Rating Agencies, and (2) no Default or Event of Default has occurred and is continuing under this Indenture, the Issuer and its Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(i)                                                 Section 4.7, Limitation on Restricted Payments;

(ii)                                              Section 4.8, Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries;

(iii)                                           Section 4.9, Limitation on Additional Indebtedness;

(iv)                                          Clauses (b) and (c) of Section 4.10, Limitation on Asset Sales;

(v)                                             Section 4.11, Limitation on Affiliate Transactions;

(vi)                                          Section 4.15, Additional Guarantees (but only with respect to any Person that is required to become a Guarantor after the date of the commencement of the applicable Suspension Date);

(vii)                                       Section 4.16, Limitation on Designation of Unrestricted Subsidiaries; and

(viii)                                    Section 5.1(a)(3), Consolidation, Merger, Conveyance, Transfer or Lease.

(b)                                 If at any time after a Suspension Date, a credit rating assigned to the Notes is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both Rating Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on, and none of the Issuer or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.  The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

(c)                                  On the Reinstatement Date, (i) all Indebtedness incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date so that it is classified under Section 4.9(b)(3), (ii) any transaction with an Affiliate entered into after the Suspension Date will be deemed to have been outstanding on the Issue Date, so that it is classified under Section 4.11(b)(4), (iii) any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to take any actions described in the first paragraph of Section 4.8 entered into after the Suspension Date and existing on the Reinstatement Date will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (1) of Section 4.8 and (iv) any Investment made after the Suspension Date will be deemed to have been made on the Issue Date, so that it is classified under clause (14) of the definition of “Permitted Investment.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.7 will be made as though Section 4.7 had been in effect since the Issue Date and throughout the Suspension Period.  Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.7(a).

(d)                                 During any period when the Suspended Covenants are suspended, the Board of Directors of the Issuer may not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

(e)                                  Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Issuer will provide an Officer’s Certificate to the Trustee regarding such occurrence.  The Trustee shall have no obligation to monitor or independently determine or verify if a Suspension Date or Reinstatement Date has occurred or notify the Holders of any Suspension Date or Reinstatement Date.  The Trustee may provide a copy of such Officer’s Certificate to any Holder of the Notes upon request.

Section 4.18.                          Use of Proceeds Prior to the Consummation of the Acquisition.

(a)                                 Prior to the earlier of (1) the date of the consummation of the Acquisition and (2) the date on which the Notes are redeemed by the Issuer pursuant to Section 3.8, the Issuer shall not, and shall not permit any of its Subsidiaries to, use the net proceeds from the issuance of the Notes for any other purpose other than making investments in Cash Equivalents or consummating the Acquisition (including the payment of fees and expenses related to the Acquisition).

(b)                                 Upon the consummation of the Acquisition, this Section 4.18 will automatically cease to be of any force or effect.

ARTICLE V
SUCCESSORS

Section 5.1.                                 Consolidation, Merger, Conveyance, Transfer or Lease.

(a)                                 The Issuer shall not, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person (whether or not the Issuer is the surviving Person), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer and its Restricted Subsidiaries (taken as a whole) to any Person unless:

(1)                                 either:

(A)                               the Issuer will be the surviving or continuing Person; or

(B)                               the Person (if other than the Issuer) formed by or surviving or continuing from such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition or assignment shall be made (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States or of any State of the United States or the District of Columbia, and the Successor expressly assumes by agreement all of the obligations of the Issuer under the Notes and this Indenture, the Security Documents and the Intercreditor Agreement and the Successor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such Successor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; provided, that if the Successor is not a corporation, a Restricted Subsidiary that is a corporation expressly assumes as co-obligor all of the obligations of the Issuer under this Indenture and the Notes pursuant to a supplemental indenture to this Indenture executed and delivered to the Trustee;

(2)                                 immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(3)                                 immediately after giving pro forma effect to such transaction and the assumption of the obligations as set forth in clause (1)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis,

(i) the Issuer or its Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (ii) the Consolidated Interest Coverage Ratio for the Issuer or its Successor, as the case may be, and its Restricted Subsidiaries would be greater than or equal to such Consolidated Interest Coverage Ratio prior to such transaction; and

(4)                                 the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that such merger, consolidation or transfer and such agreement and/or supplemental indenture (if any) comply with this Indenture and that all covenants and conditions precedent to the execution and delivery of such agreement and/or supplemental indenture have been satisfied.

For purposes of this Section 5.1, any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b)                                 Except in circumstances under which this Indenture provides for the release of the Guarantee of a Guarantor as described in Section 11.5, no Guarantor will, and the Issuer will not permit any Guarantor to, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person (whether or not the Guarantor is the surviving Person), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of such Guarantor to any Person, unless either:

(1)

(a)         (A) such Guarantor will be the surviving or continuing Person; or (B) the Person (if other than such Guarantor) formed by or surviving any such consolidation or merger is the Issuer or another Guarantor or assumes, by agreements in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Guarantee of such Guarantor and this Indenture, the Security Documents and the Intercreditor Agreement and the successor Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such successor Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(b)         immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(c)          the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger or consolidation and such agreements and/or supplemental indenture (if any) comply with this Indenture and that all covenants and conditions precedent to the execution and delivery of such agreement and/or supplemental indenture have been satisfied; or

(2)                                 the transaction is made in compliance with Section 4.10.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(c)                                  Upon any consolidation or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer or a Guarantor in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Guarantee, as applicable, the surviving entity formed by such consolidation or merger or into which the Issuer or such Guarantor is merged or the Person to which the sale, conveyance, lease, transfer, disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Notes or its Guarantee, as the case may be, this Indenture, the Security Documents and the Intercreditor Agreement with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes or its Guarantee as the case may be, this Indenture, the Security Documents and the Intercreditor Agreement.

(d)                                 Notwithstanding the foregoing, (i) any Restricted Subsidiary may consolidate or merge with or into or convey, transfer, sell, dispose, assign or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary and (ii) the Issuer or any Guarantor may consolidate or merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or part of its properties and assets to the Issuer or another Guarantor or merge with a Restricted Subsidiary of the Issuer solely for the purpose of reincorporating the Issuer or Guarantor in a State of the United States or the District of Columbia, as long as the amount of Indebtedness of the Issuer or such Guarantor and its Restricted Subsidiaries is not increased thereby.

ARTICLE VI
DEFAULTS AND REMEDIES

Section 6.1.                                 Events of Default. Each of the following is an “Event of Default”:

(1)                                 failure to pay interest on any of the Notes when the same becomes due and payable and the continuance of any such failure for 30 days;

(2)                                 failure to pay principal of or premium, if any, on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, required purchase, acceleration or otherwise;

(3)                                 failure by the Issuer or any of its Restricted Subsidiaries to comply with any of their respective agreements or covenants described in Section 5.1;

(4)                                 failure by the Issuer to comply in respect of its obligations to make a Change of Control Offer as described in Section 4.13 or either a Collateral Disposition Offer or a Net Proceeds Offer as described in Section 4.10 and continuance of this failure for 30 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding;

(5)                                 except as described in clauses (3) and (4) of this Section 6.1, failure by the Issuer or any Restricted Subsidiary to comply with any other covenant or agreement contained in this Indenture, the Notes, the Intercreditor Agreement or the Security Documents and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25.0% of the aggregate principal amount of the Notes then outstanding;

(6)                                 default by the Issuer or any of its Restricted Subsidiaries under any mortgage, indenture or other instrument or agreement under which there is issued or by which there is secured or evidenced Indebtedness for borrowed money by the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, other than intercompany Indebtedness, which default:

(A)                               is caused by a failure to pay at its Stated Maturity principal on such Indebtedness within the applicable express grace period and any extensions thereof, or

(B)                               results in the acceleration of such Indebtedness prior to its Stated Maturity (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Issuer or such Restricted Subsidiary of notice of any such acceleration), and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other Indebtedness with respect to which an event described in clause (A) or (B) has occurred and is continuing, aggregates $50.0 million or more;

(7)                                 one or more final judgments entered by a court of competent jurisdiction (to the extent not covered by insurance) for the payment of money in an aggregate amount in excess of $50.0 million shall be rendered against the Issuer, any of its Significant Subsidiaries or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(8)                                 the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)                               commences a voluntary case,

(B)                               consents to the entry of an order for relief against it in an involuntary case,

(C)                               consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)                               makes a general assignment for the benefit of its creditors, or

(E)                                generally is not paying, or is unable to pay, or admits in writing its inability to pay, its debts as they become due; or

(F)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                     is for relief against the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;

(ii)                                  appoints a custodian of the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary or for all or substantially all of the property of the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(iii)                               orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days; or

(9)                                 any Guarantee of a Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together, as of the latest audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor that is a Significant Subsidiary (or any group of Guarantors that, taken together, as of the latest audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary) denies its liability under the Guarantee of such Guarantor (other than by reason of release of such Guarantor or such group of Guarantors from its Guarantee in accordance with the terms of this Indenture and the Guarantee); or

(10)                          the occurrence of any of the following:

(A)                               any Security Document or any obligation under the Intercreditor Agreement is held in any judicial proceeding to be unenforceable or invalid in any material respect or ceases for any reason to be in full force and effect in any material respect, other than in accordance with the terms of this Indenture, the relevant Security Documents or the Intercreditor Agreement; provided that it will not be a Default if the sole result is that any Lien with a fair market value of not more than $20.0 million ceases to be enforceable;

(B)                               with respect to any Collateral having a fair market value in excess of $20.0 million, individually or in the aggregate, (x) the failure of the security interest with respect to such Collateral under the Security Documents, at any time, to be in full force and effect in any material respect for any reason other than in accordance with the terms of the relevant Security Documents and the terms of this Indenture or the Intercreditor Agreement, as applicable, and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such failure continues for 60 days or (y) the assertion by the Issuer or any Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; provided that it will not be an Event of Default if such condition results from the action or inaction of the Trustee or the Collateral Agent; or

(C)                               the Issuer or any Significant Subsidiary that is a Guarantor (or any such Guarantors that taken together would constitute a Significant Subsidiary), or any Person acting on behalf of any of them, denies or disaffirms, in writing, any material obligation of the Issuer or such Significant Subsidiary that is a Guarantor (or such Guarantors that taken together would constitute a Significant Subsidiary) set forth in or arising under this Indenture, the Intercreditor Agreement or any Security Document.

Section 6.2.                                 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.1(8) with respect to the Issuer) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately.

If an Event of Default specified in Section 6.1(8) occurs with respect to the Issuer, then all outstanding Notes shall become and be immediately due and payable without any declaration, further action or notice to the extent permitted by applicable law.

In the case of an Event of Default specified in Section 6.1(6) above, such Event of Default and all consequences thereof (excluding, however, any resulting Payment Default with respect to the Notes) will be annulled, waived and rescinded with respect to the Notes, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default first arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (a) the Indebtedness or Guarantee that is the basis for such Event of Default has been paid or discharged, (b) the holders of the Indebtedness have rescinded or waived the acceleration giving rise to such Event of Default or (c) the default that is the basis for such Event of Default has been otherwise cured; provided, however, that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration and its consequences if:

(1)                                 the rescission would not conflict with any judgment or decree;

(2)                                 all existing Events of Default have been cured or waived other than nonpayment of accelerated principal and interest;

(3)                                 to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4)                                 the Issuer has paid the Trustee and the Collateral Agent its reasonable compensation and reimbursed the Trustee and the Collateral Agent for its reasonable expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 6.3.                                 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.4.                                 Waiver of Past Defaults. Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee and the Collateral Agent may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture.

Section 6.5.                                 Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent or exercising any trust power conferred on them. However, (i) the Trustee or the Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee or the Collateral Agent in personal liability, or that the Trustee or the Collateral Agent determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and (ii) the Trustee or the Collateral Agent may take any other action it deems proper that is not inconsistent with any such direction received from the Holders.

Section 6.6.                                 Limitation on Suits. A Holder may pursue a remedy with respect to this Indenture or the Notes (subject to the Intercreditor Agreement) only if:

(1)                                 the Holder gives to the Trustee written notice of a continuing Event of Default;

(2)                                 the Holder or Holders of at least 25.0% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)                                 such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)                                 the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)                                 during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.7.                                 Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be modified without the consent of the Holder.

Section 6.8.                                 Collection Suit by Trustee. If an Event of Default specified in Section 6.1(1) or Section 6.1(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel.

Section 6.9.                                 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel, and any other amounts due the Trustee or Collateral Agent under Section 7.6. To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, the Collateral Agent, their agents and counsel, and any other amounts due the Trustee or Collateral Agent under Section 7.6 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing in this Section 6.9 shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.                          Priorities. (a) With respect to the ABL Priority Collateral, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the ratable payment of fees, costs and expenses (including reasonable attorneys’ fees and expenses and court costs) of the ABL Collateral Agent and the agent or representative of any Pari Passu ABL Lien Indebtedness;

Second: to the ratable payment of the ABL Obligations and any Pari Passu ABL Lien Indebtedness, in accordance with the ABL Documents and the documents governing such Pari Passu ABL Lien Indebtedness until payment in full of such Obligations;

Third: to the ratable payment of fees, costs, expenses (including reasonable attorneys’ fees and expenses and court costs), and indemnities of the Collateral Agent, the Trustee and the agent or representative of any other Secured Obligations;

Fourth: to the ratable payment of the Obligations under the Notes Documents and any other Secured Obligations, in accordance with this Indenture and the documents governing such Secured Obligations; and

Fifth: the balance, if any, to the Grantors or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(b)                                 With respect to the Notes Priority Collateral, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the ratable payment of fees, costs, expenses (including reasonable attorneys’ fees and expenses and court costs) and indemnities of the Collateral Agent, the Trustee and the trustee or representative of any other Secured Obligations;

Second: to the ratable payment of the Obligations under the Notes Documents and any other Secured Obligations, in accordance with this Indenture and the documents governing such Secured Obligations, until payment in full of the Secured Obligations;

Third: to the ratable payment of fees, costs and expenses (including reasonable attorneys’ fees and expenses and court costs) of the ABL Collateral Agent and the trustee or representative of any other Pari Passu ABL Lien Indebtedness;

Fourth: to the ratable payment of the ABL Obligations and any Pari Passu ABL Lien Indebtedness, in accordance with the ABL Documents and the documents governing such Pari Passu ABL Lien Indebtedness; and

Fifth: the balance, if any, to the Grantors or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(c)                                  The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11.                          Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE VII
TRUSTEE

Section 7.1.                                 Duties of Trustee.

(a)                                 If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)                                 Except during the continuance of an Event of Default:

(1)                                 the duties of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)                                 the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein); provided, however, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c)                                  The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)                                 this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2)                                 the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)                                 the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)                                 no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d)                                 The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e)                                  Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1.

(f)                                   The Trustee agrees to accept and act upon facsimile, pdf or electronic transmission of documents hereunder.

Section 7.2.                                 Rights of Trustee.

(a)                                 The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, debenture or other document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b)                                 Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the

Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c)                                  The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)                                 The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e)                                  Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.

(f)                                   The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)                                  The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, subject to execution of reasonable confidentiality agreements and attorney-client privilege, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)                                 The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent, the Agents and each other agent, custodian and Person employed to act hereunder.

(i)                                     The Trustee may request that the Issuer and each of the Guarantors deliver to the Trustee an Officer’s Certificate setting forth the names of individuals and/or titles of Officers of the Issuer and each Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture, the Notes and the Guarantees on behalf of the Issuer and/or the Guarantors, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j)                                    The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or the Trustee shall have received from the Issuer or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 12.2 and such notice references the Notes and this Indenture  and states that it is an “notice of default.” In the absence of such actual knowledge or such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k)                                 In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)                                     The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)                             The Trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

(n)                                 The Issuer will be responsible for making calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, and any other amounts payable on the Notes. The Issuer will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders of the Notes. The Issuer will provide a schedule of its calculations to the Trustee, upon request, when applicable, and the Trustee is entitled to rely conclusively on the accuracy of the Issuer’s calculations without independent verification.

Section 7.3.                                 Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.9.

Section 7.4.                                 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Guarantee, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any Officer’s Certificate delivered to the Trustee hereunder, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication hereunder.

Section 7.5.                                 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall deliver to Holders a notice of the Default or Event of Default within 90 days after it occurs, unless such Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

Section 7.6.                                 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and for all services rendered by it hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

Each of the Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee (which for purposes of this Section 7.6 shall include its officers, directors, employees and agents) against any and all claims, damages, losses, liabilities, costs or expenses incurred by it (including, without limitation, the fees and expenses of its agents and counsel) arising out of or in connection with the acceptance or administration of its duties under this Indenture, the performance of its obligations and/or exercise of its rights hereunder, including the costs and expenses of enforcing this Indenture against the Issuer or any Guarantor (including this Section 7.6) and defending itself against any claim (whether asserted by the

Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall be caused by its own gross negligence or willful misconduct. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. In the event that defense of any such claim is assumed by the Issuer or a Guarantor, it shall be done so with the Trustee’s consent, and the Trustee may have one separate counsel, and the Issuer shall pay the reasonable fees and expenses of such counsel for the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Guarantors under this Section 7.6 shall survive the satisfaction and discharge of this Indenture, the payment of the Notes or the resignation or removal of the Trustee.

To secure the Issuer’s payment obligations in this Section 7.6, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the payment of the Notes and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.7.                                 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 7.7.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer in writing. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee upon 30 days’ prior notice by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a)                                 the Trustee fails to comply with Section 7.9;

(b)                                 the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)                                  a receiver of the Trustee or of its property is appointed or any public officer takes charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation; or

(d)                                 the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor trustee. Within one year after the successor trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Issuer.

If a successor trustee does not take office within 30 days after the retiring Trustee resigns or is removed, such retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.9, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to such Trustee hereunder have been paid and subject to the Lien provided for in Section 7.6. Notwithstanding replacement of the Trustee pursuant to this Section 7.7, the Issuer’s and the Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

Section 7.8.                                 Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor Trustee or any Agent, as applicable.

Section 7.9.                                 Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trust powers and that is subject to supervision or examination by federal or state authorities. Such Trustee (or its parent) together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

Section 7.10.                          Appointment of Authenticating Agent.

(a)                                 At any time when any of the Notes remain outstanding, the Trustee may appoint an Authenticating Agent or Agents with respect to the Notes which shall be authorized to act on behalf of the Trustee to authenticate the Notes and the Trustee shall give written notice of such appointment to all Holders of Notes, in the manner provided for in Section 12.2. Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Any such appointment shall be evidenced by an instrument in writing signed by the Trustee, and a copy of such instrument shall be promptly furnished to the Issuer. Wherever reference is made in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent.

(b)                                 Each Authenticating Agent shall be reasonably acceptable to the Issuer and shall at all times be a corporation organized and doing business under the laws of the United States of America, any state thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of at least $50.0 million and subject to supervision or examination by federal or state authority. If such corporation publishes or files reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 7.10, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published or filed. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect specified in this Section 7.10.

(c)                                  Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such corporation shall be otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

(d)                                 An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Issuer. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Issuer. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Issuer and shall give written notice of such appointment to all Holders of Notes, in the manner provided for in Section 12.2. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

(e)                                  The Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section.

ARTICLE VIII
DEFEASANCE; DISCHARGE OF THIS INDENTURE

Section 8.1.                                 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, by delivery of an Officer’s Certificate, at any time, elect to have either Section 8.2 or Section 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.2.                                 Legal Defeasance. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Obligations represented by the Notes and the Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other Obligations under such Notes, Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute instruments acknowledging the same), and this Indenture shall cease to be of further effect as to all such Notes and Guarantees, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium, if any, on such Notes when such payments are due from the trust funds referred to in Section 8.4(1) (but not a Change of Control Payment or the payment pursuant to a Collateral Disposition Offer or Net Proceeds Offer); (b) the Issuer’s obligations with respect to such Notes under Section 2.2, Section 2.3, Section 2.4, Section 2.7, Section 2.10, and Section 4.2; (c) the rights, powers, trusts, duties and immunities of the Trustee, including without limitation thereunder, under Section 7.6, Section 8.5 and Section 8.7 and the obligations of the Issuer and the Guarantors in connection therewith; and (d) the provisions of this Article VIII.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3. If the Issuer exercises the Legal Defeasance option, the Liens on the Collateral will be released and the Guarantees in effect at such time will automatically be released.

Section 8.3.                                 Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 above of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 below, be released from its obligations under Section 4.3, Section 4.5, Section 4.7, Section 4.8, Section 4.9, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.15, Section 4.16 and Section 5.1(a)(3) on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

If the Issuer exercises the Covenant Defeasance option, the Liens on the Collateral in respect of the Notes and the Guarantees will be released and the Guarantees in effect at such time will automatically be released.

Section 8.4.                                 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1)                                 the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay the principal of and interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)                                 in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(A)                               the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B)                               since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                 in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                 no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relates to other Indebtedness) and the grant of any Lien securing such borrowings);

(5)                                 the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound or, if such breach, violation or default would occur, such breach, violation or default is waived as of, and for all purposes, on and after, the date of such deposit; and

(6)                                 the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that the conditions precedent provided for in clauses (1) through (5) of this Section 8.4 have been complied with; provided that the opinion with respect to the condition in clause (5) may be limited to a review of instruments certified by an Officer as being the only material instruments of the Issuer.

Section 8.5.                                 Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all U.S. legal tender and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Deposit Trustee”) pursuant to Section 8.4 or Section 8.8 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Issuer or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.4 or Section 8.8 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any U.S. legal tender or non-callable U.S. Government Obligations held by it as provided in Section 8.4 or Section 8.8 which are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or satisfaction and discharge, as the case may be.

Section 8.6.                                 Repayment to Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

Section 8.7.                                 Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer and the Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.8.                                 Discharge. This Indenture and the Security Documents will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and the rights, protections and immunities of the Trustee and the Collateral Agent) as to all outstanding Notes and security granted for the Notes and the Guarantees when either:

(1)                                 all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust), have been delivered to the Trustee for cancellation; or

(2)                                 (A)                               all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to Section 3.7 and, in any case, the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued and unpaid interest, if any) on the Notes not theretofore delivered to the Trustee for cancellation (provided that if such redemption is made as provided under Section 3.7(a), (x) the amount of cash in U.S. dollars, non-callable Government Securities, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money in trust on the redemption date as necessary to pay the Applicable Premium as determined by such date) (any such amount, the “Applicable Premium Deficit”) (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any satisfaction and discharge of this Indenture and that any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption;

(B)                               the Issuer has paid or caused to be paid all other sums payable by it under this Indenture; and

(C)                               the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with. Upon the satisfaction and discharge of this Indenture, all Liens on the Collateral securing the Notes and all Guarantees then in effect will be automatically released (without the need for any action by any party), and the Trustee and Collateral Agent shall execute acknowledgements thereof upon the reasonable request of the Issuer.

After the Notes are no longer outstanding, the Issuer’s and the Guarantors’ obligations in Section 7.6, Section 8.5 and Section 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit and receipt of the Officer’s Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.1.                                 Without Consent of Holders of the Notes.

(a)                                 Notwithstanding Section 9.2, without the consent of any Holders, the Issuer, the Trustee and the Collateral Agent, at any time and from time to time, may amend or supplement this Indenture, the Guarantees, the Notes or any Security Document issued hereunder for any of the following purposes:

(1)                                 to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)                                 to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)                                 to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders and under the Security Documents in the case of a merger, consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, or sale, lease, transfer, conveyance or other disposition or assignment in accordance with Section 5.1, including the addition of any co-Issuer of the Notes;

(4)                                 to add any Guarantee or Guarantor or to effect the release of any Guarantor from any of its obligations under its Guarantee or the provisions of this Indenture (to the extent in accordance with this Indenture);

(5)                                 to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the rights of any Holder;

(6)                                 to add covenants or Events of Default for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)                                 to make any change in order to maintain the transferability of the Notes pursuant to Rule 144A or Regulations S or to institutional accredited investors;

(8)                                 to make any change to this Indenture relating to the transfer and legending of Notes as permitted by this Indenture;

(9)                                 to evidence and provide for the acceptance of appointment by a successor Trustee or a successor Collateral Agent;

(10)                          to conform the text of this Indenture, the Notes, the Guarantees or the Security Documents to any provision of the “Description of notes” contained in the Offering Memorandum, to the extent that such provision in such “Description of notes” was intended to be a substantially verbatim recitation of a provision of this Indenture, the Notes, the Guarantees or the Security Documents, as evidenced by an Officer’s Certificate of the Issuer;

(11)                          to provide for the issuance of Additional Notes and related Guarantees (and the grant of security for such Additional Notes and Guarantees) in accordance with this Indenture and the Intercreditor Agreement;

(12)                          to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release, termination or discharge of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(13)                          to grant any Lien for the benefit of the holders of any future Pari Passu Notes Lien Indebtedness, Pari Passu ABL Lien Indebtedness or Junior Lien Indebtedness in accordance with and as permitted by the terms of this Indenture and the Intercreditor Agreement (and, with respect to Junior Lien Indebtedness, any Junior Lien Intercreditor Agreement);

(14)                          to add additional secured parties to the Intercreditor Agreement to the extent Liens securing obligations held by such parties are permitted under this Indenture;

(15)                          to mortgage, pledge, hypothecate or grant a security interest in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Agent in accordance with the terms of this Indenture or otherwise; or

(16)                          to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) and the Intercreditor Agreement in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture, the Intercreditor Agreement and the relevant Security Documents.

(b)                                 The Holders of the Notes shall be deemed to have consented for purposes of the Security Documents and the Intercreditor Agreement to any of the following amendments, waivers and other modifications to the Security Documents and the Intercreditor Agreement:

(1)                                 (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu Notes Lien Indebtedness that are incurred in compliance with the ABL Credit Agreement and the Notes Documents and (B) to establish that the Liens on any Collateral securing such Pari Passu Notes Lien Indebtedness shall rank equally with the Liens on such Collateral securing the obligations under this Indenture, the Notes and the Guarantees;

(2)                                 (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Pari Passu ABL Lien Indebtedness that is incurred in compliance with the ABL Credit Agreement and the Notes Documents, (B) to establish that the Liens on any Collateral securing such Pari Passu ABL Lien Indebtedness shall rank equally with the Liens on such Collateral securing the ABL Obligations and senior to the Liens on such ABL Priority Collateral securing any obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment, (C) to establish that the Liens on any Notes Priority Collateral securing such Pari Passu ABL Lien Indebtedness shall be junior and subordinated to the Liens on such Notes Priority Collateral securing any obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment;

(3)                                 to establish that the Liens on any ABL Priority Collateral securing any Indebtedness replacing the ABL Credit Agreement permitted to be incurred under Section 4.9(b)(1) shall be senior to the Liens on such ABL Priority Collateral securing any obligations under this Indenture, the Notes and the Guarantees, and that any obligations under this Indenture, the Notes and the Guarantees shall continue to be secured on a first-priority basis by the Notes Priority Collateral and on a second-priority basis on the ABL Priority Collateral; and

(4)                                 upon any cancellation or termination of the ABL Credit Agreement without a replacement thereof, to establish that the ABL Priority Collateral shall become Notes Priority Collateral.

(c)                                  Any such additional party added pursuant to Section 9.1(b), the ABL Collateral Agent, the Trustee and the Collateral Agent shall be entitled to rely upon an Officer’s Certificate certifying that such Pari Passu Notes Lien Indebtedness or Pari Passu ABL Lien Indebtedness, as the case may be, was issued or borrowed in compliance with the ABL Credit Agreement and the Notes Documents, and no Opinion of Counsel shall be required in connection therewith.

(d)                                 The Holders of the Notes shall be deemed to have consented for purposes of this Indenture, the Security Documents and the Intercreditor Agreement to the execution and delivery by the Trustee and Collateral Agent of a Junior Lien Intercreditor Agreement to the extent it is approved by the ABL Collateral Agent or, if the ABL Credit Agreement has been replaced, any other agent for the holders of ABL Obligations.

(e)                                  After an amendment under this Indenture, the Security Documents or the Intercreditor Agreement becomes effective, the Issuer shall deliver to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.  Disclosure of any such amendment in a filing made with the SEC shall constitute delivery to Holders of the Notes of such notice.

Section 9.2.                                 With Consent of Holders of Notes. Except as provided below in this Section 9.2, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding, other than Notes beneficially owned by the Issuer and its Affiliates (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the

Notes), the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Guarantees, the Notes or the Security Documents (subject to compliance with the Intercreditor Agreement), subject to Section 6.7, waive any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Guarantees or the Security Documents (subject to compliance with the Inercreditor Agreement); provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes):

(1)                                 reduce, or change the maturity of, the principal of any Note;

(2)                                 reduce the rate of or extend the time for payment of interest on any Note;

(3)                                 reduce any premium payable upon redemption of the Notes or change the date on which any Notes are subject to redemption (other than the notice provisions) or waive any payment with respect to the redemption of the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, any purchase or repurchase of Notes (including pursuant to Section 4.10 and Section 4.13) shall not be deemed a redemption of the Notes;

(4)                                 make any Note payable in money or currency other than that stated in the Notes;

(5)                                 modify or change any provision of this Indenture or the related definitions to affect the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders;

(6)                                 reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(7)                                 waive a Default or Event of Default in the payment of principal of or premium or interest, if any, on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the Payment Default with respect to the Notes that resulted from such acceleration);

(8)                                 modify the contractual rights of Holders to receive payments of principal of, or premium or interest, if any, on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes; provided, however, that solely for the avoidance of doubt, and without any other implication, this provision is not impacted by changes or amendments to Section 4.10 and Section 4.13;

(9)                                 release any Guarantor from any of its obligations under its Guarantee or this Indenture, except as permitted by this Indenture;

(10)                          modify or change the obligation of the Issuer to make and consummate a Collateral Disposition Offer with respect to any Asset Sale of Notes Priority Collateral in accordance with the covenant in Section 4.10 after the obligation to make such a Collateral Disposition Offer has arisen; or

(11)                          make any change in these amendment and waiver provisions.

In addition, without the consent of the Holders of at least 66 2/3% of the principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), no amendment, supplement or waiver may amend any of the Security Documents or this Indenture if such amendment, supplement or waiver has the effect of releasing all or substantially all of the Collateral from the Liens of this Indenture or any Security Document.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 9.3.                                 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, this Indenture shall be modified in accordance therewith, and such amendment, supplement or waiver shall form a part of this Indenture for all purposes, and it thereafter binds every Holder. The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.

Section 9.4.                                 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.5.                                 Trustee to Sign Amendments, Etc. The Trustee and the Collateral Agent shall sign any amended or supplemental indenture or other amendment authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent.

Section 9.6.                                 Officer’s Certificate and Opinion of Counsel. In connection with any amendment, supplement, or waiver, in signing or refusing to sign any such amendment, supplement or waiver the Trustee and the Collateral Agent (as applicable) shall be entitled to receive (and, subject to Section 7.1, shall be fully protected in relying upon) an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to such amendment, supplement or waiver have been satisfied, that such amendment, supplement or waiver is authorized or permitted by this Indenture and the Security Documents, as applicable, and, with respect to such Opinion of Counsel, that such amendment, supplement or waiver is the legal, valid and binding obligation of the parties thereto, enforceable against it in accordance with its terms.

ARTICLE X
COLLATERAL

Section 10.1.                          The Collateral.

(a)                                 The Issuer and the Guarantors hereby appoint Wilmington Trust, National Association to act as Collateral Agent, and each Holder, by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to such appointment. The Collateral Agent shall have the privileges, powers and immunities as set forth in this Indenture and the Security Documents. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or the Security Documents, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Issuer or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or the Security Documents or otherwise exist against the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  From and after the Collateral Due Date, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuer set forth in Section 7.6 and Section 8.5 herein, and the Notes and the Guarantees thereof and the Security Documents, shall be secured by (i) first-priority Liens and security interests on the Notes Priority Collateral and (ii) second-priority Liens and security interests on the ABL Priority Collateral (in each case subject to Permitted Liens), as and to the extent provided in the Security Documents, which the Issuer and the Guarantors, as the case may be, will enter into on the Collateral Due Date, including the Pledge and Security Agreement substantially in the form attached as Exhibit D hereto and the Intercreditor Agreement substantially in the form attached as Exhibit E hereto, and at such time, will be secured pursuant to the Security Documents hereafter delivered as required or permitted by this Indenture and the Security Documents.  The Collateral will also secure the Issuer’s and the Guarantors’ Obligations under the ABL Credit Agreement, Pari Passu Notes Lien Indebtedness and Pari Passu ABL Lien Indebtedness as provided in the Intercreditor Agreements and any Junior Lien Indebtedness as provided under the Junior Lien Intercreditor Agreement. The Issuer and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral on behalf of and for the benefit of all of the Holders, the Trustee and the Collateral Agent, in each case pursuant to the terms of the Security Documents, and the Collateral Agent and the Trustee are hereby directed and authorized by the Holders to execute and deliver the Pledge and Security Agreement, including the exhibits thereto, the Intercreditor Agreement and the other Security Documents.

(b)                                 Each Holder, by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, agrees to the appointment of the Collateral Agent and authorizes and directs the Collateral Agent (i) to enter into the Security Documents (including, without limitation, the Intercreditor Agreement), whether executed on or after the Issue Date, and perform its obligations and exercise its rights, powers and discretions under the Security Documents in accordance therewith, (ii) make the representations of the Holders set forth in the Security Documents (including, without limitation, the Intercreditor Agreement), and (iii) bind the Holders on the terms as set forth in the Security Documents (including, without limitation, the Intercreditor Agreement).

(c)                                  The Trustee, the Collateral Agent and each Holder, by accepting the Notes and the Guarantees thereof acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Collateral Agent and the Trustee, and that the Lien of this Indenture and the Security Documents in respect of the Trustee, the Collateral Agent and the Holders is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.

(d)                                 Notwithstanding anything stated in this Indenture to the contrary, the Issuer, the Guarantors, the Trustee, the Collateral Agent and the Holders agree that the Notes shall not be secured by the Collateral until the Collateral Due Date and the Issuer and Guarantors are not required to execute any documents evidencing the creation or perfection of security interests in the Collateral for the benefit of the Holders until the Collateral Due Date.

Section 10.2.                          Maintenance of Collateral; Further Assurances.

(a)                                 The Issuer and the Guarantors shall maintain the Collateral that is material to the conduct of their respective businesses in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted). The Issuer and the Guarantors shall pay all real estate and other taxes (except such as are contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits and insurance in amounts that insures against such losses and risks as are reasonable for the type and size of the business of the Issuer and the Guarantors, except, in each case, where the failure to effect such payment or maintain such permits or insurance coverages is not adverse in any material respect to the Holders.

(b)                                 To the extent required under this Indenture or any of the Security Documents, the Issuer and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further actions that may be required under the Security Documents or applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, to the extent required under this Indenture or any of the Security Documents, from time to time, the Issuer and the Guarantors will reasonably promptly secure the obligations under this Indenture and Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral to the extent required by the Security Documents. Such security interests and Liens will be created under the Security Documents. The Issuer shall deliver or cause to be delivered to the Trustee and the Collateral Agent all such instruments and documents to evidence compliance with this Section 10.2. The Issuer agrees to provide evidence to the Trustee as to the perfection (to the extent required by the Security Documents) and priority status of each such security interest and Lien.

Section 10.3.                          After-Acquired Property.  Upon the acquisition by any of the Issuer or the Guarantors after the Collateral Due Date of any assets (other than Excluded Assets), including, but not limited to, any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures or any working capital assets that, in any such case, form part of the Collateral, the Issuer or such Guarantor shall execute and deliver (to the extent required by this Indenture and/or the Security Documents) any information, documentation and financing statements or other certificates as may be necessary to vest in the Collateral Agent a perfected security interest, with the priority required by this Indenture, the Security Documents and the Intercreditor Agreement, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture, the Security Documents and the Intercreditor Agreement relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

Section 10.4.                          Impairment of Security Interest.  The Issuer shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, (i) take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral or (ii) grant any Person, or permit any Person to retain (other than the ABL Collateral Agent and the Collateral Agent), any Liens on the Collateral (other than Liens not prohibited by this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement). The Issuer and each

Guarantor will, at its sole cost and expense, execute and deliver all such agreements and instruments as are necessary, or as the Trustee or the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.

Section 10.5.                          Real Estate Mortgages and Filings.

(a)                                 The Issuer and the Guarantors shall cause, upon the occurrence and during the continuance of an Event of Default under this Indenture, and to the extent requested by the Holders of at least 66 2/3% in aggregate principal amount of outstanding Notes, all Real Property owned by the Issuer and the Guarantors to become Collateral as Notes Priority Collateral (subject only to Permitted Liens), perfected and title insured, in favor of the Collateral Agent for its own benefit and the benefit of the Trustee and the Holders of the Notes to secure the Obligations under this Indenture and the Notes pursuant to the Security Documents at the Issuer’s expense, within 30 days of the date requested by the Holders of the requisite percentage of Notes.

(b)                                 In furtherance of the foregoing, upon the acquisition of any owned Real Property referred to in the preceding paragraph by the Issuer or any Guarantor, if such owned Real Property shall become Collateral as required pursuant to this Section 10.5, then the Issuer or such Guarantor shall, at the Issuer’s expense:

(1)                                 within thirty (30) days after such acquisition, furnish to the Collateral Agent a description of the owned Real Property so acquired;

(2)                                 within thirty (30) days after such acquisition, cause Issuer or the applicable Guarantor to duly execute and deliver to the Collateral Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, flood notices and, if applicable, flood insurance, instruments of accession to the Security Documents and other security and pledge agreements, securing payment of all the Obligations of the Issuer or the applicable Guarantor under this Indenture and the Notes and constituting Liens on all such owned Real Properties;

(3)                                 within sixty (60) days after such acquisition, cause the Issuer or the applicable Guarantor to take whatever action (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary to vest in the Collateral Agent valid and subsisting Liens on such owned Real Property, enforceable against all third parties;

(4)                                 within sixty (60) days after such acquisition, deliver to the Collateral Agent a signed copy of a favorable opinion, addressed to the Collateral Agent of behalf of the other Secured Parties, of counsel for the issuer or the Guarantors;

(5)                                 as promptly as practicable after any acquisition of any such owned Real Property, deliver to the Collateral Agent with respect to such owned Real Property title reports, surveys and engineering, soils and other reports, and environmental assessment reports; provided, however, that to the extent that the Issuer or any Guarantor or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such owned Real Property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent; and

(6)                                 deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Issuer or the applicable Guarantor on the Collateral Due Date.

(c)                                  If, following the occurrence of an Event of Default, the Holders of at least 662/3% in aggregate principal amount of outstanding Notes determine that it is required by law for them to have appraisals prepared in respect of the Real Property of the Issuer or the Guarantors constituting Collateral pursuant to paragraph (a), the Issuer or such Guarantor shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 32 - Subpart C or any successor or similar statute, rule, regulation, guideline or order.

Section 10.6.                          Release of Liens on the Collateral.

(a)                                 The Liens on the Collateral securing the Notes will automatically and without the need for any further action by any Person be released:

(1)                                 in whole , upon payment in full of the principal of, accrued and unpaid interest and premium, if any, on the Notes;

(2)                                 in whole upon:

(A)                               a Legal Defeasance or Covenant Defeasance as set forth in Article VIII hereof; or

(B)                               the satisfaction and discharge of this Indenture as set forth in Section 8.8;

(3)                                 in part, as to any property constituting Collateral that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or another Guarantor) in a transaction not prohibited by this Indenture or the Security Documents at the time of such sale, transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee in accordance with this Indenture, concurrently with the release of such Guarantee (including in connection with the designation of a Guarantor as an Unrestricted Subsidiary);

(4)                                 in whole or in part, as applicable, in accordance with the provisions in Article IX;

(5)                                 in part, in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement; or

(6)                                 in whole or in part, as applicable, as to all or any part of the Collateral that has been taken by eminent domain, condemnation or other similar circumstances,

provided that, in the case of any release in whole pursuant to clauses (1), (2) and (4) above, all amounts owing to the Trustee and the Collateral Agent under this Indenture, the Notes, the Guarantees, the Security Documents and the Intercreditor Agreement have been paid in full.

(b)                                 To the extent a proposed release of Collateral is not automatic and requires action by the Trustee or the Collateral Agent, the Issuer and each Guarantor will furnish to the Trustee and the Collateral Agent, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture, an Officer’s Certificate and an Opinion of Counsel that all conditions precedent provided for in this Indenture and the Security Documents relating to such release have been complied with.

(c)                                  Upon compliance by the Issuer or the Guarantors, as the case may be, with the conditions precedent set forth above, the Trustee or the Collateral Agent shall promptly cause to be released and reconveyed (at the expense of the Issuer or the Guarantors) to the Issuer or the Guarantors, as the case may be, the released Collateral.

Section 10.7.                          Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Security Documents.

(a)                                 Subject to the provisions of the Security Documents, each of the Trustee or the Collateral Agent may (but shall not be obligated to), in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (1) enforce any of its rights or any of the rights of the Holders under the Security Documents and (2) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Guarantors hereunder and thereunder.  Subject to the provisions of the Security Documents, the Trustee or the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b)                                 Except as otherwise expressly set forth in Section 4.4 of the Pledge and Security Agreement, neither the Trustee nor the Collateral Agent shall be responsible for, nor do they make any representation regarding, the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Neither the Trustee nor the Collateral Agent shall have any responsibility for recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.

(c)                                  Where any provision of this Indenture requires that additional property or assets be added to the Collateral and a security interest with respect to such property or assets would not be created or perfected without preparation and execution of additional documentation, the Issuer and each Guarantor shall deliver to the Trustee or the Collateral Agent the following:

(1)                                 a request from the Issuer that such Collateral be added;

(2)                                 the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Security Documents entered into on the Collateral Due Date, with such changes thereto as the Issuer shall consider appropriate, or in such other form as the Issuer shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee and the Collateral Agent; and

(3)                                 such financing statements, if any, as the Issuer shall deem necessary to perfect the Collateral Agent’s security interest in such Collateral.

(d)                                 The Trustee and the Collateral Agent, in giving any consent or approval under the Security Documents or in executing any Security Documents, shall be entitled to receive, as a condition to such consent or approval or to executing such document in the case of a request to execute a Security Document, a request of the Issuer and, in all cases, an Officer’s Certificate and an Opinion of Counsel to the effect that all conditions precedent specified in this Indenture with respect to the action or omission for which consent or approval is to be given have been satisfied or that such action or omission for which consent or approval is not being given does not violate this Indenture, and the Trustee and the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officer’s Certificate and Opinion of Counsel.

(e)                                  Notwithstanding anything else to the contrary herein, whenever reference is made in this Indenture or any Security Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Indenture if it shall not have received such written instruction, advice or concurrence of the Trustee (acting at the direction of the Holders and otherwise in accordance with this Indenture, Intercreditor Agreements and other Security Documents), and such indemnity from the Holders as it deems appropriate.  This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

Section 10.8.                          Notes Collateral Account.

(a)                                 The Trustee is authorized to receive any funds for the benefit of the Holders distributed under, and in accordance with, the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture, the Security Documents and the Intercreditor Agreement.

(b)                                 The Issuer shall establish upon the first Asset Sale of Notes Priority Collateral, with the Collateral Agent the Notes Collateral Account, which shall at all times hereafter until this Indenture shall have terminated, be maintained with, and under the control of, the Collateral Agent.  The Net Available Proceeds from any Asset Sale of Notes Priority Collateral shall be deposited in such Notes Collateral Account pending distribution in accordance with Section 4.10(a) of this Indenture.

Section 10.9.                          Information Regarding Collateral.

(a)                                 The Issuer shall furnish to the Collateral Agent, with respect to the Issuer or any Guarantor, promptly (and in any event within no more than thirty days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) legal identification number. The Issuer and the Guarantors will take all necessary action so that the Lien in favor of the Collateral Agent pursuant to this Indenture and/or the Security Documents is perfected with the same priority as immediately prior to such change to the extent required by this Indenture and/or the Security Documents. The Issuer shall also promptly notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.

(b)                                 Each year, within 120 days after the end of the preceding fiscal year, the Issuer shall deliver to each of the Trustee and the Collateral Agent a certificate of a responsible financial or accounting officer of the Issuer setting forth the information required pursuant to the schedules required by this Indenture and/or the Security Documents or confirming that there has been no change in such information since the date of the prior annual certification.

Section 10.10.                   Negative Pledge.  The Issuer and each Guarantor shall not, and the Issuer shall not permit any of its Restricted Subsidiaries to, further pledge the Collateral as security or otherwise, subject to Permitted Liens.

Section 10.11.                   Regarding the Collateral Agent

(a)                                 The Collateral Agent is authorized and empowered to appoint one or more subagents or co-collateral agents as it deems necessary or appropriate.

(b)                                 Except as otherwise expressly set forth in Section 4.4 of the Pledge and Security Agreement, neither the Trustee nor the Collateral Agent shall have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuer’s or any Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture or any Security Document other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(c)                                  Notwithstanding anything to the contrary contained in this Indenture or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances.  The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(d)                                 The Collateral Agent shall not be liable for (i) any action taken or omitted to be taken by it in connection with this Indenture and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, and (ii) interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent shall be segregated from other funds except to the extent required by law).

(e)                                  The Collateral Agent shall exercise reasonable care in the custody of any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar property held for its own benefit and shall not be liable or responsible for any loss or diminution in value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(f)                                   The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Security Documents or any actions taken pursuant hereto or thereto.  Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Security Documents, the Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral.  In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, which in the Collateral Agent’s or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver.  Neither the Collateral Agent nor the Trustee shall be liable to the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment.  If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent or the Trustee) other than the Issuer or the Guarantors, subject to the terms of the Security Documents, a majority in interest of Holders shall direct the Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) whom it shall designate to possess, own, operate or manage, as the case may be, such property.

(g)                                  For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Collateral Agent hereunder, including, without limitation, its right to be indemnified prior to taking action, shall survive the satisfaction, discharge or termination of this Indenture or earlier termination, resignation or removal of the Trustee, in such capacity, with respect to the holders of the ABL Priority Collateral or the Other Pari Passu Lien Obligations, as applicable, to the extent the Security Documents remain in force thereafter.

ARTICLE XI
GUARANTEES

Section 11.1.                          Guarantees.

(a)                                 For value received, each Guarantor, fully and unconditionally, jointly and severally with each other Guarantor and each other Person which may become a Guarantor hereunder, guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (i) the principal of and premium, if any, and interest, if any, on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest, if any, to the extent lawful, and all other Obligations of the Issuer to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b)                                 Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)                                  Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Guarantee. Each of the Guarantors hereby agrees that, in the event of a Default in payment of principal or premium, if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Issuer or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(d)                                 If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e)                                  Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

(f)                                   Each Guarantor that makes a payment for distribution under its Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to seek contribution from each other Guarantor in a pro rata amount of such payment based on the respective net assets of all the Guarantors at the time of such payment in accordance with GAAP.

Section 11.2.                          Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 11.1, each Guarantor agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit C shall be executed on behalf of such Guarantor by an Officer of such Guarantor (or, if an Officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature. Each Guarantor hereby agrees that its Guarantee set forth in Section 11.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. In case the Officer, board member or director of such Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds such or any office at the time the Trustee authenticates any Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.3.                          Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.4.                          Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee and the related security granted as Collateral therefor (other than a company that is a direct or indirect parent of the Issuer) shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the ABL Credit Agreement) and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or the related security granted as Collateral therefor, result in the obligations of such Guarantor under its Guarantee or the related security granted as Collateral therefor constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer or otherwise reviewable under applicable law.

Section 11.5.                          Releases. A Guarantor shall be automatically released from its Obligations under its Guarantee and this Indenture (without the need for any action by any party) upon:

(a)

(1)                                 any sale or other disposition of all or substantially all of the assets of such Guarantor (by merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary, if the sale or other disposition does not violate Section 4.10 of this Indenture;

(2)                                 any sale, exchange or transfer (by merger, consolidation or otherwise) of all or a portion of the Equity Interests of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, exchange or transfer does not violate Section 4.10 of this Indenture;

(3)                                 the proper Designation of such Guarantor by the Issuer as an Unrestricted Subsidiary in accordance with the terms of this Indenture;

(4)                                 upon the release of an Obligation by such Guarantor under the ABL Credit Agreement or such other Debt Facility that initially triggered such Guarantor’s obligations to incur such Guarantee if such Guarantor would not then otherwise be required to guarantee the Notes pursuant to this Indenture;

(5)                                 if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option pursuant to Section 8.2 or Section 8.3 or if its Obligations under this Indenture are discharged in accordance with Section 8.8; or

(6)                                 liquidation or dissolution of such Guarantor; provided no Default or Event of Default has occurred and is continuing; and

(b)                                 the Issuer delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture relating to the release of such Guarantor’s Guarantee have been complied with.

Upon the release of any Guarantee in accordance with this Indenture, the Trustee shall execute any documents reasonably requested in order to evidence the release of the Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XI.

Section 11.6.                          Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XII
MISCELLANEOUS

Section 12.1.                          Concerning the Trust Indenture Act. The Trust Indenture Act of 1939, as amended, shall not be applicable to, and shall not govern, this Indenture, the Notes or the Guarantees.

Section 12.2.                          Notices. Any notice, request, direction, instruction or communication by the Issuer, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

If to the Issuer or any Guarantor:

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, Florida 33414

Fax No.: (561) 791-5479

Attention: Senior Vice President and Chief Financial Officer and Vice President, Law and Corporate Secretary

With a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer

601 Lexington Avenue, 31st Floor

New York, New York 10022

Facsimile: (212) 277-4001
Attention: Valerie Ford Jacob

If to the Trustee or the Collateral Agent:

Wilmington Trust, National Association

15950 N. Dallas Parkway, Suite 550

Dallas, Texas 75248

Facsimile: (888) 316-6238

Attention: Shawn Goffinet

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders and the Trustee or the Collateral Agent) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder and the Trustee or the Collateral Agent shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary, in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. Any notice mailed or delivered to a Holder in the aforesaid manner shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice.

In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or indemnifications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee and the Collateral Agent at the same time.

In case, by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impractical to mail notice of any event to Holders of Notes when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be reasonably satisfactory to the Trustee shall be deemed to be sufficient giving of such notice for every purpose hereunder.

Any request, demand, authorization, direction, notice, consent or waiver required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.

Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 12.3.                          Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (other than in connection with the issuance of the Initial Notes), the Issuer shall furnish to the Trustee upon request:

(a)                                 an Officer’s Certificate (which shall include the statements set forth in Section 12.4) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)                                 an Opinion of Counsel (which shall include the statements set forth in Section 12.4) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

In case of any application or request as to which the furnishing of other specified documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional Officer’s Certificate or Opinion of Counsel need be furnished.

Section 12.4.                          Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than any certificate required by Section 4.4 or Section 10.9 hereof) shall include substantially:

(a)                                 a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)                                 a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one Person may certify or give an opinion with respect to some matters and one or more other Persons as to other matters, and any one Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his or her certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Issuer stating that the information with respect to such factual matters is in the possession of the Issuer, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 12.5.                          Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

Section 12.6.                          No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator, partner, member or stockholder of the Issuer or any Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or this Indenture, of any Guarantor under its Guarantee or of the Issuer or any Guarantor under the Intercreditor Agreement or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

Section 12.7.                          Governing Law; Consent to Jurisdiction. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Guarantees, this Indenture or the Security Documents, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

Section 12.8.                          No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan agreement or debt agreement of the Issuer or any of its Subsidiaries or of any other Person. Any such indenture, loan agreement or debt agreement may not be used to interpret this Indenture.

Section 12.9.                          Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors and assigns.

Section 12.10.                   Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.11.                   Execution in Counterparts. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.12.                   Table of Contents, Headings, Etc. The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.13.                   Force Majeure. In no event shall the Trustee, the Collateral Agent or any other Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, fire, riots, strikes, or stoppages for any reason, embargoes, governmental actions, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee, the Collateral Agent and each of the Agents shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

Section 12.14.                   Legal Holidays. If any scheduled payment date with respect to the payment of principal, premium, if any, or interest on the Notes, including, without limitation, any interest payment date, redemption date, stated maturity or maturity date, falls on a day that is not a Business Day, then notwithstanding any other provision of this Indenture or of the Notes, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

Section 12.15.                   Benefit of the Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Registrar and their successors hereunder and the Holders of Notes, any benefit or any legal or equitable right, remedy or claim under this Indenture.

[Signatures on following page]

Dated as of October 31, 2018.

COMPANY

KLX ENERGY SERVICES HOLDINGS, INC.

By:	/s/ Gary Roberts
Name: Gary Roberts
Title: Vice President & General Manager

GUARANTORS

KLX RE HOLDINGS LLC

By:	/s/ Gary Roberts
Name: Gary Roberts
Title: Vice President

KLX ENERGY SERVICES LLC

By:	/s/ Gary Roberts
Name: Gary Roberts
Title: Vice President

[Signature Page to the Indenture]

Dated as of October 31, 2018.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, Registrar and Paying Agent

By:	/s/ Shawn Goffinet
Name: Shawn Goffinet
Title: Assistant Vice President

[Signature Page to the Indenture]

APPENDIX A

PROVISIONS RELATING TO INITIAL NOTES AND
ADDITIONAL NOTES

Section 1.1            Definitions.

(a)  Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in the Indenture.  The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.Y., as operator of Euroclear Clearance System or any successor securities clearing agency.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Rule 144” means Rule 144 promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A promulgated under the Securities Act (including any successor provision thereto), as it may be amended from time to time.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b)  Other Definitions.

Term:	Defined in Section:

“Agent Member”	2.1(c)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)
“IAI Global Note”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1            Form and Dating

(a)  The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided herein.  The Initial Notes issued on the date hereof shall be (i) offered and sold by the Issuer to the initial purchasers thereof and (ii) resold, initially, only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”).  Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b)  Global Notes.  Rule 144A Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, numbered 144A-001 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more Global Notes, numbered S-001 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee (or an Authenticating Agent appointed by the Trustee in accordance with the Indenture) as provided in the Indenture.  One or more Global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered IAI-001 upward (collectively, the “IAI Global Note”) shall also be issued on the Issue Date, deposited with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee (or an Authenticating Agent appointed by the Trustee in accordance with the Indenture) as provided in the Indenture to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution.  The Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.”  Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in

2

accordance with instructions given by the Holder thereof as required by Section 2.6 of the Indenture and Section 2.2(c) of this Appendix A.

(c)  Book-Entry Provisions.  This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.02 of the Indenture and pursuant to an order of the Issuer signed by one Officer of the Issuer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants and current holders in, the Depositary, Euroclear and Clearstream (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or any other custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Issuer, the Trustee and any agent of the Issuer, the Guarantors or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Subject to any provisions contained in the Indenture, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members, to take any action that a Holder is entitled to take under the Indenture or the Notes. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantors, the Trustee or any agent of the Issuer, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d)  Definitive Notes.  Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2            Transfer and Exchange.

(a)  Transfer and Exchange of Definitive Notes for Definitive Notes.  When Definitive Notes are presented to the Registrar with a request:

(i)  to register the transfer of such Definitive Notes; or

(ii)  to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1)  shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2)  in the case of Transfer Restricted Notes, must be transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this

3

Appendix A or otherwise in accordance with the Restricted Notes Legend, and be accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b)  Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note.  A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below.  Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i)  a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii)  written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled.  If the applicable Global Note is not then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

(c)  Transfer and Exchange of Global Notes.

(i)  The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor.  A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note, and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii)  If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii)  Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary

4

to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d)  Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i)  Transfers by an owner of a beneficial interest in a Rule 144A Global Note or an IAI Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.  In addition, in the case of a transfer of a beneficial interest in either a Regulation S Global Note or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

(ii)  During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S.  Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers.  Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.  Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

(iii)  Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv)  Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note or an IAI Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(v)  If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(e)  Legends.

(i)  Except as permitted by Section 2.2(d) and this Section 2.2(e) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

5

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES AND IAI NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.  [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

6

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF (A) AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR (C) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT DESCRIBED IN CLAUSE (A) OR (B), PURSUANT TO ERISA OR OTHERWISE, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY (OR ANY INTEREST THEREIN) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(ii)  Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(v)  Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

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(f)  Cancellation or Adjustment of Global Note.  At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

(g)  Obligations with Respect to Transfers and Exchanges of Notes.

(i)  To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)  No service charge shall be imposed in connection with any registration of transfer or exchange of the Notes (other than pursuant to Section 2.7 of the Indenture), but the Issuer may require payment of a sum sufficient to cover any documentary, stamp, similar issue or transfer tax or similar governmental charge payable in connection therewith (other than any such documentary, stamp, similar issue or transfer tax or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 3.8, 4.10, 4.13, and 9.4 of the Indenture).

(iii)  Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar  shall be affected by notice to the contrary.

(iv)  All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as the Notes surrendered upon such transfer or exchange.

(v)  In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

(h)  No Obligation of the Trustee.

(i)  The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through the

8

Depositary subject to the applicable rules and procedures of the Depositary.  The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)  The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.3                                    Definitive Notes.

(a)  A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note or at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days of such notice or after the Issuer becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary.  In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by the Indenture or the Issuer or Trustee.

(b)  Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.  Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct.  Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

(c)  The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Notes.

(d)  In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

9

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]

CUSIP [                  ]

ISIN [                 ](1)

[RULE 144A][REGULATION S][IAI][GLOBAL] NOTE

11.500% Senior Secured Notes due 2025

No. [144A- ] [S- ] [IAI- ] [U- ]	[Up to](2) [$ ]

KLX ENERGY SERVICES HOLDINGS, INC.

promises to pay to [CEDE & CO.](3) [               ] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto](4) [$          (          Dollars)](5) on November 1, 2025.

Interest Payment Dates:  May 1 and November 1

Record Dates:  April 15 and October 15

(1)              Rule 144A Note CUSIP:  48253LAA4

Rule 144A Note ISIN:   US48253LAA44

Regulation S Note CUSIP:  U4949EAA0

Regulation S Note ISIN:  USU4949EAA02

IAI Note CUSIP:  48253LAB2

IAI Note ISIN:  US48253LAB27

(2)                                 Include in Global Notes.

(3)                                 Include in Global Notes

(4)                                 Include in Global Notes

(5)                                 Include in Definitive Notes

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

KLX ENERGY SERVICES HOLDINGS, INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

By:
Name:
Title:

Dated:

[Reverse Side of Note]

11.500% Senior Secured Notes due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                                      INTEREST.  KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 11.500% per annum until but excluding maturity.  The Issuer shall pay interest semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [October 31, 2018](6); provided that the first Interest Payment Date shall be May 1, 2019.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.                                      METHOD OF PAYMENT.  The Issuer shall pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the April 15 or October 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date.  Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

3.                                      PAYING AGENT AND REGISTRAR.  Initially, Wilmington Trust, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to the Holders.  The Issuer or any of its Restricted Subsidiaries may act in any such capacity.

4.                                      INDENTURE.  The Issuer issued the Notes under an Indenture, dated as of October 31, 2018 (as amended or supplemented from time to time, the “Indenture”), among KLX Energy Services Holdings, Inc., the Guarantors named therein, the Trustee, and Wilmington Trust, National Association, as Collateral Agent.  This Note is one of a duly authorized issue of notes of the Issuer designated as its 11.500% Senior Secured Notes due 2025.  The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.1, 4.9 and 4.12 of the Indenture.  The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture.  The terms of the Notes include those stated in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms.  Any term used in this Note that is

(6)                                 With respect to Notes other than the Initial Notes, fill in date of last interest payment.

defined in the Indenture shall have the meaning assigned to it in the Indenture.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.                                      SECURITY. The Notes and the Guarantees will be secured by first-priority Liens and security interests on the Notes Priority Collateral and by second-priority Liens and security interests on the ABL Priority Collateral subject to the terms and conditions set forth in the Indenture and the Security Documents. The Collateral Agent will hold the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Security Documents.  Each Holder by accepting this Note consents and agrees to the terms of the Security Documents as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith.

6.                                      REDEMPTION AND REPURCHASE.  The Notes are subject to optional redemption, and may be the subject of a Collateral Disposition Offer or a Net Proceeds Offer pursuant to Section 4.10 of the Indenture or a Change of Control Offer pursuant to Section 4.13 of the Indenture, as further described in the Indenture.  The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes, other than a Special Mandatory Redemption pursuant to Section 3.8 of the Indenture.

7.                                      DENOMINATIONS, TRANSFER, EXCHANGE.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar, the Trustee and the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer, a Collateral Disposition Offer or a Net Proceeds Offer, except for the unredeemed portion of any Note being redeemed or repurchased in part.

8.                                      PERSONS DEEMED OWNERS.  The registered Holder of a Note may be treated as its owner for all purposes.

9.                                      AMENDMENT, SUPPLEMENT AND WAIVER.  The Indenture, the Guarantees, the Notes or the Security Documents may be amended or supplemented as provided in the Indenture.

10.                               DEFAULTS AND REMEDIES.  The Events of Default relating to the Notes are defined in Section 6.1 of the Indenture.  Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

11.                               AUTHENTICATION.  This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

12.                               GOVERNING LAW.  THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13.                               CUSIP AND ISIN NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to the Issuer at the following address:

c/o KLX Energy Services Holdings, Inc.
1300 Corporate Center Way
Wellington, Florida 33414
Fax No.: (561) 791-5479

Email: Tom.McCaffrey@KLXEnergy.com

Attention: Thomas P. McCaffrey

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $          principal amount of Notes held in (check applicable space)      book-entry or       definitive form by the undersigned.

The undersigned (check one box below):

☐                                    has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐                                    has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)                                 ☐                                    to the Issuer or subsidiary thereof; or

(2)                                 ☐                                    to the Registrar for registration in the name of the Holder, without transfer; or

(3)                                 ☐                                    pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)                                 ☐                                    to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)                                 ☐                                    pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6)                                 ☐                                    to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)                                 ☐                                    pursuant to Rule 144 under the Securities Act; or

(8)                                 ☐                                    pursuant to another available exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided,

however, that if box (5), (6), (7) or (8) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of, the Securities Act.

Your Signature

Date:
Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
	NOTICE:	To be executed by an executive officer

Name:
Title:

Signature Guarantee*:

*     Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A
REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE,
PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A TO THE INDENTURE(7)

The undersigned represents and warrants that either:

☐                                    the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐                                    the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐                                    the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Dated:
Your Signature

(7)           Include only for Regulation S Global Notes.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, check the appropriate box below:

☐ Section 4.10     ☐ Section 4.13

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$	(integral multiples of $1,000,
provided that the unpurchased
portion must be in a minimum
principal amount of $2,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $          .  The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Custodian

*This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF
TRANSFEREE LETTER OF REPRESENTATION FOR TRANSFERS TO IAI’S

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way
Wellington, Florida 33414
Fax No.: (561) 791-5479

Email: Tom.McCaffrey@KLXEnergy.com
Attention: Thomas P. McCaffrey

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[       ] principal amount of the 11.500% Senior Secured Notes due 2025 (the “Notes”) of KLX Energy Services Holdings, Inc. (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.  We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business.  We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2.  We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only in accordance with the Restricted Notes Legend (as such term is defined in the indenture under which the Notes were issued) on the Notes and any applicable securities laws of any state of the United States.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) of the Restricted Notes Legend prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Issuer and the

Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes with respect to applicable transfers described in the Restricted Notes Legend to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE:	,

by:

A-2

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [          ] [  ], 20[  ], among                   (the “Guaranteeing Subsidiary”), a subsidiary of KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”), Wilmington Trust, National Association, as trustee (the “Trustee”) and Wilmington Trust, National Association, as notes collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 31, 2018, providing for the issuance of an unlimited aggregate principal amount of 11.500% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.             Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Guarantor.  The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article XI thereof.

3.             Governing Law.  THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.             Waiver of Jury Trial.  EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.             Headings.  The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

A-2

EXHIBIT D

FORM OF PLEDGE AND SECURITY AGREEMENT

Dated as of November [•], 2018

KLX ENERGY SERVICES HOLDINGS, INC.,

and each Guarantor from time to time party hereto,
as Pledgors,

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Collateral Agent

PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT, dated and effective as of November [•], 2018 (this Agreement), among KLX ENERGY SERVICES HOLDINGS, INC., (the Company), each Guarantor (as defined in the Indenture (as defined below)) listed on the signature pages hereof and each other Guarantor that becomes a party hereto after the date hereof (together with the Company, collectively, the Pledgors), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the Collateral Agent) for the Secured Parties (as defined below).

WHEREAS, the Company, as issuer, the Guarantors, Wilmington Trust, National Association, as trustee and the Collateral Agent, have entered into that certain Indenture dated as of October 31, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the Indenture) with respect to the [•]% senior secured notes due 2025 (including any additional notes issued under the Indenture, the Notes); and

WHEREAS, each Pledgor will derive substantial benefits from the issuance of the Notes by the Company pursuant to the Indenture, and is willing to execute and deliver this Agreement in order to induce the Secured Parties to purchase or otherwise acquire the Notes, in accordance with the terms of the Indenture;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.                                      DEFINITIONS

1.1                               Terms Generally

(a)                                 Unless otherwise stated herein:

(i)            Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Indenture.

(ii)           All terms defined in the New York UCC (as defined below) and not defined in this Agreement or the Indenture have the meanings specified therein.

(iii)          The terms “instrument” and “Deposit Account” shall have the meaning specified in Article 9 of the New York UCC.

(b)                                 The rules of construction specified in Section 1.3 of the Indenture also apply to this Agreement.

1.2                               Other Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

Account means, with respect to a person, any of such person’s now owned and hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, and Accounts means, with respect to any such person, all of the foregoing, in each case, other than any Excluded Asset.

Account Debtor means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account, Chattel Paper, General Intangibles, Instruments or Investment Property.

Agreement has the meaning assigned to such term in the preamble to this Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

Article 9 Collateral has the meaning assigned to such term in Section 3.1.

Collateral means Article 9 Collateral and Pledged Collateral.  For the avoidance of doubt, the term Collateral does not include any Excluded Asset.

Collateral Agent has the meaning assigned to such term in the preamble to this Agreement.

Collateral Accounts means any Securities Accounts or Deposit Accounts of a Pledgor and, in each case, all funds, instruments, securities and other financial assets standing to the credit thereof.

Company has the meaning assigned to such term in the preamble to this Agreement.

Copyright License means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including, without limitation, any such rights that such Pledgor has the right to license).

Copyrights means all rights, title and interest (and any related IP Ancillary Rights) in and to all of the following now directly owned or hereafter directly acquired by any Pledgor:  (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule II.

Deposit Account Control Agreement means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among any Pledgor, a banking institution holding such Pledgor’s funds, and the Collateral Agent with respect to the collection and control of all deposits and balances held in a Deposit Account maintained by any Pledgor with such banking institution.

Excluded Account means (i) each Deposit Account, the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, pension benefits or taxes related to any Pledgor and its Restricted Subsidiaries, and (ii) each Deposit Account used, in the ordinary course of business, solely for daily accounts payable and that has an ending daily balance of zero.

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Excluded Asset means (a) capital stock or other Equity Interest or intercompany indebtedness of any Person (i) representing more than 65% of the total outstanding voting capital stock or other voting Equity Interest of any Subsidiary that is a CFC or CFC Holdco to the extent a pledge of a greater percentage could reasonably be expected (in the Company’s sole determination) to result in material adverse tax consequences and so long as the Holders’ ability to receive Payment in Full with respect to the Obligations under the Indenture and the Notes will not be impaired, (ii) to the extent the grant of a security interest therein is otherwise not required pursuant to the terms of the Indenture or (iii) to the extent the pledge thereof would (A) be prohibited by applicable law; provided that this sub-clause (A) shall in no way be construed to apply if such prohibition is unenforceable under the New York UCC, (B) in the case of any non-wholly owned Subsidiary or joint venture existing on the date hereof, result in a breach of a joint venture agreement, operating agreement or other similar document or agreement in the form existing on the date hereof; provided that the Company or relevant Subsidiary shall have used its commercially reasonable efforts to obtain all consents or take such other actions as may be necessary to enable the pledge of such Equity Interests, (C) in the case of any non-wholly owned Subsidiary or joint venture created or acquired after the date of the Indenture, result in a breach of a joint venture agreement, operating agreement or other similar document or agreement; provided that the Company shall use its commercially reasonable efforts to obtain all consents or take such other actions as may be necessary to enable the pledge of such Equity Interests or (D) cause the Company to incur costs associated with such pledge that are excessive in comparison to the benefits afforded to the Holders; (b) any asset if, to the extent and for so long as the grant of a security interest in such asset is prohibited by (x) any applicable law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the New York UCC or any other applicable law) or (y) any contract existing on the Collateral Due Date or the date on which such asset is acquired (so long as such contract restriction was not incurred in contemplation of the applicable Grantor’s ABL Obligations or obligations under the Indenture or the Security Documents); provided that such asset shall cease to be an Excluded Asset at such time as such prohibition ceases to be in effect; (c) any lease, license, contract or agreement to which a Grantor is a party or any of its rights or interests thereunder if, to the extent and for so long as the grant of such security interest shall constitute or result in a breach of or a default under, or result in an enforceable right of termination in favor of any party (other than the Company or any of its Subsidiaries) under, or be otherwise prohibited by (to the extent so prohibited, including by any requirement to obtain the consent of any governmental authority or other third party (other than the Company or any of its Subsidiaries) with jurisdiction over such asset or property), such lease, license, contract or agreement (other than to the extent (x) that any such term would be rendered ineffective, or is otherwise unenforceable, pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or (y) the consent of such governmental authority or other party has been obtained, as the case may be); (d) any governmental licenses or state or local franchises, charters and authorizations, to the extent, and only so long as, security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby; (e) any motor vehicle or other asset covered by a certificate of title or ownership, in each case whether now owned or

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hereafter acquired, the perfection of which is excluded from the Uniform Commercial Code in the relevant jurisdiction; (f) any asset owned by a Grantor that is subject to a Lien of the type permitted by clause (19) or (20) of the definition of “Permitted Liens” in the Indenture in each case if, to the extent and for so long as the grant of a Lien thereon to secure the Notes and the Guarantees constitutes a breach of or a default under, or to the extent otherwise prohibited or restricted thereby (including any requirement to obtain the consent of any governmental authority or third party (other than the Company or any of its Subsidiaries)), or creates an enforceable right of termination in favor of any party (other than the Company or any of its Subsidiaries) to, any agreement pursuant to which such Lien has been created; (g) any intent-to-use trademark applications filed in the United States Patent and Trademark Office to the extent that and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable law; (h) any Real Property or interest therein other than to the extent a security interest thereupon is requested by the Holders of at least 66 2/3% in aggregate principal amount of outstanding Notes upon an Event of Default as described in the Indenture; (i) any assets as to which the Company and the ABL Administrative Agent reasonably agree pursuant to the terms of the ABL Credit Agreement that the costs of obtaining security interests in such assets or the perfection thereof are excessive in relation to the benefit of the applicable Secured Parties to be afforded thereby; and (j) proceeds and products from any and all of the Excluded Assets described in the foregoing, unless such proceeds or products would otherwise constitute Collateral.

Federal Securities Laws has the meaning assigned to such term in Section 4.3.

General Intangibles means all “general intangibles” as defined in the Uniform Commercial Code, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, hedging agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.

Indenture has the meaning assigned to such term in the recitals hereto.

Intellectual Property means all intellectual property of every kind and nature now owned or hereafter acquired by any Pledgor (and not owned by a third party), including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation and the IP Ancillary Rights relating thereto.

Intellectual Property Collateral has the meaning assigned to such term in Section 3.2(e).

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Intellectual Property Security Agreement means a security agreement substantially in the form attached hereto as Exhibit B.

Intercreditor Agreement means an intercreditor agreement among JPMorgan Chase Bank, N.A., as collateral agent for the ABL Secured Parties (as defined therein), Wilmington Trust, National Association, as collateral agent for the Notes Secured Parties (as defined therein), each Additional Representative from time to time party thereto and each of the Loan Parties (as defined therein) party thereto, dated as of the date hereof.

IP Agreements means all material Copyright Licenses, Patent Licenses and Trademark Licenses, including, without limitation, the agreements set forth on Schedule II hereto.

IP Ancillary Rights means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property throughout the world, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right throughout the world.

New York UCC means the Uniform Commercial Code as from time to time in effect in the State of New York.

Obligations means all Obligations under the Indenture and the Notes.

Patent License means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

Patents means all rights, title and interest (and any related IP Ancillary Rights) in and to the following now directly owned or hereafter directly acquired by any Pledgor:  (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule II,  and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule II, and (b) all related IP Ancillary Rights, including the right to make, use, import and/or sell the inventions disclosed or claimed therein.

Payment in Full means (i) indefeasible payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any voluntary or involuntary proceeding under any bankruptcy law whether or not a claim for such interest is, or would be, allowed in such proceeding (an Insolvency or Liquidation Proceeding)) and premium, if any, on all Indebtedness outstanding under the Notes and the Indenture, and (ii) indefeasible payment in full in cash of all accrued and unpaid fees and other Obligations that are due and payable or otherwise accrued and owing at or prior to the

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time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding).

Permitted Liens means any Lien permitted under Section 4.12 and the definition thereof in the Indenture.

Pledged Collateral has the meaning assigned to such term in Section 2.1.

Pledged Debt has the meaning assigned to such term in Section 2.1.

Pledged Securities means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral (including all certificates, instruments or other documents representing or evidencing any Pledged Collateral), other than any of the foregoing in respect of Equity Interests of a person that is not a direct or indirect subsidiary of the Company.

Pledged Stock has the meaning assigned to such term in Section 2.1.

Pledgors has the meaning assigned to such term in the preamble to this Agreement.

Receivables means all Accounts, all Payment Intangibles, all Instruments, all Chattel Paper, all Letter-of-Credit Rights and all Supporting Obligations supporting or otherwise relating to any of the foregoing.

Recordable Intellectual Property means Intellectual Property the transfer of which is required to be recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in order to be effective against subsequent third party transferees; provided that the following shall not be considered “Recordable Intellectual Property” hereunder: (i) unregistered United States Copyrights and (ii) non-exclusive Licenses.

Secured Parties means (a) the Trustee, (b) the Collateral Agent, (c) the Holders, (d) the beneficiaries of each indemnification obligation undertaken by any Pledgor under the Indenture or any other Notes Documents and (h) permitted successors and assigns of each of the foregoing.

New Pledgor Accession Agreement means the New Pledgor Accession Agreement substantially in the form attached hereto as Exhibit C.

Security Interest has the meaning assigned to such term in Section 3.1(a).

Supporting Obligation means a Letter-of-Credit Right, Contingent Obligation or other secondary obligation supporting, or any Lien securing, the payment or performance of one or more Instruments, Investment Property or other item of Collateral.

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Trademark License means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

Trademarks means all rights, title and interest (and any related IP Ancillary Rights) in and to the following now directly owned or hereafter directly acquired by any Pledgor:  (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of Lanham Act has been filed, to extent that any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act), and all renewals thereof, including those listed on Schedule II and (b) all goodwill associated therewith or symbolized thereby.

2.                                      PLEDGE OF SECURITIES

2.1                               Pledge

As security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise), in full, of its Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent and its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent and its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (whether now owned or hereafter acquired):

(a)                                 all issued and outstanding Equity Interests of any person directly owned by a Pledgor (such Equity Interests, the Pledged Stock), and certificates, if any, representing all such Equity Interests (other than certificates, if any, representing Equity Interests of a person that is not a direct or indirect subsidiary of the Company); provided that the Pledged Stock shall not include any Excluded Assets;

(b)                                 (i) the debt obligations owed to such Pledgor listed opposite the name of such Pledgor on Schedule I, (ii) all other debt obligations existing on the date hereof or in the future issued or owed to such Pledgor having, in the case of each instance of debt obligations, an individual principal amount equal to or greater than $2,500,000, and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt obligations (the property described in clauses (b)(i),

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(ii) and (iii) above, the Pledged Debt); provided that the Pledged Debt shall not include any Excluded Assets;

(c)                                  subject to Section 2.5 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the Pledged Stock and Pledged Debt;

(d)                                 all rights and privileges of such Pledgor with respect to the Pledged Debt and, subject to Section 2.5 hereof, the Pledged Stock and other property referred to in clause (c) above; and

(e)                                  all proceeds of any of the foregoing (the Pledged Stock, Pledged Debt and other property referred to in this clause (e) and in clauses (c) and (d) above being collectively referred to as the Pledged Collateral); provided that the Pledged Collateral shall not include any Excluded Assets.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, and its successors and permitted assigns, for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

2.2                               Delivery of the Pledged Collateral

(a)                                 Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities are either (i) Pledged Stock or (ii) in the case of promissory notes or other instruments evidencing Pledged Debt, are required to be delivered pursuant to paragraph (b) of this Section 2.2.  None of the Pledgors shall permit any other party to “control” (for purposes of Section 8-106 of the New York UCC (or any analogous provision of the Uniform Commercial Code in effect in the jurisdiction whose law applies)) any uncertificated securities that constitute Pledged Collateral other than the Collateral Agent, as agent for the Secured Parties.

(b)                                 To the extent any Indebtedness for borrowed money constitutes Pledged Collateral owed to any Pledgor and such Indebtedness for borrowed money is evidenced by a duly executed promissory note in an individual principal amount in excess of $5,000,000, such Pledgor shall promptly cause such promissory note to be pledged and delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof (except to the extent that a pledge or delivery of such promissory note would violate applicable law).  To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon the occurrence and continuance of an Event of Default specified under Section 6.1 of the Indenture, unless such demand would not be commercially reasonable or

8

would otherwise expose such Pledgor or any Secured Party to liability to the maker of such promissory note.

(c)                                  Upon delivery to the Collateral Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.2 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Collateral Agent may reasonably request.  Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule I (or a supplement to Schedule I, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.  Each schedule so delivered shall supplement any prior schedules so delivered.

2.3                               Representations, Warranties and Covenants

Each of the Pledgors represents, warrants and covenants to and with the Collateral Agent for the benefit of the Secured Parties that:

(a)                                 Schedule I correctly sets forth the percentage, as of the date hereof, of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) all Pledged Debt pledged hereunder;

(b)                                 the Pledged Stock and Pledged Debt (and, with respect to any Pledged Stock or Pledged Debt issued by a person that is not a Subsidiary of the Company, to the knowledge of the relevant Pledgor) as of the date hereof, (x) have been duly and validly authorized and issued by the issuers thereof and (y)(i) in the case of Pledged Stock, are fully paid and, with respect to Pledged Stock constituting capital stock of a corporation, non-assessable and (ii) in the case of Pledged Debt are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and any implied covenant of good faith and fair dealing;

(c)                                  except for the security interests granted hereunder (or otherwise not prohibited by the Indenture), each Pledgor (i) is and, subject to any sales, transfers or other dispositions not in violation of the Indenture, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I (as may be supplemented from time to time pursuant to Section 2.2(b)) and will

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continue to be the direct owner of the other Pledged Collateral as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Notes Documents to sell, transfer or otherwise dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest hereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(d)                                 other than as set forth in the Indenture or the schedules thereto, and except for restrictions and limitations imposed by the Notes Documents or securities laws generally (or under any other applicable requirements of law) or otherwise not prohibited by the Indenture, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law, memorandum of association or articles of association provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the sale, transfer or other disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e)                                  each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)                                   other than as set forth in the Indenture or the schedules thereto, as of the date hereof no consent or approval of, or notice of filing with, any governmental authority, any securities exchange or any other person was or is necessary to the validity of (i) the grant by the Pledgor of the security interest in the Pledged Collateral granted hereunder or for the execution, delivery or performance of this Agreement by the Pledgor with respect to the Pledged Collateral, (ii)  the perfection of the security interest in the Pledged Collateral created hereunder (subject to the various perfection requirement exceptions set forth herein and in the Indenture), except for the filing of financing and continuation statements under the Uniform Commercial Code and the actions described in Section 2.2 of this Agreement, or (iii) for the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any securities by laws affecting the offering and sale of securities generally;

(g)                                  At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Pledged  Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of such Pledged Collateral to the extent any Pledgor fails to do so as required by the Indenture or this Agreement, and each

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Pledgor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable and documented payment made or any reasonable and documented out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 2.3(g) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance and preservation as set forth herein or in the other Notes Documents;

(h)                                 Each Pledgor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Pledged Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance;

(i)                                     Each Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of the Pledged Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto;

(j)                                    each Pledgor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder and consents to such security interest and agrees to transfer record ownership of the securities issued by it in connection with any request by the Collateral Agent if an Event of Default has occurred and is continuing; and

(k)                                 with respect to any certificates delivered to the Collateral Agent representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Pledgor has so informed the Collateral Agent and has taken all steps necessary to perfect the Collateral Agent’s security interest therein as a General Intangible.

2.4                               Registration in Nominee Name; Denominations

The Collateral Agent, as agent for the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent).  If an Event of Default shall have occurred and be continuing, each Pledgor will promptly give to the Collateral Agent copies of any

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notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor.  If an Event of Default shall have occurred and be continuing, the Collateral Agent, as agent for the Secured Parties, shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement and the Notes Documents.  Each Pledgor shall use its commercially reasonable efforts to cause any Subsidiary that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 2.4, to exchange certificates representing Pledged Securities of such Pledgor for certificates of smaller or larger denominations.

2.5                               Voting Rights; Dividends and Interest, Etc.

(a)                                 Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given written notice to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder:

(i)                                     Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement, the Indenture and the other Notes Documents; provided, that, except as not prohibited by the Indenture, such rights and powers shall not be exercised in any manner that would materially and adversely affect the rights and remedies of the Collateral Agent, or the other Secured Parties, under this Agreement, the Indenture, the other Notes Documents or the ability of the Secured Parties to exercise the same.

(ii)                                  The Collateral Agent shall promptly execute and deliver, to each Pledgor, or cause to be executed and delivered to such Pledgor, in each case at the expense of Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)                               Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are not prohibited by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Notes Documents and applicable laws; provided that (A) any noncash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any

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merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities, in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be promptly delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).

(b)                                 Upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the relevant Pledgor or Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to receive dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.5 shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Collateral Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided that the Collateral Agent shall have the right from time to time, in its sole discretion, following and during the continuance of an Event of Default to permit the Pledgors to receive and retain such amounts.  All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.5 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent).  Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.2 hereof.  After all Events of Default have been cured or waived and the Company has delivered to the Collateral Agent a certificate of a Responsible Officer to that effect, the Collateral Agent shall promptly pay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.5 and that remain in such account.

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(c)                                  Upon the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the relevant Pledgor or Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.5, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.5, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the ratable benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise required under the Indenture, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights.  After all Events of Default have been cured or waived and the Company has delivered to the Collateral Agent a certificate to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and (ii) the obligations of the Collateral Agent pursuant to the terms of paragraph (a)(ii) above shall be reinstated.

3.                                      SECURITY INTERESTS IN OTHER PERSONAL PROPERTY

3.1                               Security Interest

(a)                                 As security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise), in full, of its Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent and its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent and its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the Security Interest) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest regardless of where located (collectively, the Article 9 Collateral):

(i)                                     all Accounts;

(ii)                                  all Chattel Paper;

(iii)                               all cash and all Collateral Accounts;

(iv)                              all Documents and Letter of Credit Rights;

(v)                                 all Goods (including all Equipment and Inventory);

(vi)                              all General Intangibles (including, without limitation, all Intellectual Property);

(vii)                           all Instruments (other than Pledged Debt, which is governed by Article 2);

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(viii)                        all Investment Property (other than Pledged Collateral, which is governed by Article 2);

(ix)                              all Commercial Tort Claims set forth on Schedule V;

(x)                                 all other personal property not otherwise described above (except for property specifically excluded from any defined term used in any of the foregoing clauses);

(xi)                              all books and records pertaining to the Article 9 Collateral; and

(xii)                           to the extent not otherwise included, all proceeds, supporting obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing and guarantees and supporting obligations relating to, any and all of the Article 9 Collateral and, to the extent not otherwise included, all payments of insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Article 9  Collateral, all other claims, including all cash, guarantees and other Supporting Obligations given with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement or the other Notes Documents, this Agreement shall not constitute a grant of a security interest in (and the Article 9 Collateral shall not include), and the other provisions of the Collateral Documents need not be satisfied with respect to, the Excluded Assets.

(b)                                 Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time, in the sole discretion of the Collateral Agent, to file in any relevant jurisdiction any financing statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Collateral relates and (iii) a description of Collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including describing such property as “all assets” or “all personal property”.  Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.

(c)                                  The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office thereto) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the

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Security Interest granted by each Pledgor in such Pledgor’s Patents, Trademarks and Copyrights, without the signature of such Pledgor, and naming such Pledgor or the Pledgors as debtors and the Collateral Agent as secured party.

(d)                                 The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Article 9 Collateral. Each Pledgor shall remain liable under each of its Accounts, Chattel Paper and Payment Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, Chattel Paper or Payment Intangible.  Neither the Collateral Agent nor any other Secured Party shall be obligated in any manner to perform any of the obligations of any Pledgor under or pursuant to any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

3.2                               Representations and Warranties

Each of the Pledgors represents and warrants to the Collateral Agent for the benefit of the Secured Parties that:

(a)                                 Such Pledgor is incorporated, formed or organized under the law of the jurisdiction set opposite the name of such Pledgor on Schedule III hereto, and the name of such Pledgor on the signature pages hereof is the name of such Pledgor indicated on the public record of the jurisdiction of incorporation, formation or organization of such Pledgor. Such Pledgor’s federal tax identification number and organizational number are set opposite such Pledgor’s name on Schedule III hereto.  Such Pledgor is the legal and beneficial owner of the Article 9 Collateral of such Pledgor free and clear of any security interest, lien, claim, option or right of others, except for Permitted Liens and has full power and authority to grant to the Collateral Agent the security interest created under this Agreement and permitted under the Indenture.

(b)                                 The Schedules hereto have been duly prepared and the information set forth thereon, including the exact legal name of each Pledgor, is correct and complete, in all material respects, as of the date hereof.  The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral that have been provided to the Collateral Agent as of the date hereof based upon the information provided in the Schedules for filing in each applicable governmental, municipal or other office

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specified in Schedule IV hereto constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary (as of the date hereof) to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent and its successors and permitted assigns for the benefit of the Secured Parties in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments after the date hereof.

(c)                                  The execution and delivery by such Pledgor of this Agreement has been duly authorized by proper corporate or limited liability company or partnership proceedings, as applicable, of such Pledgor, and this Agreement constitutes a legal, valid and binding obligation of such Pledgor and creates a security interest which is enforceable against such Pledgor in all Collateral it now owns or hereafter acquires, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)                                 Except as required by this Agreement or the other Notes Documents, none of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office for the benefit of a third party or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e)                                  All of such Pledgor’s Inventory produced in the United States has or will have been produced in compliance with the applicable requirements of the Fair Labor Standards Act (29 U.S.C. §§ 201 to 209), as amended from time to time, or any successor statute, and regulations promulgated thereunder. As of the date hererof, all of such Pledgor’s locations where Collateral is located are listed on Schedule III. All of said locations are owned by such Pledgor as of such date except for locations which are leased by the Pledgor, held in a public warehouse or is otherwise held by a bailee or on consignment as designated on Schedule III.

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(f)                                   No consent of any other Person (including, without limitation, any stockholder or creditor of such Pledgor or any of its Subsidiaries) and no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental authority is required to be obtained by such Pledgor in connection with the execution, delivery or performance of this Agreement in respect of the Article 9 Collateral, or in connection with the exercise of the rights and remedies of the Collateral Agent in respect of the Article 9 Collateral pursuant to this Agreement, except (i) as may be required to perfect and maintain the perfection of the security interests in the Article 9 Collateral created hereby, (ii) with respect to Receivables subject to the Federal Assignment of Claims Act or (iii) in connection with the disposition of the Article 9 Collateral by Laws affecting the offering and sale of securities generally; provided, however, that (x) the registration of Copyrights in the United States Copyright Office may be required to obtain a security interest therein that is effective against subsequent transferees under United States federal copyright law and (y) to the extent that recordation of the security interests in the United States Patent and Trademark Office or the United States Copyright Office is necessary to perfect the Security Interests or to render the Security Interests effective against subsequent third parties, such recordations will not have been made with respect to the items that are not Recordable Intellectual Property.

(g)                                  Each Pledgor represents and warrants (as of the date hereof or the most recent date it is required to execute a new Intellectual Property Security Agreement pursuant to the terms hereof or of the other Notes Documents, as applicable) that a fully executed Intellectual Property Security Agreement containing a description of all Article 9 Collateral that consists of material United States federally issued Patents (and Patents for which United States federal registration applications are pending), material United States federally registered Trademarks (and Trademarks for which United States federal registration applications are pending) and material United States federally registered Copyrights (and Copyrights for which United States federal registration applications are pending) has been delivered for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest (or, in the case of Patents and Trademarks, notice thereof) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such material Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of material United States federally issued, registered or

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pending Patents, Trademarks and Copyrights acquired or developed after the date hereof).

(h)                                 As to itself and its Article 9 Collateral consisting of Intellectual Property (the Intellectual Property Collateral), to each Pledgor’s knowledge:

(i)                                     The Intellectual Property Collateral set forth on Schedule II includes all material issued or applied for United States federal Patents (if any), material registered or applied for United States federal Trademarks (if any), material registered or applied for United States federal Copyrights (if any), material domain names owned by such Pledgor (if any) and all IP Agreements with respect to the foregoing to which the Pledgor is a party (if any), in each case, as of the date hereof.

(ii)                                  The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or in part, and, to the best of such Pledgor’s knowledge, is valid and enforceable, except as would not reasonably be expected to have a material adverse effect.  As of the date hereof, such Pledgor is not aware of any uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a material adverse effect.

(iii)                               Except as would not reasonably be expected to have a material adverse effect, such Pledgor has (A) made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States and (B) used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral.

(iv)                              With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a material adverse effect: (A) such Pledgor has not received any notice of termination or cancellation under such IP Agreement; (B) such Pledgor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) such Pledgor is not in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

Except as would not reasonably be expected to have a material adverse effect, no Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property

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Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.

3.3                               Covenants

(a)                                 Subject to the rights of such Pledgor under the Notes Documents to sell, transfer or otherwise dispose of Collateral, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral (excluding any Intellectual Property that is not material to the normal conduct of the business of the Pledgors taken as a whole) against all persons and to defend the Security Interest of the Collateral Agent, for the ratable benefit of the Secured Parties, in such Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(b)                                 Each Pledgor hereby authorizes the Collateral Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule II or adding additional schedules hereto to specifically identify any asset or item that may constitute a material registered or applied for United States federal Copyright (if any), a material issued or applied for United States federal Patent (if any), a material registered or applied for United States federal Trademark (if any) or an IP Agreement (if any); provided that any Pledgor shall have the right, exercisable within 60 days after the Company has been notified by the Collateral Agent or the ABL Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the ABL Collateral Agent may agree under the ABL Credit Agreement in its sole discretion with respect to such Article 9 Collateral), to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral.  Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 60 days after the date it has been notified by the Collateral Agent or the ABL Collateral Agent of the specific identification of such Article 9 Collateral (or such later date as the ABL Collateral Agent may agree under the ABL Credit Agreement in its sole discretion with respect to such Article 9 Collateral).

(c)                                  After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification.  The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

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(d)                                 At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on  the Article 9 Collateral (excluding any Intellectual Property that is not material to the normal conduct of the business of the Pledgors taken as a whole) and not a Permitted Lien, and may pay for the maintenance and preservation of such Article 9 Collateral to the extent any Pledgor fails to do so as required by the Indenture or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable and documented payment made or any reasonable and documented out-of-pocket expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.3(d) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance and preservation as set forth herein or in the other Notes Documents.

(e)                                  Each Pledgor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(f)                                   None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral owned by it or in which it has an interest or shall grant any other Lien in respect of the Article 9 Collateral owned by it or in which it has an interest, except as not prohibited by the Indenture.  None of the Pledgors shall make or permit to be made any transfer of the Article 9 Collateral owned by it or in which it has an interest, except transfers permitted by the Indenture.

(g)                                  Each Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of the Article 9 Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto.  In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Indenture or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable.

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All sums disbursed by the Collateral Agent in connection with this Section 3.3(g), including reasonable and documented attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Collateral Agent and shall be additional Obligations secured hereby.

(h)                                 Each Pledgor shall furnish to the Collateral Agent promptly (and in any event within no more than 30 days of such change) written notice of any change in such Pledgor’s (1) legal name, (2) jurisdiction of organization or formation, (3) identity or corporate structure or (4) Organizational Identification Number. The Pledgors shall take all necessary action so that such lien is perfected with the same priority as immediately prior to such change to the extent required by the Indenture and/or the Collateral Documents.  The Pledgors shall also promptly notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.(1)

3.4                               Other Actions

In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the ratable benefit of the Secured Parties, the Security Interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)                                 Instruments and Tangible Chattel Paper.  If any Pledgor shall at any time own or acquire any Instruments (other than debt obligations which constitute Pledged Debt and checks received and processed in the ordinary course of business) or Tangible Chattel Paper, in each case, evidencing an individual amount in excess of $2,500,000, such Pledgor shall promptly (and in any event within 60 days of its acquisition or such longer period as the Collateral Agent or the ABL Collateral Agent may permit under the ABL Credit Agreement in its sole discretion) endorse, assign and deliver the same to the Collateral Agent, for the benefit of the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as are necessary.

(b)                                 Investment Property.  If any security of a Subsidiary now owned or hereafter acquired by any Pledgor is uncertificated and is issued to such Pledgor or its nominee directly by such Subsidiary, such Pledgor shall promptly notify the Collateral Agent of such uncertificated securities and upon the occurrence and during the continuance of an Event of Default, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, promptly to either (i) cause such Subsidiary to agree to comply with instructions from the Collateral Agent as to such security, without further consent of any Pledgor or such nominee, or (ii) cause such Subsidiary to register the Collateral Agent, as agent for the Secured Parties, as the registered owner of such security.

(1)  Conformed to align with the First Amendment to the ABL.

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(c)                                  Electronic Chattel Paper.  Such Pledgor shall create, store and otherwise maintain all records comprising electronic Chattel Paper in a manner such that: (i) a single authoritative copy of each such record exists which is unique, identifiable and, except as provided in clause (iv) below, unalterable, (ii) the authoritative copy of each such record shall identify the Collateral Agent as the assignee thereof, (iii) the authoritative copy of each such record is communicated to and maintained by the Collateral Agent or its designee, (iv) copies or revisions that add or change any assignees of such record can be made only with the participation of the Collateral Agent, (v) each copy (other than the authoritative copy) of such record is readily identifiable as a copy and (vi) any revision of the authoritative copy of such record is readily identifiable as an authorized or unauthorized revision.

(d)                                 Commercial Tort Claims.  In the event any commercial tort claim in excess of $2,500,000 arises or otherwise becomes known after the date hereof, the applicable Pledgor will deliver to the Collateral Agent a supplement to Schedule V hereto describing such claim and expressly subjecting such claim, all judgments and/or settlements with respect thereto and all Proceeds thereof to the Security Interests hereunder.

(e)                                  Letter of Credit Rights.  If any Letter-of-Credit Rights are hereafter acquired by any Pledgor, the applicable Pledgor will deliver or cause to be delivered to the Collateral Agent a fully executed consent in such other form as shall be reasonably acceptable to the Collateral Agent. Absent the occurrence and continuance of an Event of Default, the provisions of this paragraph (e) shall not apply to (i) Letter of Credit Rights arising in respect of any individual letter of credit having a face or stated amount of less than $2,500,000 or (ii) letters of credit in respect of which a Pledgor, after diligently using commercially reasonable and good faith efforts, fails to obtain from the issuer of such letter of credit the consent contemplated by the preceding sentence.

3.5                               Covenants Regarding Patent, Trademark and Copyright Collateral

(a)                                 Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of the business of the Pledgors taken as a whole may become prematurely invalidated, abandoned, lapsed or dedicated to the public.

(b)                                 Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for any Trademark material to the normal conduct of such the business of the Pledgors taken as a whole, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use and (ii) maintain the quality of products and services offered under such Trademark in a manner consistent with the operation of such Pledgor’s business.

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(c)                                  For each work covered by any Copyright material to the normal conduct of the business of the Pledgors taken as a whole that it publishes, displays and distributes, such Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, use copyright notice as required under applicable copyright laws.

(d)                                 Each Pledgor shall notify the Collateral Agent promptly if it knows that any  Patent,  Trademark or  Copyright, in each case material to the normal conduct of the business of the Pledgors taken as a whole, may imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e)                                  Each Pledgor, either by itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on an annual basis of each application for, or registration or issuance of, any Patent or Trademark with the United States Patent and Trademark Office and each registration of any Copyright with the United States Copyright Office or any comparable office or agency in any other country filed by or on behalf of, or issued to, or acquired by, any Pledgor during the preceding twelve-month period, in each case to the extent such application or registration relates to Intellectual Property (if any) material to the normal course of the business of the Pledgors taken as a whole business and (ii) execute and deliver any and all agreements, instruments, documents and papers as are necessary to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright and the perfection thereof.

(f)                                   Each Pledgor shall exercise its reasonable business judgment consistent with its past practice in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of the business of the Pledgors taken as a whole and to maintain (i) each  issued Patent that is material to the normal conduct of the business of the Pledgors taken as a whole and (ii) the registrations of each Trademark and each  Copyright, in each case that is material to the normal conduct of the business of the Pledgors taken as a whole, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

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(g)                                  In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of the business of the Pledgors taken as a whole has been materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Collateral Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.

3.6                               Covenants Regarding Deposit Accounts

(a)                                 With respect to each Deposit Account, Securities Account or Commodity Account (other than any Excluded Account for so long as such account is an Excluded Account) maintained by a Pledgor (each, a “Collateral Deposit Account”) and  established on or before the date that is sixty (60) days after the date hereof, each Pledgor shall execute and deliver to the Collateral Agent, Deposit Account Control Agreements duly executed by such Pledgor and each financial institution holding such deposit account of such Pledgor, as set forth in this Agreement, promptly and, in any event, by no later than the date required under the security documents to the ABL Credit Agreement.

(b)                                 With respect to each Collateral Deposit Account established after the date that is sixty (60) days following the date hereof, each Pledgor shall execute and deliver to the Collateral Agent, Deposit Account Control Agreements duly executed by such Pledgor and each financial institution holding such deposit account of such Pledgor promptly and in any event, no later than the date that is thirty (30) days following the date that such account is established.

(c)                                  The Collateral Deposit Accounts as of the date hereof are identified as such on Exhibit A.

4.                                      REMEDIES; APPLICATION OF PROCEEDS

4.1                               Remedies Upon Default

(a)                                 Subject to the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver on demand or make available each item of Collateral to the Collateral Agent at the address of the Collateral Agent specified under Section 12 of the Indenture or any place or places otherwise specified by the Collateral Agent, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times:

(i)                                     those rights and remedies provided in this Agreement, the Indenture or any other Note Document (as applicable);

(ii)                                  with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the

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applicable Pledgors to the Collateral Agent (for the benefit of the Secured Parties) or to license or sublicense subject to any such licensee’s obligation to maintain the quality of the goods and/or services provided under any Trademark consistent with the quality of such goods and/or services provided by the Pledgors immediately prior to the Event of Default), whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing or trademark co-existence arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use);

(iii)                               with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral; and

(iv)                              generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) or in equity.  The Collateral Agent agrees and covenants not to exercise any of the rights or remedies set forth in the preceding sentence unless and until the occurrence and during the continuance of an Event of Default.

(b)                                 Without limiting the generality of Section 4.1(a) above, each Pledgor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable Law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate.  The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof.  Upon consummation of any such sale or other disposition of Collateral pursuant to this Section 4.1, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold (other than in violation of any then-existing licensing or trademark co-existence arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use).  Each such purchaser at any such sale or other disposition shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal

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that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

(c)                                  The Collateral Agent shall give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral.  Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange.  Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale, and each Pledgor agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the New York UCC.  At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine.  The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given.  The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.  In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above.  Each Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (b) above.  Each Pledgor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.

(d)                                 At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.1, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain

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and dispose of such property in accordance with Section 4.2 hereof without further accountability to any Pledgor therefor.  For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full.  As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver.  Any sale pursuant to the provisions of this Section 4.1 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.  The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale).

4.2                               Apportionment, Application, and Reversal of Payments

(a)                                 The Collateral Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, as well as any Collateral consisting of cash at any time when remedies are being exercised hereunder, as provided in Section 6.10 of the Indenture.

(b)                                 The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement and the Indenture.  Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(c)                                  If, after receipt of any payment which is applied to the payment of all or any part of any Obligations, the Collateral Agent or any Secured Party is for any reason compelled to surrender such payment or proceeds to any person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible set off, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received

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by the Collateral Agent or such Secured Party and the Company shall be liable to pay to the Collateral Agent and the other Secured Parties, and shall indemnify the Collateral Agent and the other Secured Parties and hold the Collateral Agent and the other Secured Parties harmless for the amount of such payment or proceeds surrendered.  The provisions of this Section 4.2(c) shall be and remain effective notwithstanding any contrary action that may have been taken by the Collateral Agent or any Secured Party in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Collateral Agent’s and the Secured Parties’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable.  The provisions of this Section 4.2(c) shall survive the termination of this Agreement.

4.3                               Securities Act, Etc.

In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as amended, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the Federal Securities Laws) with respect to any sale or other disposition of the Pledged Collateral permitted hereunder.  Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to sell or otherwise dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could sell or otherwise dispose of the same.  Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to sell or otherwise dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect.  Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale.  Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions.  In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached.  The provisions of this Section 4.3 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

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4.4                               Limitation on Duty of Collateral Agent in Respect of Collateral

Beyond the exercise of reasonable care in the custody thereof, neither the Collateral Agent nor the Secured Parties shall have any duty to exercise any rights or take any steps to preserve the rights of any Pledgor in the Collateral in its or their possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, nor shall the Collateral Agent or any Secured Party be liable to any Pledgor or any other Person for failure to meet any obligation imposed by Section 9-207 of the UCC or any successor provision. Each Pledgor agrees that the Collateral Agent shall at no time be required to, nor shall the Collateral Agent be liable to any Pledgor for any failure to, account separately to any Pledgor for amounts received or applied by the Collateral Agent from time to time in respect of the Collateral pursuant to the terms of this Agreement. Without limiting the foregoing, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith.

5.                                      Collateral Agent

5.1                               Concerning the Collateral Agent

The provisions of the Indenture relating to the Collateral Agent, including, without limitation, the provisions relating to resignation or removal of the Collateral Agent and the protections, rights, indemnities (including Section 7.6 thereof), privileges and immunities of the Collateral Agent are incorporated herein by this reference, mutatis mutandis, and shall survive any termination of the Indenture or removal or resignation of the Collateral Agent or Trustee, if applicable.  In furtherance and not in derogation of the protections, rights, indemnities, privileges and immunities of the Collateral Agent therein set forth:

The Collateral Agent is authorized to take all such actions as are provided to be taken by it as Collateral Agent hereunder and all other action reasonably incidental thereto. In connection with exercising any right or discretionary duty, act or right hereunder (including, without limitation, the exercise of any rights following the occurrence of an Event of Default), the Collateral Agent shall be entitled to request and rely upon the direction of the Holders of the Notes given in accordance with the Indenture. The Collateral Agent shall not have any liability for taking any action at such direction or for its failure to take any action pending the receipt of such direction in accordance with the Indenture.

Except as set forth in Section 4.4 of this Security Agreement, nothing in this Security Agreement shall be interpreted as giving the Collateral Agent responsibility for or any

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duty concerning the validity, perfection, priority or enforceability of the liens granted hereunder or giving the Collateral Agent any obligation to take any action to procure or maintain such validity, perfection, priority or enforceability. The Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by any Pledgor.  In no event shall the Collateral Agent be required to execute and deliver any landlord lien waiver, estoppel or collateral access letter, or any account control agreement or any instruction or direction letter delivered in connection with such document that the Collateral Agent determines adversely affects it or otherwise subjects it to personal liability, including without limitation agreements to indemnify any contractual counterparty.

5.2                               Appointment of Co-Collateral Agent

At any time or times, in order to comply with any legal requirement in any jurisdiction, the Collateral Agent may in consultation with the Company and, unless an Event of Default shall have occurred and be continuing, with the consent of the Company (not to be unreasonably withheld or delayed) appoint another bank or trust company or one or more other persons, either to act as co-agent or co-agents, jointly with the Collateral Agent, or to act as separate agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Collateral Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section 5.1). Notwithstanding any such appointment but only to the extent not inconsistent with such legal requirements or, in the reasonable judgment of the Collateral Agent, not unduly burdensome to it or any such co-agent, each Pledgor shall, so long as no Event of Default shall have occurred and be continuing, be entitled to deal solely and directly with the Collateral Agent rather than any such co-agent in connection with the Collateral Agent’s rights and obligations under this Agreement.

6.                                      MISCELLANEOUS

6.1                               Notices

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 12.2 of the Indenture.  All communications and notices hereunder to any Pledgor shall be given to it in care of the Company, with such notice to be given as provided in Section 12.2 of the Indenture.

6.2                               Security Interest Absolute

To the extent permitted by law, all rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Note Document, any other agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any

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other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Note Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance of the Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made).

6.3                               Limitation by Law

All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

6.4                               Binding Effect; Several Agreement

This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party, the Collateral Agent and each of their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as permitted by this Agreement or any other Note Document.  This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released in accordance with Section 6.9 or 6.14, as applicable.

6.5                               Successors and Assigns

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement except as permitted by Section 6.4.

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6.6                               Collateral Agent’s Fees and Expenses; Indemnification

(a)                                 The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder by the Pledgors, and the Collateral Agent and its Related Parties shall be indemnified by the Pledgors, in each case of this clause (a), mutatis mutandis, as provided in Section 7.6 of the Indenture.

(b)                                 Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents.  The provisions of this Section 6.6 shall remain operative and in full force and effect regardless of the resignation of the Collateral Agent, the termination of this Agreement or any other Note Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Note Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party.

6.7                               Power of Attorney

Each Pledgor hereby appoints the Collateral Agent as the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, in each case upon the occurrence and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, subject to applicable Law, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and reasonable notice by the Collateral Agent to the Company of its intent to exercise such remedies, with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise, realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Collateral Agent; (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral; and (j) to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral

33

for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby.  Notwithstanding anything in this Section 6.7 to the contrary, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.7 unless an Event of Default shall have occurred and be continuing.  The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own or their Related Parties’ gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

6.8                               GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.  THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SECTION 12.9 OF THE INDENTURE, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

6.9                               Waivers; Amendment

(a)                                 No failure or delay by the Collateral Agent or any other Secured Party in exercising any right, power or remedy hereunder or under any other Note Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights, powers and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Notes Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.9, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of

34

Default at the time.  No notice or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with the terms of Article IX of the Indenture.  The Collateral Agent may conclusively rely on a certificate of an officer of the Company as to whether any waiver, amendment or modification contemplated by this Section 6.9(b) is permitted.

(c)                                  Notwithstanding anything to the contrary contained herein, the Collateral Agent may (in its sole discretion) grant extensions of time or waivers of the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the date hereof for the perfection of security interests in the assets of the Pledgors on such date) where it reasonably determines, in consultation with the Company, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Notes Documents.

6.10                        WAIVER OF JURY TRIAL

(a)                                 EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i)                                     SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii)                                  CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

35

(iii)                               AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 12.2 OF THE INDENTURE OR AT SUCH OTHER ADDRESS OF WHICH THE COLLATERAL AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(iv)                              AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(b)                                 EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.11                        Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties hereto shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.12                        Counterparts

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 6.4 hereof.  Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

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6.13                        Headings

Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

6.14                        Termination or Release

(a)                                 This Agreement and the pledges made by the Pledgors herein and all other security interests granted by the Pledgors hereby shall automatically terminate and be released upon the occurrence of Payment in Full.

(b)                                 In addition, at any time and from time to time prior to such termination of the Security Interests, (x) the Collateral Agent shall release any of the Collateral if it is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 4.10 of the Indenture and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Indenture or (y) the Collateral Agent may release any of the Collateral subject to Section 10.6 of the Indenture.  Upon any release of Collateral pursuant to this Section 6.14, none of the Secured Parties shall have any continuing right or interest in such Collateral or the Proceeds thereof.

(c)                                  The security interest in any portion of the Collateral shall be automatically released upon such portion of the Collateral becoming an Excluded Asset (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Pledgor upon its reasonable request without any further inquiry).

(d)                                 In connection with any termination or release pursuant to this Section 6.14, the Collateral Agent shall execute and deliver to any Pledgor at such Pledgor’s expense all documents that such Pledgor shall reasonably request to evidence such termination or release (including Uniform Commercial Code termination statements), and will duly assign and transfer to such Pledgor at such Pledgor’s expense, any of such Collateral that is in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such termination or release without representation or warranty.  Any execution and delivery of documents pursuant to this Section 6.14 shall be made without recourse to or warranty by the Collateral Agent.  Upon fifteen (15) Business Days’ prior written notice from the Company to the Collateral Agent, and absent any written objection thereto from the Collateral Agent to the Company (which written objection shall describe in reasonable detail the basis therefore) on or prior to such fifteenth Business Day, in connection with any release pursuant to this Section 6.14, the applicable Pledgor shall be permitted to take any action in connection therewith consistent with such release including, without limitation, the filing of Uniform Commercial Code

37

termination statements with respect to the released portion of the Collateral.  Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement; provided that the Collateral Agent shall not be required to execute, deliver or acknowledge any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such termination or release without representation or warranty; and provided, further, that any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Pledgors in respect of) all interests retained by the Pledgors, including the proceeds of any sale, transfer or other disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Notes Documents.  The Pledgors agree to pay all reasonable and documented out-of-pocket expenses incurred by the Collateral Agent (and its representatives and counsel) in connection with the execution and delivery of such release documents or instruments.

6.15                        Additional Subsidiaries

Upon execution and delivery by any Subsidiary that is required or permitted to become a party hereto by Section 4.15 of the Indenture of a supplemental indenture thereto and a New Pledgor Accession Agreement to this Security Agreement in the form attached as Exhibit [•], such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein.  The execution and delivery of such New Pledgor Accession Agreement shall not require the consent of any other party to this Agreement.  The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

6.16                        General Authority of the Collateral Agent

(a)                                 By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (i) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (ii) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provision of this Agreement and such other Collateral Documents against any Pledgor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder thereunder relating to any Collateral or any Pledgor’s obligations with respect thereto, (iii) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Pledgor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this

38

Agreement or any other Collateral Document and (iv) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

(b)                                 Each Pledgor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by Section 7.2 (h) and Article 10 of the Indenture and such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Pledgors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Pledgor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

(c)                                  It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and Article 10 of the Indenture. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Section 7.2(h) and Article 10 of the Indenture.

6.17                        Person Serving as Collateral Agent

On the date hereof, the Collateral Agent hereunder is the same legal entity as the Trustee under the Indenture.  Written notice of resignation by the Trustee pursuant to Section 12.2 of the Indenture shall also constitute notice of resignation as the Collateral Agent under this Agreement, unless the Collateral Agent shall otherwise agree by notice to the Company (and if so agreed and notified by the Collateral Agent, provided that the Company does not object) in accordance with Section 12.2 of the Indenture.

6.18                        Survival of Agreement

All covenants, agreements, representations and warranties made by the Pledgors in the Notes Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Note Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Notes Documents and the making of any Loans and issuance of any Letters of Credit under the Notes Documents, regardless of any investigation made by or on behalf of any Secured Party or any other person and notwithstanding that any Secured Party or any other person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Notes Document is executed and delivered or any credit is extended under the Indenture, and shall continue in full force and effect until Payment In Full.

39

6.19                        Intercreditor Agreement

Anything herein to the contrary notwithstanding, the liens and security interests securing the Obligations hereunder and the exercise of any right or remedy with respect thereto are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.

6.20                        Reinstatement

Each Pledgor hereby confirms that all Collateral encumbered by this Pledge and Security Agreement will continue to secure the prompt and complete payment and performance of all the Obligations and remain in full force and effect pursuant to the terms of this Agreement should any petition be filed by or against any Pledgor for liquidation or reorganization, should any Pledgor  become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Pledgor’s assets, and, to the fullest extent permitted by applicable Law, shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof (including a payment effected through exercise of a right of set-off), is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), all as though such payment or performance had not been made.  In the event that any payment, or any part thereof (including a payment effected through exercise of a right of set-off), is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

6.21                        Conflicts

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Indenture, the provisions of the Indenture shall control.

[Signature Pages Follow]

40

IN WITNESS WHEREOF, the parties hereto have duly executed this Pledge and Security Agreement as of the day and year first above written.

KLX ENERGY SERVICES HOLDINGS, INC.

By:
Name:
Title:

KLX RE HOLDINGS LLC,
as Pledgor

By:
Name:
Title:

42

KLX ENERGY SERVICES LLC,
as Pledgor

By:
Name:
Title:

43

MOTLEY SERVICES, LLC,
as Pledgor

By:
Name:
Title:

44

[MOTLEY PERFORATORS, LLC,](2)
as Pledgor

By:
Name:
Title:

(2)  To be confirmed. .

[MOTLEY COIL, LLC,](3)
as Pledgor

By:
Name:
Title:

(3)  NTD:  To be confirmed.

[MOTLEY PRESSURE CONTROL, LLC,](4)
as Pledgor

By:
Name:
Title:

(4)  NTD:  To be confirmed.

[MOTLEY DOWNHOLE, LLC,](5)
as Pledgor

By:
Name:
Title:

(5)  NTD:  To be confirmed.

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent

By:
Name:
Title:

[TO BE PROVIDED]

SCHEDULE I

PLEDGED STOCK; PLEDGED DEBT

A.                                    Pledged Stock

Issuer	Record Owner	Certificate No. (or, if uncertificated, state “uncertificated”)	Number and Class	Percentage of Equity Interest Owned	Percent Pledged

B.                                    Pledged Debt

[TO BE PROVIDED]

SCHEDULE II

INTELLECTUAL PROPERTY

A.                                    Issued or Applied for Patents

U.S. Patent Registrations

Registered Owner/Grantor	Title	Patent No.	Issue Date	Jurisdiction

U.S. Patent Applications

Registered Owner/Grantor	Title	Application No.	Filing Date	Jurisdiction

Foreign  Patent Registrations

Registered Owner/Grantor	Title	Patent No.	Issue Date	Jurisdiction

Foreign Patent Applications

Registered Owner/Grantor	Title	Application No.	Filing Date	Jurisdiction

B.                                    Registered and Applied for Copyrights

U.S. Copyright Registrations

C.                                    Registered or Applied for Trademarks

U.S. Trademark Registrations

Registered Owner/Grantor	Mark	Country	Registration No.	Registration Date

U.S. Trademark Applications

Foreign Trademark Registrations

Registered Owner/Grantor	Mark	Jurisdiction	Registration No.	Registration Date

Foreign  Trademark Applications

Registered Owner/Grantor	Mark	Jurisdiction	Application No.	Filing Date

D.                                    Domain Names

Pledgor	Domain

E.            IP Agreements

[TO BE PROVIDED]

Schedule III

Legal Names, Etc.

Pledgor’s Legal Name	Jurisdiction of Formation	Organization ID Number	Federal Taxpayer ID Number

Prior Corporate or Organizational Names (Last Five Years)

Current Name of Pledgor	Date of Change	Former Name(s)

Other Names Used (Last Five Years)

Current Name of Pledgor	Other Names

Address of Chief Executive Office

Pledgor	Address of Chief Executive Office

Equipment, Inventory and Accounts Collateral

Address
Street	City	State	Type of Collateral

Inventory Locations

Address
Street	City	State	Leased / Owned

[TO BE PROVIDED]

Schedule IV

UCC-1 Filing Offices

Pledgor	UCC-1 Filing Office

Schedule V

Commercial Tort Claims

Exhibit A

DEPOSIT ACCOUNTS

Name of Pledgor	Name of Institution	Account Number	Check here if Deposit Account is a Collateral Deposit Account	Description of Deposit Account if an Excluded Account

Exhibit B-1

Patent Security Agreement

[see attached]

SHORT FORM
PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Patent Security Agreement”) dated November [•], 2018, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Wilmington Trust (as defined below), as collateral agent (the “Collateral Agent”) for the Secured Parties.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture or, if not defined therein, in the Pledge and Security Agreement referred to therein.

WHEREAS, KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”) and Wilmington Trust, National Association (“Wilmington Trust”), as Trustee and Collateral Agent and each other Guarantor thereto have entered into the Indenture dated as of October [•], 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Indenture”) with respect to the [•]% senior secured notes due 2025 (including any additional notes issued under the Indenture, the “Notes”);

WHEREAS, in connection with the Indenture, the Grantors have entered into the Pledge and Security Agreement dated as of November [•], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in order to induce the Secured Parties to purchase or otherwise acquire the Notes, in accordance with the terms of the Indenture; and

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Patent Security Agreement for recording with the United States Patent and Patent Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1.  Grant of Security.  Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”): each Grantor’s registered Patents and Patents for which applications are pending in the United States Patent and Trademark Office, including those set forth in Schedule A hereto.

SECTION 2.  Security for Obligations.  The grant of a security interest in the Collateral by each Grantor under this Patent Security Agreement secures the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise), in full, of its Obligations.

SECTION 3.  Recordation.  This Patent Security Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office.  Each Grantor authorizes and requests that the Commissioner for Patents record this Patent Security Agreement.

SECTION 4.  Execution in Counterparts.  This Patent Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5.  Grants, Rights and Remedies.  This Patent Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Patent Security Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 6.  Governing Law.  This Patent Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.  Severability.  In case any one or more of the provisions contained in this Patent Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  Concerning the Collateral Agent.  Collateral Agent is executing this Patent Security Agreement solely in its capacity as Collateral Agent under the Security Agreement.   Collateral Agent shall enjoy all the same rights, protections, immunities and indemnities granted to it under the Indenture or the Security Agreement as though set forth in full herein. In performing its functions and duties under this Patent Security Agreement, the Collateral Agent shall act solely as the agent of the Secured Parties and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Secured Parties. Nothing in this Patent Security Agreement shall be interpreted as giving the Collateral Agent responsibility for or any duty concerning the validity, perfection, priority or enforceability of the liens granted hereunder or giving the Collateral Agent any obligation to take any action to procure or maintain such validity, perfection, priority or enforceability.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[•], as Grantor

By:
Name:
Title:

Wilmington Trust, National Association,
as Collateral Agent

By:
Name:
Title:

SCHEDULE A

[TO BE PROVIDED]

United States Patents and Patent Applications

Registered Owner/ Grantor	Patent	Registration No. or Application No.

Exhibit B-2

Trademark Security Agreement

[see attached]

SHORT FORM
TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Trademark Security Agreement”) dated November [•], 2018, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Wilmington Trust (as defined below), as collateral agent (the “Collateral Agent”) for the Secured Parties.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture or, if not defined therein, in the Pledge and Security Agreement referred to therein.

WHEREAS, KLX Energy Services Holdings, Inc., a Delaware corporation (the “Company”) and Wilmington Trust, National Association (“Wilmington Trust”), as Trustee and Collateral Agent and each other Guarantor thereto have entered into the Indenture dated as of October [•], 2018 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Indenture”) with respect to the [•]% senior secured notes due 2025 (including any additional notes issued under the Indenture, the “Notes”);

WHEREAS, in connection with the Indenture, the Grantors have entered into the Pledge and Security Agreement dated as of November [•], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in order to induce the Secured Parties to purchase or otherwise acquire the Notes, in accordance with the terms of the Indenture; and

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Trademark Security Agreement for recording with the United States Patent and Trademark Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1.  Grant of Security.  Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”): each Grantor’s registered Trademarks and Trademarks for which applications are pending in the United States Patent and Trademark Office, including those set forth in Schedule A hereto.

SECTION 2.  Security for Obligations.  The grant of a security interest in the Collateral by each Grantor under this Trademark Security Agreement secures the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise), in full, of its Obligations.

SECTION 3.  Recordation.  This Trademark Security Agreement has been executed and delivered by the Grantors for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office.  Each Grantor authorizes and requests that the Commissioner for Trademarks record this Trademark Security Agreement.

SECTION 4.  Execution in Counterparts.  This Trademark Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5.  Grants, Rights and Remedies.  This Trademark Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.  In the event of any conflict between the terms of this Trademark Security Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern.

SECTION 6.  Governing Law.  This Trademark Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.  Severability.  In case any one or more of the provisions contained in this Trademark Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.  Concerning the Collateral Agent.  Collateral Agent is executing this Trademark Security Agreement solely in its capacity as Collateral Agent under the Security Agreement.   Collateral Agent shall enjoy all the same rights, protections, immunities and indemnities granted to it under the Indenture or the Security Agreement as though set forth in full herein. In performing its functions and duties under this Trademark Security Agreement, the Collateral Agent shall act solely as the agent of the Secured Parties and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Secured Parties. Nothing in this Trademark Security Agreement shall be interpreted as giving the Collateral Agent responsibility for or any duty concerning the validity, perfection, priority or enforceability of the liens granted hereunder or giving the Collateral Agent any obligation to take any action to procure or maintain such validity, perfection, priority or enforceability.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[•],
as Grantor

By:
Name:
Title:

Wilmington Trust, National Association,
as Collateral Agent

By:
Name:
Title:

SCHEDULE A

[TO BE PROVIDED]

United States Trademark Registrations and Trademark Applications

Registered Owner/ Grantor	Trademark	Registration No. or Application No.

Exhibit C

New Pledgor Accession Agreement

[see attached]

Form of New Pledgor Accession Agreement

NEW PLEDGOR ACCESSION AGREEMENT dated as of [•] (as amended, modified or supplemented from time to time, this Agreement) among [NEW PLEDGOR NAME], [New pledgor Description] (the New Pledgor), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the Collateral Agent) for and on behalf of the Secured Parties referred to below.

KLX Energy Services Holdings, Inc., a Delaware corporation (the Company), has entered into that certain Pledge and Security Agreement dated as of November [•], 2018 (as amended, restated, supplemented or otherwise modified from time to time and including any agreement extending the maturity of, refinancing or otherwise amending, amending and restating or otherwise modifying or restructuring all or any portion of the obligations of the Company under such agreement or any successor agreement and as in effect on the date hereof, the Security Agreement) among the Company, the guarantors listed on the signature pages thereto, and Wilmington Trust, National Association, as Collateral Agent for the benefit of the Secured Parties. Terms defined in the Security Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for in the Security Agreement.

The New Pledgor, was [formed] [acquired] by the Company and is a wholly-owned subsidiary of the Company.  [Describe formation or acquisition transaction, as applicable.]

The New Pledgor is required under the Indenture to execute and deliver this Agreement in order to evidence its agreement to become a “Pledgor” under the Pledge and Security Agreement.  Accordingly, the parties hereto agree as follows:

Section 1.                                          Security Agreement.  In accordance with Section 6.15 of the Security Agreement, the New Pledgor hereby (i) agrees that, by execution and delivery of a counterpart signature page to the Security Agreement substantially in the form attached hereto as Exhibit A, the New Pledgor shall become a “Pledgor” under the Security Agreement with the same force and effect as if originally named therein as a Pledgor (as defined in the Security Agreement), (ii) acknowledges receipt of a copy of and agrees to be obligated and bound as a “Pledgor” by all of the terms and provisions of the Security Agreement, (iii) grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in the Collateral (as defined in the Security Agreement), in each case to secure the full and punctual payment of the Obligations in accordance with the terms thereof and to secure the performance of all of the obligations of the Company and each other Pledgor under the Indenture and the Notes Documents, (iv) represents and warrants that each of Schedules I — IV and Exhibit A to the Security Agreement, as amended, supplemented and modified as set forth on Schedules I — IV and Exhibit B hereto, is complete and accurate with respect to the New Pledgor as of the date hereof after giving effect to the New Pledgor’s accession to the Security Agreement as an additional Pledgor thereunder and (v) acknowledges and agrees that, from and after the date hereof, each reference in the Security Agreement to a “Pledgor” or the “Pledgors” shall be deemed to include the New Pledgor.

Section 2.                                          Representations and Warranties.  The New Pledgor hereby represents and warrants that:

(a)                                 This Agreement has been duly authorized, executed and delivered by the New Pledgor, and each of this Agreement and the Security Agreement, as acceded to hereby by the New Pledgor, constitutes a valid and binding agreement of the New Pledgor, enforceable against the New Pledgor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)                                 Each of the representations and warranties contained in the Security Agreement and each of the other Security Documents (as defined in the Indenture) is true and correct in all material respects as of the date hereof, with the same effect as though such representations and warranties had been made on and as of the date hereof after giving effect to the accession of the New Pledgor as an additional “Pledgor” under the Security Agreement.

Section 3.                                          Effectiveness.  This Agreement and the accession of the New Pledgor to the Security Agreement as provided herein shall become effective with respect to the New Pledgor when (i) the Collateral Agent shall have received a counterpart of this Agreement duly executed by the New Pledgor and (ii) the Trustee and/or the Collateral Agent shall have received duly executed counterpart signature pages to the Security Agreement as contemplated hereby.

Section 4.                                          Integration; Confirmation.  On and after the date hereof, the Security Agreement and the respective Schedules thereto shall be supplemented as expressly set forth herein; all other terms and provisions of the Security Agreement, the other Security Documents and the respective Schedules thereto shall continue in full force and effect and unchanged and are hereby confirmed in all respects.

Section 5.                                          Miscellaneous.

(a)                                 The New Pledgor agrees to pay the costs and expenses of the Collateral Agent (including reasonable and documented fees and disbursements of counsel) in accordance with the terms of the Security Agreement.

(b)                                 The address of the New Pledgor for purposes of Section 6.1 of the Security Agreement is as set forth on the counterpart to the Security Agreement attached hereto as Exhibit A.

Section 6.                                          Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.  THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

Section 7.                                          Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement may be transmitted and/or signed by facsimile or by .pdf or similar electronic means and if so transmitted or signed, shall, subject to requirements of law, have the same force and effect as a manually signed original and shall be binding on the New Pledgor, the Collateral Agent and the Secured Parties.  The Collateral Agent may also require that this Agreement be confirmed by a manually signed original hereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

Section 8.                                          Concerning the Collateral Agent.  Collateral Agent is executing this Agreement solely in its capacity as Collateral Agent under the Security Agreement.  Collateral Agent shall enjoy all the same rights, protections, immunities and indemnities granted to it under the Indenture or the Security Agreement as though set forth in full herein.  In performing its functions and duties under this Agreement, the Collateral Agent shall act solely as the agent of the Secured Parties and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Secured Parties.  Except as set forth in Section 4.4 of the Security Agreement, nothing in this Agreement shall be interpreted as giving the Collateral Agent responsibility for or any duty concerning the validity, perfection, priority or enforceability of the liens granted hereunder or giving the Collateral Agent any obligation to take any action to procure or maintain such validity, perfection, priority or enforceability.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[NEW PLEDGOR NAME]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Collateral Agent

By:
Name:
Title:

EXHIBIT A

Counterpart to Pledge and Security Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Pledge and Security Agreement as of the day and year first above written.

[NEW PLEDGOR NAME]

By:
Name:
Title:

[SCHEDULE I]

[SCHEDULE II]

[SCHEDULE III]

[SCHEDULE IV]

[EXHIBIT B]

EXHIBIT E

FORM OF INTERCREDITOR AGREEMENT

A-2

INTERCREDITOR AGREEMENT

Intercreditor Agreement (this “Agreement”), dated as of [•], 2018, among JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “ABL Representative”) for the ABL Secured Parties (as defined below), WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “Notes Representative”) for the Notes Secured Parties (as defined below), each Additional Representative from time to time party hereto pursuant to Section [•] and each of the Loan Parties (as defined below) party hereto.

WHEREAS KLX Energy Services Holdings, Inc., a Delaware corporation (“Company”), JPMorgan Chase Bank, N.A., as administrative agent, the ABL Representative and certain financial institutions and other entities are parties to the Credit Agreement dated as of August 10, 2018 (the “Existing ABL Agreement”), pursuant to which such financial institutions and other entities have agreed to make loans and extend other financial accommodations to the Loan Parties;

WHEREAS Company, Wilmington Trust, National Association, as trustee (in such capacity, the “Notes Trustee”) and the Notes Representative are parties to the Indenture dated as of [•], 2018 (the “Existing Notes Indenture”), pursuant to which Company, on such date, issued its [•]% senior secured notes due 2025 (including any additional notes issued pursuant to the Existing Notes Indenture, the “Secured Notes”), and the Secured Notes are guaranteed by the Loan Parties;

WHEREAS, Company has granted to the ABL Representative security interests in the ABL Collateral as security for payment and performance of the ABL Obligations; and

WHEREAS, Company has granted to the Notes Representative security interests in the Notes Collateral as security for payment and performance of the Notes Obligations.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1.  Definitions; Rules of Construction.

1.1                               UCC Definitions.  The following terms which are defined in the Uniform Commercial Code are used herein as so defined:  Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit, Letter of Credit Rights, Records and Supporting Obligations.

1.2.                            Defined Terms.  The following terms, as used herein, have the following meanings:

“ABL Agreement” means the collective reference to (a) the Existing ABL Agreement, (b) any Additional ABL Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing ABL Agreement (regardless of whether such replacement, refunding or refinancing is a “working capital” facility, asset-based facility or otherwise), any Additional ABL Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Agreement hereunder (a “Replacement ABL Agreement”).  Any reference to the ABL Agreement hereunder shall be deemed a reference to any ABL Agreement then extant.

“ABL Collateral” means all assets, whether now owned or hereafter acquired by any Loan Party, in which a Lien is granted or purported to be granted at any time to any ABL Secured Party as security for any ABL Obligation (including, but not limited to, Accounts, Chattel Paper, Intellectual Property, Documents, General Intangibles, Instruments, Inventory, Investment Property, Letters of Credit and Letter-of-Credit Rights, Supporting Obligations, Deposit Accounts, cash or cash equivalents, Commercial Tort Claims, Equipment, Goods, and accessions to, substitutions for, and replacements, Proceeds and products of the  foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts, and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing, and all other assets of each Loan Party now or hereafter as set forth in the ABL Security Documents).

“ABL Creditors” means, collectively, the “Lenders” and the “Secured Parties,” each as defined in the ABL Agreement or any Persons that are designated under the ABL Agreement as the “ABL Creditors” for purposes of this Agreement.

“ABL DIP Financing” has the meaning set forth in Section 5.2(a).

“ABL Documents” means each ABL Agreement, each ABL Security Document, each ABL Guarantee and each other “Credit Document” as defined in the ABL Agreement.

“ABL Guarantee” means any guarantee by any Loan Party of any or all of the ABL Obligations, including each other guaranty or guaranty supplement delivered pursuant to Section 8.10 or Section 9.15 of the Existing ABL Agreement.

“ABL Lien” means any Lien created by the ABL Security Documents.

“ABL Obligations” means (a) all principal of and interest (including, without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the ABL Agreement or any ABL DIP Financing by the ABL Creditors, (b) all reimbursement obligations (if any) and interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the ABL Agreement, (c) all Swap Obligations, (d) all Banking Services Obligations and (e) all guarantee obligations, indemnities, fees, expenses (including, without limitation, all fees and disbursements of counsel to the ABL Representative or any ABL Creditors)  and other amounts payable from time to time pursuant to the ABL Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding. To the extent any payment with respect to any ABL Obligation (whether by or on behalf of any Loan Party, as Proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Notes Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the ABL Secured Parties and the Notes Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“ABL Obligations Payment Date” means the first date on which (a) the ABL Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full (or cash collateralized or defeased in accordance with the terms of the ABL Documents), (b) all commitments to extend credit under the ABL Documents have been terminated, (c) there are no outstanding letters of credit or similar instruments issued under the ABL Documents (other than such as

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have been cash collateralized or defeased in accordance with the terms of the ABL Documents), (d) termination or cash collateralization (in an amount reasonably satisfactory to the ABL Representative) of all Banking Services Obligations and Swap Obligations and (e) so long as the Notes Obligations Payment Date shall not have occurred, the ABL Representative has delivered a written notice to the Notes Representative stating that the events described in clauses (a), (b), (c) and (d) have occurred to the satisfaction of the ABL Secured Parties.

“ABL Priority Collateral” means all ABL Collateral consisting of the following: (i) all Accounts; (ii) all Inventory; (iii) all Pledged Deposit Accounts (as defined in the ABL Agreement) and all assets credited to any Pledged Deposit Account and all cash and cash equivalents (other than identifiable proceeds of Notes Priority Collateral); (iv) all Chattel Paper, Documents, Instruments and all  General Intangibles (other than any equity interests of subsidiaries of the Loan Parties and Intellectual Property), in each case, relating to the ABL Priority Collateral evidencing or governing any of the items referred to in any of the preceding clauses (i), (ii) and (iii); provided that, to the extent any of the foregoing also relates to other collateral other than the ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (i), (ii), (iii) and (iv) shall be ABL Priority Collateral; (v) all books and records relating to any of the foregoing (including, without limitation, all books, databases, customer lists and records, whether tangible or electronic which contain any information relating to any of the foregoing);  and (vi) all Proceeds of, and all Supporting Obligations  (including, without limitation, guarantees, collateral security and Letter-of-Credit Rights) with respect to, any of the foregoing; provided, however, that, any Collateral, regardless of type, received in exchange for ABL Priority Collateral pursuant to an Enforcement Action in accordance with the terms of the Existing ABL Agreement and this Agreement shall be treated as ABL Priority Collateral under this Agreement, the Notes Security Documents and the ABL Security Documents; provided, further, that any Collateral of the type that constitutes ABL Priority Collateral, if received in exchange for Notes Priority Collateral pursuant to an Enforcement Action in accordance with the terms of the Existing Notes Indenture and this Agreement, shall be treated as Notes Priority Collateral under this Agreement, the Notes Security Documents and the ABL Security Documents; provided, further, that ABL Priority Collateral shall exclude, however, all Notes Priority Collateral (other than Notes Priority Collateral which is treated as ABL Priority Collateral as set forth in the first proviso above), it being understood and agreed that the ABL Secured Parties remain entitled to the benefit of their second priority Lien in any such Collateral; and, provided, further, however, that “ABL Priority Collateral” shall include proceeds from the disposition of any Notes Priority Collateral permitted by the ABL Agreement and the Notes Agreement to the extent such proceeds would otherwise constitute ABL Priority Collateral and are not required to be applied to the mandatory prepayment of the Notes Obligations pursuant to the Notes Documents, unless such proceeds either (a) arise from a disposition of Notes Priority Collateral resulting from any Enforcement Action taken by the Notes Secured Parties permitted by this Agreement or (b) are deposited in a Prepayment Account.

“ABL Representative” has the meaning set forth in the introductory paragraph hereof.  In the case of any Replacement ABL Agreement or any other ABL Agreement, the ABL Representative shall be the Person identified as such in such Agreement. If at any time there is more than one series of ABL Obligations outstanding, the Controlling ABL Representative shall be the “ABL Representative”.

“ABL Secured Parties” means the ABL Representative, the ABL Creditors and any other holders of the ABL Obligations.

“ABL Security Documents” means collectively, the Pledge and Security Agreement, dated as of September 14, 2018, among the Company, the other Loan Parties from time to time party thereto and the ABL Representative for the ratable benefit of the ABL Secured Parties, any additional Collateral

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Documents (as defined in the Existing ABL Agreement), any additional pledges, security agreements or mortgages that create or purport to create a Lien in favor of the ABL Representative for the benefit of the ABL Secured Parties and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing, and any other documents that are designated under the ABL Agreement as “ABL Security Documents” for purposes of this Agreement.

“Access Period” means, with respect to each parcel or item of Notes Priority Collateral, the period, following the commencement of any Enforcement Action, which begins on the earlier of (a) the day on which the ABL Representative provides the Notes Representative with the notice of its election to request access to such parcel or item of Notes Priority Collateral pursuant to Section 3.4(c) and (b) the fifth Business Day after the Notes Representative provides the ABL Representative with notice that the Notes Representative (or its agent) has obtained possession or control of such parcel or item of Notes Priority Collateral and ends on the earliest of (i) the day which is 180 days after the date (the “Initial Access Date”) on which the ABL Representative initially obtains the ability to take physical possession of, remove or otherwise control physical access to, or actually uses, such parcel or item of Notes Priority Collateral plus such number of days, if any, after the Initial Access Date that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to associated ABL Priority Collateral, (ii) the date on which all or substantially all of the ABL Priority Collateral associated with such parcel or item of Notes Priority Collateral is sold, collected or liquidated, (iii) the ABL Obligations Payment Date and (iv) the date on which the default which resulted in such Enforcement Action has been cured or waived in writing.

“Additional ABL Agreement” means any agreement evidencing or governing the incurrence of additional indebtedness that is permitted to be secured by the ABL Collateral on a pari passu basis with other ABL Obligations and treated as an ABL Agreement pursuant to the ABL Agreement and any agreement approved for designation as such by the ABL Representative and the Notes Representative.

“Additional Notes Agreement” means any credit agreement, indenture, loan agreement, note agreement, promissory note, or other agreement or instrument evidencing or governing any “Pari Passu Notes Lien Indebtedness” as defined in the Indenture and any agreement approved for designation as such by the ABL Representative and the Notes Representative.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Banking Services Obligations” means, with respect to any Loan Party, any obligations of such Loan Party owed to any ABL Secured Party (or any of its affiliates) in respect of treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), credit card services, stored valued card services or other cash management services.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Collateral” means, collectively, all ABL Collateral and all Notes Collateral.

“Common Collateral” means all Collateral that constitutes both ABL Collateral and Notes Collateral.

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“Company” has the meaning set forth in the first WHEREAS clause above.

“Comparable Security Document” means, in relation to any Senior Collateral subject to any Senior Security Document, that Junior Security Document that creates a security interest in the same Senior Collateral, granted by the same Loan Party, as applicable.

“Controlling ABL Representative” means (i) prior to the ABL Obligations Payment Date in respect of the Existing ABL Agreement, the ABL Representative under the Existing ABL Agreement (or any Replacement ABL Agreement in respect of the Existing ABL Agreement) until the ABL Obligations Payment Date under the Existing ABL Agreement (or such Replacement ABL Agreement) and (ii) after the ABL Obligations Payment Date in respect of the Existing ABL Agreement, the ABL Representative of the series of ABL Obligations that constitutes the largest outstanding principal amount of any then outstanding series of ABL Obligations.

“Controlling Notes Representative” means, with respect to any Notes Priority Collateral, the series of Notes Obligations that constitutes the largest outstanding principal amount of any then outstanding series of Notes Obligations.

“Copyright Licenses” means any and all agreements granting any right in, to or under Copyrights (whether a Loan Party is licensee or licensor thereunder).

“Copyrights” means all United States, state and foreign copyrights, including but not limited to copyrights in software and databases, and all “Mask Works” (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force, and with respect to any and all of the foregoing: (i) all registrations and applications therefor, (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, (v) all licenses, claims, damages and proceeds of suit arising therefrom, and (vi) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license, assignment, or other disposition thereof.

“Enforcement Action” means, with respect to the ABL Obligations or the Notes Obligations, the exercise of any rights and remedies with respect to any Common Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the ABL Documents or the Notes Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“Excluded Assets” (a) with respect to the ABL Liens, has the meaning set forth in the ABL Security Agreement and (b) with respect to the Notes Liens, has the meaning set forth in the Existing Notes Indenture.

“Existing ABL Agreement” has the meaning set forth in the first WHEREAS clause of this Agreement.

“Existing Notes Indenture” has the meaning set forth in the second WHEREAS clause of this Agreement.

“Insolvency Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Person, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other

5

similar case or proceeding with respect to any Person or with respect to a material portion of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Person.

“Intellectual Property” means, collectively, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, and Trade Secret Licenses.

“Junior Collateral” shall mean with respect to any Junior Secured Party, any Collateral on which it has a Junior Lien.

“Junior Documents” shall mean, (a) with respect to any Junior Obligations that are Notes Obligations, the Notes Documents or any other document, instrument or certificate evidencing or delivered in connection with such Junior Obligation and (b) with respect to any Junior Obligations that are ABL Obligations, the ABL Documents or any other document, instrument or certificate evidencing or delivered in connection with such Junior Obligation.

“Junior Liens” shall mean (a) with respect to any ABL Priority Collateral, all Liens securing the Notes Obligations and (b) with respect to any Notes Priority Collateral, all Liens securing the ABL Obligations.

“Junior Obligations” shall mean (a) with respect to any ABL Priority Collateral, all Notes Obligations and (b) with respect to any Notes Priority Collateral, all ABL Obligations.

“Junior Representative” shall mean (a) with respect to any ABL Obligations or any ABL Priority Collateral, the Notes Representative and (b) with respect to any Notes Obligations or any Notes Priority Collateral, the ABL Representative.

“Junior Secured Parties” shall mean (a) with respect to the ABL Priority Collateral, all Notes Secured Parties and (b) with respect to the Notes Priority Collateral, all ABL Secured Parties.

“Junior Security Documents” shall mean with respect to any Junior Secured Party, the Security Documents that secure the Junior Obligations.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, assignation, debenture, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lien Priority” means with respect to any Lien of the ABL Representative or Notes Representative in the Common Collateral, the order of priority of such Lien specified in Section 2.1.

“Loan Documents” shall mean, collectively, the ABL Documents and the Notes Documents.

“Loan Party” means Company and each direct or indirect affiliate or shareholder (or equivalent) of Company or any of its affiliates that is now or hereafter becomes a party to any ABL Document or any Notes Document, in each case as a direct obligor or guarantor of the ABL Obligations or Notes Obligations, respectively. All references in this Agreement to any Loan Party shall include such Loan

6

Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

“Notes Agreement” means the collective reference to (a) the Existing Notes Indenture, (b) any Additional Notes Agreement and (c) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Existing Notes Indenture, any Additional Notes Agreement or any other agreement or instrument referred to in this clause (c) unless such agreement or instrument expressly provides that it is not intended to be and is not a Notes Agreement hereunder (a “Replacement Notes Agreement”).  Any reference to the Notes Agreement hereunder shall be deemed a reference to any Notes Agreement then extant.

“Notes Collateral” means all assets, whether now owned or hereafter acquired by any Loan Party, in which a Lien is granted or purported to be granted to any Notes Secured Party as security for any Notes Obligation.

“Notes Creditors” means, collectively, the “Holder” as defined in the Existing Notes Indenture, and the “Secured Parties” as defined in the Notes Security Documents, or any Persons that are designated under the Notes Agreement as the “Notes Creditors” for purposes under this Agreement.

“Notes DIP Financing” has the meaning set forth in Section 5.2(b).

“Notes Documents” means each Notes Agreement, each Notes Security Document, each Notes Guarantee and each other “Notes Document” (as defined in the Notes Agreement).

“Notes Guarantee” means any guarantee by any Loan Party of any or all of the Notes Obligations.

“Notes Lien” means any Lien created by the Notes Security Documents.

“Notes Obligations” means (a) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all indebtedness under the Notes Agreement or any Notes DIP Financing by the Notes Creditors, and (b) all guarantee obligations, indemnities, fees, expenses and other amounts payable from time to time pursuant to the Notes Documents, in each case whether or not allowed or allowable in an Insolvency Proceeding.  To the extent any payment with respect to any Notes Obligation (whether by or on behalf of any Loan Party, as Proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any ABL Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the ABL Secured Parties and the Notes Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Notes Obligations Payment Date” means the first date on which (a) the Notes Obligations (other than those that constitute Unasserted Contingent Obligations) have been indefeasibly paid in cash in full, (b) all commitments to extend credit under the Notes Documents have been terminated, and (c) so long as the ABL Obligations Payment Date shall not have occurred, the Notes Representative has delivered a written notice to the ABL Representative stating that the events described in clauses (a) and (b) have occurred to the satisfaction of the Notes Secured Parties.

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“Notes Priority Collateral” means all Notes Collateral other than ABL Priority Collateral; provided, however, “Notes Priority Collateral” shall not include Proceeds from the disposition of any Notes Priority Collateral permitted by the Notes Agreement to the extent such Proceeds are not required to be applied to the mandatory prepayment of the Notes Obligations pursuant to the Notes Documents, unless such Proceeds either (x) arise from a disposition of Notes Priority Collateral resulting from Enforcement Action taken by the Notes Secured Parties permitted by this Agreement or (y) deposited in the Prepayment Account.

“Notes Representative” has the meaning set forth in the introductory paragraph hereof.  In the case of any Replacement Notes Agreement, the Notes Representative shall be the Person identified as such in such Agreement.  If at any time there is more than one series of Notes Obligations outstanding, the Controlling Notes Representative shall be the Notes Representative.

“Notes Secured Parties” means the Notes Representative, the Notes Creditors and any other holders of the Notes Obligations.

“Notes Security Documents” means the “Security Documents” as defined in the Existing Notes Indenture and any documents that are designated under the Notes Agreement as “Notes Security Documents” for purposes of this Agreement.

“Patent License” means all agreements granting any right in, to, or under Patents (whether any Loan Party is licensee or licensor thereunder).

“Patents” means all United States and foreign patents and certificates of invention, or similar industrial property rights, now or hereafter in force, and with respect to any and all of the foregoing, (i) all applications therefore, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license, assignment, or other disposition thereof.

“Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding (or would accrue but for the commencement of an Insolvency Proceeding), whether or not allowed or allowable in any such Insolvency Proceeding.

“Prepayment Account” means any Deposit Account or Securities Account established and maintained for the sole purpose of depositing the net cash proceeds of any Loan Party with respect to any asset sale, incurrence of indebtedness or casualty or condemnation event pending the application of such proceeds to the prepayment of debt under any Notes Document in accordance with the mandatory prepayment or redemption provisions thereof.

“Priority Collateral” means the ABL Priority Collateral or the Notes Priority Collateral.

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“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Common Collateral, and (b) whatever is recoverable or recovered when any Common Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Real Property” means any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property, including any right arising by contract.

“Replacement ABL Agreement” has the meaning set forth in the definition of “ABL Agreement.”

“Replacement Notes Agreement” has the meaning set forth in the definition of “Notes Agreement.”

“Secured Obligations” shall mean the ABL Obligations and the Notes Obligations.

“Secured Parties” means the ABL Secured Parties and the Notes Secured Parties.

“Security Documents” means, collectively, the ABL Security Documents and the Notes Security Documents.

“Senior Collateral” shall mean with respect to any Senior Secured Party, any Collateral on which it has a Senior Lien.

“Senior Documents” shall mean, (a) with respect to any Senior Obligations that are ABL Obligations, the ABL Documents or any other document, instrument or certificate evidencing or delivered in connection with such Senior Obligation, (b) with respect to any Senior Obligations that are Notes Obligations, the Notes Documents, or any other document, instrument or certificate evidencing or delivered in connection with such Senior Obligation.

“Senior Liens” shall mean (a) with respect to the ABL Priority Collateral, all Liens securing the ABL Obligations and (b) with respect to the Notes Priority Collateral, all Liens securing the Notes Obligations.

“Senior Obligations” shall mean (a) with respect to any ABL Priority Collateral, all ABL Obligations and (b) with respect to any Notes Priority Collateral, all Notes Obligations.

“Senior Obligations Payment Date” shall mean (a) with respect to ABL Obligations, the ABL Obligations Payment Date and (b) with respect to any Notes Obligations, the Notes Obligations Payment Date.

“Senior Representative” shall mean (a) with respect to any ABL Priority Collateral, the ABL Representative that is the Controlling ABL Representative and (b) with respect to any Notes Priority Collateral, the Notes Representative that is the Controlling Notes Representative.

“Senior Secured Parties” shall mean (a) with respect to the ABL Priority Collateral, all ABL Secured Parties and (b) with respect to the Notes Priority Collateral, all Notes Secured Parties.

“Senior Security Documents” shall mean with respect to any Senior Secured Party, the Security Documents that secure the Senior Obligations.

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“Swap Obligations” means, with respect to any Loan Party, any obligations of such Loan Party owed to any ABL Creditor (or any of its affiliates) in respect of any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Trade Secret Licenses” means any and all agreements granting any right in or to Trade Secrets (whether a Loan Party is licensee or licensor thereunder).

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to a writing or other tangible form, now or hereafter in force, owned or used in, or contemplated at any time for use in, the business of any Loan Party, including with respect to any and all of the foregoing:  (i) all documents and things embodying, incorporating, or referring in any way thereto, (ii) all rights to sue for past, present and future infringement thereof, (iii) all licenses, claims, damages, and proceeds of suit arising therefrom, and (iv) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license, assignment, or other dispositions thereof.

“Trademark Licenses” means any and all agreements granting any right in or to Trademarks (whether a Loan Party is licensee or licensor thereunder).

“Trademarks” means all United States, state and foreign trademarks, service marks, certification marks, collective marks, trade names, corporate names, d/b/as, business names, fictitious business names, Internet domain names, trade styles, logos, other source or business identifiers, designs and general intangibles of a like nature, rights of publicity and privacy pertaining to the names, likeness, signature and biographical data of natural persons, now or hereafter in force, and, with respect to any and all of the foregoing:  (i) all registrations and applications therefor, (ii) the goodwill of the business symbolized thereby, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringement or dilution thereof or for any injury to goodwill, (v) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vi) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license assignment or other disposition thereof.

“Unasserted Contingent Obligations” shall mean, at any time, ABL Obligations or Notes Obligations, as applicable, for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any ABL Obligation or Notes Obligation, as applicable, and (b) with respect to ABL Obligations contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) or no claim or demand for payment (whether oral or written) has been made (or, in the case of ABL Obligations or Notes Obligations, as applicable, for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

1.3                               Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any

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definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.  Lien Priority.

2.1                               Lien Subordination.  Notwithstanding the date, manner or order of grant, attachment or perfection of any Junior Lien in respect of any Collateral or of any Senior Lien in respect of any Collateral and notwithstanding any provision of the UCC, any applicable law, any Security Document, any alleged or actual defect or deficiency in any of the foregoing or any other circumstance whatsoever, the Junior Representative, on behalf of each Junior Secured Party, in respect of such Collateral hereby agrees that:

(a)                                 any Senior Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain senior and prior to any Junior Lien in respect of such Collateral (whether or not such Senior Lien is subordinated to any Lien securing any other obligation); and

(b)                                 any Junior Lien in respect of such Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Senior Lien in respect of such Collateral.

2.2                               Prohibition on Contesting Liens.  In respect of any Collateral, the Junior Representative, on behalf of each Junior Secured Party, in respect of such Collateral agrees that it shall not, and hereby waives any right to:

(a)                                 contest, or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, validity or enforceability of any Senior Lien on such Collateral; or

(b)                                 demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or similar right which it may have in respect of such Collateral or the Senior Liens on such Collateral, except to the extent that such rights are expressly granted in this Agreement.

2.3                               Nature of Obligations.  The Notes Representative on behalf of itself and the other Notes Secured Parties acknowledges that a portion of the ABL Obligations represents debt that is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased, reduced or repaid and subsequently reborrowed, and that the terms of the ABL Obligations or any ABL Agreement may be waived, modified, extended, amended, restated or supplemented in accordance with the terms thereof from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Notes Secured Parties and without affecting the provisions hereof. The ABL Representative on behalf of

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itself and the other ABL Secured Parties acknowledges that Notes Obligations may be replaced or refinanced and the amount of any Note Obligations may be increased, reduced or repaid, and any Note Document or any provision thereof may be waived, modified, extended, amended, restated or supplemented in accordance with the terms thereof from time to time, and the aggregate amount of the Note Obligations may be increased, replaced ore refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof.  The Lien Priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Obligations or the Notes Obligations, or any portion thereof.  The provisions of this Section 2.3 are not intended to constitute a waiver of any restrictions (i) contained in the ABL Agreement applicable to the amount or terms of the Notes Obligations or (ii) contained in the Notes Agreement applicable to the amount or terms of the ABL Obligations.

2.4                               No New Liens.  (a)  Until the ABL Obligations Payment Date, no Notes Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any Notes Obligation which assets are not also subject to the Lien of the ABL Representative under the ABL Documents, subject to the Lien Priority set forth herein (it being understood that, following the occurrence of an Event of Default under the Notes Agreement, the Notes Secured Parties may elect to take a security interest in real property).  If any Notes Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Loan Party securing any Notes Obligation which assets are not also subject to the Lien of the ABL Representative under the ABL Documents, subject to the Lien Priority set forth herein, then the Notes Representative (or the relevant Notes Secured Party) shall, without the need for any further consent of any other Notes Secured Party and notwithstanding anything to the contrary in any other Notes Document be deemed to also hold and have held such lien for the benefit of the ABL Representative as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Representative in writing of the existence of such Lien.

(b)  Until the Notes Obligations Payment Date, no ABL Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any ABL Obligation which assets are not also subject to the Lien of the Notes Representative under the Notes Documents, subject to the Lien Priority set forth herein (it being understood that, following the occurrence of an Event of Default under the ABL Agreement, the ABL Secured Parties may elect to take a security interest in real property).  If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Loan Party securing any ABL Obligation which assets are not also subject to the Lien of the Notes Representative under the Notes Documents, subject to the Lien Priority set forth herein, then the ABL Representative (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such lien for the benefit of the Notes Representative as security for the Notes Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the Notes Representative in writing of the existence of such Lien.

2.5                               Separate Grants of Security and Separate Classification.  Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Security Documents and the Notes Security Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Common Collateral, the Notes Obligations are fundamentally different from the ABL Obligations and should be separately classified in any plan of reorganization, plan of liquidation or similar plan proposed or adopted in an Insolvency Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that claims in respect of the ABL Obligations and the Notes Obligations constitute claims in the same class (rather than separate

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classes of secured claims), then the ABL Secured Parties and the Notes Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligations claims and Notes Obligations claims against the Loan Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or Notes Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the Notes Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest that is available from each pool of Priority Collateral for each of the ABL Secured Parties and the Notes Secured Parties, respectively, before any distribution is made in respect of the claims held by the other Secured Parties, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

2.6                               Agreements Regarding Actions to Perfect Liens.  (a)  The ABL Representative agrees on behalf of itself and the other ABL Secured Parties that all mortgages, deeds of trust, deeds and similar instruments (collectively, “mortgages”) now or thereafter filed against Real Property in favor of or for the benefit of the ABL Representative shall contain the following notation:  “The lien created by this mortgage on the property described herein is junior and subordinate to the lien on such property created by any mortgage, deed of trust or similar instrument now or hereafter granted to Wilmington Trust, National Association, as Notes Representative, in accordance with the provisions of the Intercreditor Agreement dated as of [•], 2018, as amended from time to time.”

(b)  Each of the ABL Representative and the Notes Representative hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Common Collateral pursuant to the ABL Security Documents or the Notes Security Documents, as applicable, such possession or control is also for the benefit of the Notes Representative and the other Notes Secured Parties or the ABL Representative and the other ABL Secured Parties, as applicable, solely to the extent required to perfect their security interest in such Common Collateral; provided that control by the Notes Representative of the Prepayment Account shall not be for the benefit of the ABL Representative and the other ABL Secured Parties.  Nothing in the preceding sentence shall be construed to impose any duty on the ABL Representative or the Notes Representative (or any third party acting on either such Person’s behalf) with respect to such Common Collateral or provide the Notes Representative, any other Notes Secured Party, the ABL Representative or any other ABL Secured Party, as applicable, with any rights with respect to such Common Collateral beyond those specified in this Agreement, the ABL Security Documents and the Notes Security Documents, as applicable, provided that subsequent to the occurrence of the ABL Obligations Payment Date (so long as the Notes Obligations Payment Date shall not have occurred), the ABL Representative shall (i) deliver to the Notes Representative, at the Loan Parties’ sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the Notes Documents or (ii) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs; provided, further, that subsequent to the occurrence of the Notes Obligations Payment Date (so long as the ABL Obligations Payment Date shall not have occurred), the Notes Representative shall (i) deliver to the ABL Loan Representative, at the Loan Parties’ sole cost and expense, the Common Collateral in its possession or control together with any necessary endorsements to the extent required by the ABL Documents or (ii) direct and deliver such Common Collateral as a court of competent jurisdiction otherwise directs.  The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the ABL Secured Parties and the Notes Secured Parties and shall not impose on the ABL Secured Parties or the Notes Secured Parties any obligations in respect of the

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disposition of any Common Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

SECTION 3.  Enforcement Rights.

3.1                               Exclusive Enforcement. Until the Senior Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party, the Senior Secured Parties shall have the exclusive right to take and continue any Enforcement Action (including the right to credit bid their debt) with respect to the Senior Collateral, without any consultation with or consent of any Junior Secured Party, but subject to the proviso set forth in Section 5.1.  Upon the occurrence and during the continuance of a default or an event of default under the Senior Documents, the Senior Representative and the other Senior Secured Parties may take and continue any Enforcement Action with respect to the Senior Obligations and the Senior Collateral in such order and manner as they may determine in their sole discretion in accordance with the terms and conditions of the Senior Documents.

3.2                               Standstill and Waivers.  Each Junior Representative, on behalf of itself and the other Junior Secured Parties, agrees that, until the Senior Obligations Payment Date has occurred, but subject to the proviso set forth in Section 5.1:

(i)  they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien on any Senior Collateral that secures any Junior Obligation pari passu with or senior to, or to give any Junior Secured Party any preference or priority relative to, the Liens on the Senior Collateral securing the Senior Obligations;

(ii)  they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Senior Collateral by any Senior Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) in respect of the Senior Collateral by or on behalf of any Senior Secured Party;

(iii)  they have no right to (x) direct either the Senior Representative or any other Senior Secured Party to exercise any right, remedy or power with respect to the Senior Collateral or pursuant to the Senior Security Documents in respect of the Senior Collateral or (y) consent or object to the exercise by the Senior Representative or any other Senior Secured Party of any right, remedy or power with respect to the Senior Collateral or pursuant to the Senior Security Documents with respect to the Senior Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor in respect of the Senior Collateral or otherwise, they hereby irrevocably waive such right);

(iv)  they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Senior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no Senior Secured Party shall be liable for, any action taken or omitted to be taken by any Senior Secured Party with respect to the Senior Collateral or pursuant to the Senior Documents in respect of the Senior Collateral;

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(v)  they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Senior Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Senior Collateral; and

(vi)  they will not seek, and hereby waive any right, to have the Senior Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Senior Collateral;

provided that, notwithstanding the foregoing, any Junior Secured Party may exercise its rights and remedies in respect of the Senior Collateral under the Junior Documents or applicable law (and any recovery therefrom shall be for the benefit of the Senior Secured Parties) after the passage of a period of 180 days (the “Standstill Period”) from the date of delivery of a notice in writing to the Senior Representative of its intention to exercise such rights and remedies, which notice may only be delivered following the occurrence of and during the continuation of an “Event of Default” under and as defined in the Junior Documents; provided, further, however, that, notwithstanding the foregoing, in no event shall any Junior Secured Party exercise or continue to exercise any such rights or remedies if, notwithstanding the expiration of the Standstill Period, (i) any Senior Secured Party shall have commenced and be diligently pursuing the exercise of any of its rights and remedies with respect to any of the Senior Collateral (prompt notice of such exercise to be given to the Junior Representative) or is diligently attempting to vacate any stay or prohibition against such exercise or (ii) an Insolvency Proceeding in respect of any Loan Party shall have been commenced; and provided, further, that in any Insolvency Proceeding commenced by or against any Loan Party, the Junior Representative and the Junior Secured Parties may not take any action except as expressly permitted by Section 5.

3.3                               Judgment Creditors.  In the event that any Notes Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the ABL Liens and the ABL Obligations) to the same extent as all other Liens securing the Notes Obligations are subject to the terms of this Agreement.  In the event that any ABL Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Notes Liens and the Notes Obligations) to the same extent as all other Liens securing the ABL Obligations are subject to the terms of this Agreement.

3.4                               Cooperation; Sharing of Information and Access.  (a)  The Notes Representative, on behalf of itself and the other Notes Secured Parties, agrees that each of them shall take such actions as the ABL Representative shall reasonably request in connection with the exercise by the ABL Secured Parties of their rights set forth herein in respect of the ABL Priority Collateral (at the sole cost and expense of the ABL Representative (but with the Loan Parties’ reimbursement and indemnity obligations with respect thereto as provided in the ABL Documents, which shall not be limited hereby)).  The ABL Representative, on behalf of itself and the other ABL Secured Parties, agrees that each of them shall take such actions as the Notes Representative shall reasonably request in connection with the exercise by the Notes Secured Parties of their rights set forth herein in respect of the Notes Priority Collateral (at the sole cost and expense of the Notes Representative (but with the Loan Parties’ reimbursement and indemnity obligations with respect thereto as provided in the Notes Documents, which shall not be limited hereby)).

(b)                                 In the event that the ABL Representative shall, in the exercise of its rights under the ABL Security Documents or otherwise, receive possession or control of any books and Records of any Loan

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Party which contain information identifying or pertaining to the Notes Priority Collateral, the ABL Representative shall promptly notify the Notes Representative of such fact and, upon request from the Notes Representative and as promptly as practicable thereafter, either make available to the Notes Representative such books and Records for inspection and duplication or provide to the Notes Representative copies thereof.  In the event that the Notes Representative shall, in the exercise of its rights under the Notes Security Documents or otherwise, receive possession or control of any books and records of any Loan Party which contain information identifying or pertaining to any of the ABL Priority Collateral, the Notes Representative shall promptly notify the ABL Representative Agent of such fact and, upon request from the ABL Representative and as promptly as practicable thereafter, either make available to the ABL Representative such books and records for inspection and duplication or provide the ABL Representative copies thereof.  The Notes Representative hereby irrevocably grants the ABL Representative a non-exclusive worldwide license or right to use, consistent with applicable law, to the extent of the Notes Representative’s interest therein and reasonably requested by the ABL Representative, exercisable without payment of royalty or other compensation, to use any of the Intellectual Property now or hereafter owned by, licensed to, or otherwise used by the Loan Parties in order for ABL Representative and ABL Secured Parties to purchase, use, market, repossess, possess, store, assemble, manufacture, process, sell, transfer, distribute or otherwise dispose of any asset included in the ABL Priority Collateral in connection with the liquidation, disposition or realization upon the ABL Priority Collateral in accordance with the terms and conditions of the ABL Security Documents and the other ABL Documents. The Notes Representative agrees that any sale, transfer or other disposition of any of the Loan Parties’ Intellectual Property (whether by foreclosure or otherwise) will be subject to the ABL Representative’s rights as set forth in this Section 3.4.

(c)   If the Notes Representative, or any agent or representative of the Notes Representative, or any receiver, shall, after the commencement of any Enforcement Action, obtain possession or physical control of any of the Notes Priority Collateral, the Notes Representative shall promptly notify the ABL Representative in writing of that fact, and the ABL Representative shall, within ten Business Days thereafter, notify the Notes Representative in writing as to whether the ABL Representative desires to exercise access rights under this Agreement.  In addition, if the ABL Representative, or any agent or representative of the ABL Representative, or any receiver, shall obtain possession or physical control of any of the Notes Priority Collateral in connection with an Enforcement Action, then the ABL Representative shall promptly notify the Notes Representative that the ABL Representative is exercising its access rights under this Agreement and its rights under Section 3.4 under either circumstance.  Upon delivery of such notice by the ABL Representative to the Notes Representative, the ABL Representative and the Notes Representative shall confer in good faith to coordinate with respect to the ABL Representative’s exercise of such access rights, with such access rights to apply to any parcel or item of Notes Priority Collateral access to which is reasonably necessary to enable the ABL Representative during normal business hours to convert ABL Priority Collateral consisting of raw materials and work-in-process into saleable finished goods and/or to transport such ABL Priority Collateral to a point where such conversion can occur, to otherwise prepare ABL Priority Collateral for sale and/or to arrange or effect the sale of ABL Priority Collateral, all in accordance with the manner in which such matters are completed in the ordinary course of business.  Consistent with the definition of “Access Period,” access rights will apply to differing parcels or items of Notes Priority Collateral at differing times, in which case, a differing Access Period will apply to each such parcel or items.   During any pertinent Access Period, (i) the ABL Representative and its agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to, and a rent-free right to use, the relevant parcel or item the Notes Priority Collateral for the purposes described above and (ii) the ABL Representative shall be obligated hereunder to reimburse the Notes Representative for all operating costs of such Notes Priority Collateral incurred after the commencement of the relevant Access Period (it being understood that operating costs shall not

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include insurance) to the extent (x) incurred as a result of the exercise by the ABL Representative of its access rights and (y) actually paid by the Notes Representative or the Notes Secured Parties.  The ABL Representative shall take proper and reasonable care under the circumstances of any Notes Priority Collateral that is used by the ABL Representative during the Access Period and repair and replace any damage (ordinary wear-and-tear excepted) caused by the ABL Representative or its agents, representatives or designees, and leave the Notes Collateral in substantially the same condition as it was at the commencement of the occupancy, use or control by the ABL Representative or its agents, representatives or designees (ordinary wear-and-tear excepted), and the ABL Representative shall comply with all applicable laws in all material respects in connection with its use or occupancy or possession of the ABL Priority Collateral.  The ABL Representative shall indemnify and hold harmless the Notes Representative and the Notes Creditors for any injury or damage to Persons or property (ordinary wear-and-tear excepted) and for any losses, claims, liabilities or expenses directly resulting from the occupancy, use or control by the ABL Representatives or its agents, representatives or designees or by the acts or omissions of Persons under its control; provided, however, that the ABL Representative and the ABL Creditors will not be liable for any diminution in the value of Notes Priority Collateral caused by the absence of the ABL Priority Collateral therefrom.  The ABL Representative and the Notes Representative shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of Notes Representative to show the Notes Priority Collateral to prospective purchasers and to ready the Notes Priority Collateral for sale.  Consistent with the definition of the term “Access Period,” if any order or injunction is issued or stay is granted or is otherwise effective by operation of law that prohibits the ABL Representative from exercising any of its rights hereunder, then the Access Period granted to the ABL Representative under this Section 3.4 shall be stayed during the period of such prohibition and shall continue thereafter for the number of days remaining as required under this Section 3.4.  The Notes Representative shall not foreclose or otherwise sell, remove or dispose of any of the Notes Priority Collateral during the Access Period with respect to such Notes Priority Collateral if the ABL Representative (acting in good faith) informs the Notes Representative in writing that such Notes Priority Collateral is reasonably necessary to enable the ABL Representative to convert, transport or arrange to sell the ABL Priority Collateral as described above; provided, however, that nothing contained in this Agreement shall restrict the Notes Representative from foreclosing or otherwise selling, removing, transferring or disposing of any Notes Priority Collateral prior to the expiration of the Access Period if the purchaser, assignee or transferee agrees to be bound by the provisions of this Section 3.4(c) in writing (for the benefit of the ABL Representative and the ABL Secured Parties).

3.5                               No Additional Rights For the Loan Parties Hereunder.  Except as provided in Section 3.6 hereof, if any ABL Secured Party or Notes Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense to any action by any ABL Secured Party or Notes Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Notes Secured Party.

3.6                               Actions Upon Breach.  (a)  If any ABL Secured Party or Notes Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against any Loan Party or the Common Collateral, such Loan Party, with the prior written consent of the ABL Representative or the Notes Representative, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any ABL Secured Party or Notes Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of such Loan Party.

(b)  Should any ABL Secured Party or Notes Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Common Collateral (including,

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without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any ABL Secured Party or Notes Secured Party (in its own name or in the name of the relevant Loan Party), as applicable, or the relevant Loan Party, may obtain relief against such ABL Secured Party or Notes Secured Party, as applicable, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each of the ABL Representative on behalf of each ABL Secured Party and the Notes Representative on behalf of each Notes Secured Party that (i) the ABL Secured Parties’ or Notes Secured Parties’, as applicable, damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Notes Secured Party or ABL Secured Party, as applicable, waives any defense that the Loan Parties and/or the Notes Secured Parties and/or ABL Secured Parties, as applicable, cannot demonstrate damage and/or be made whole by the awarding of damages.

SECTION 4.  Application of Proceeds of Senior Collateral; Dispositions and Releases of Lien; Notices and Insurance.

4.1                               Application of Proceeds.

(a)   Application of Proceeds of Senior Collateral.  The Senior Representative and Junior Representative hereby agree that all Senior Collateral, and all Proceeds thereof, received by either of them in connection with the collection, sale or disposition of Senior Collateral pursuant to any Enforcement Action or during any Insolvency Proceeding shall be applied, first, to the payment of fees, costs and expenses (including reasonable attorneys fees and expenses and court costs) of the Senior Representative in connection with such Enforcement Action or Insolvency Proceeding, second, to the payment of the Senior Obligations in accordance with the Senior Documents until the Senior Obligations Payment Date,

third, to the payment of fees, costs and expenses of the Junior Representative in connection with any Enforcement Action or Insolvency Proceeding fourth, to the payment of the Junior Obligations in accordance with the terms thereof, and fifth, the balance, if any, to the Loan Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

All Proceeds of any sale of a Loan Party as a whole, or substantially all of the assets of any Loan Party where the consideration received is not allocated by type of asset, in connection with or resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows under clause “second” above after payment of the amounts under clause “first” above: first to the ABL Representative for application to the ABL Obligations in accordance with the terms of the ABL Documents, up to the amount of the book value at the time of the sale of the ABL Collateral disposed of in such sale or owned by such Loan Party (in the case of a sale of such Loan Party as a whole), and second to the Notes for application to the Notes Obligations in accordance with the terms of the Notes Documents to the extent such Proceeds exceed the book value at the time of the sale of such ABL Collateral (it being understood that book value shall be determined after giving effect to the applicable purchase).

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(b)  Limited Obligation or Liability.  In exercising remedies, whether as a secured creditor or otherwise, the Senior Representative shall have no obligation or liability to the Junior Representative or to any Junior Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each party under the terms of this Agreement.

(c)   Segregation of Collateral.  Until the occurrence of the Senior Obligations Payment Date, any Senior Collateral that may be received by any Junior Secured Party in violation of this Agreement shall when known by a responsible officer of the Junior Representative, to the extent practicable and in accordance with its normal practices, be segregated and held in trust and promptly paid over to the Senior Representative, for the benefit of the Senior Secured Parties, in the same form as received, with any necessary endorsements, and each Junior Secured Party hereby authorizes the Senior Representative to make any such endorsements as agent for the Junior Representative (which authorization, being coupled with an interest, is irrevocable).

4.2                               Releases of Liens.  Upon any release, sale or disposition of Senior Collateral permitted pursuant to the terms of the Senior Documents that results in the release of the Senior Lien on any Senior Collateral (including without limitation any sale or other disposition pursuant to any Enforcement Action) (other than release of the Senior Lien due to the occurrence of the Senior Obligations Payment Date except as a result of such Enforcement Action), the Junior Lien on such Senior Collateral (excluding any portion of the proceeds of such Senior Collateral remaining after the Senior Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person.  The Junior Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Senior Representative shall request to evidence any release of the Junior Lien described in this Section 4.2.  The Junior Representative hereby appoints the Senior Representative and any officer or duly authorized person of the Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Junior Representative and in the name of the Junior Representative or in the Senior Representative’s own name, from time to time, in the Senior Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section 4.2, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

4.3                               Certain Real Property Notices; Insurance.  (a)  The Notes Representative shall give the ABL Representative at least 30 days’ notice prior to commencing any Enforcement Action against any Real Property owned by any Loan Party at which ABL Priority Collateral is stored or otherwise located or to dispossess any Loan Party from such Real Property.

(b)  Proceeds of Common Collateral include insurance proceeds and therefore the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds.  The ABL Representative and the Notes Representative shall be named as additional insureds or loss payees with respect to all insurance policies relating to the Common Collateral.  The ABL Representative shall have the sole and exclusive right, as against the Notes Representative, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral.  The Notes Representative shall have the sole and exclusive right, as against the ABL Representative, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Notes Priority Collateral.  All proceeds of such insurance shall be remitted to the ABL Representative or the Notes Representative, as the case may be,

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and each of the Notes Representative and ABL Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

SECTION 5.  Insolvency Proceedings.

5.1                               Filing of Motions.  Until the Senior Obligations Payment Date has occurred, the Junior Representative agrees on behalf of itself and the other Junior Secured Parties that no Junior Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Senior Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the Senior Representative (including the validity and enforceability thereof) or any other Senior Secured Party in respect of any Senior Collateral or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that the Junior Representative may (i) file a proof of claim in an Insolvency Proceeding, and (ii) file any necessary responsive or defensive pleadings in opposition of any motion or other pleadings made by any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Secured Parties on the Senior Collateral, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Junior Representative imposed hereby.

5.2                               Financing Matters.  (a)  If any Loan Party becomes subject to any Insolvency Proceeding under the Bankruptcy Code at any time prior to the ABL Obligations Payment Date, and if the ABL Representative or the other ABL Secured Parties desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third party (any such financing, “ABL DIP Financing”), then the Notes Representative agrees, on behalf of itself and the other Notes Secured Parties, that each Notes Secured Party (i)(x) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such ABL DIP Financing on the grounds of a failure to provide “adequate protection” for the Notes Representative’s Lien on the Notes Collateral to secure the Notes Obligations and (y) will not request any adequate protection solely as a result of such ABL DIP Financing except as set forth in Section 5.4 below and (ii) will subordinate (and will be deemed hereunder to have subordinated) the Notes Liens on any ABL Priority Collateral (A) to such ABL DIP Financing on the same terms as the ABL Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (B) to any adequate protection provided to the ABL Secured Parties and (C) to any “carve-out” agreed to by the ABL Representative or the other ABL Secured Parties, so long as (x) the Notes Representative retains its Lien on the Notes Collateral to secure the Notes Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Notes Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such ABL DIP Financing is junior and subordinate to the Lien of the Notes Representative on the Notes Priority Collateral, (y) all Liens on ABL Priority Collateral securing any such ABL DIP Financing shall be senior to or on a parity with the Liens of the ABL Representative and the ABL Lenders securing the ABL Obligations on ABL Priority Collateral and (z) the aggregate principal amount of such ABL DIP Financing (including any undrawn portion of the revolving commitments thereunder, and including the face amount of any letters of credit issued and not reimbursed under such ABL DIP Financing), together with the aggregate outstanding principal amount of indebtedness and unfunded commitments under the ABL Agreement (which shall be calculated without regard to any reduction or termination resulting from any Insolvency Proceeding), does not exceed 110% of the aggregate outstanding principal amount of indebtedness and unfunded commitments under the ABL Agreement immediately prior to the incurrence of such ABL DIP Financing.  In no event will any of

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the ABL Secured Parties seek to obtain a priming Lien on any of the Notes Priority Collateral and nothing contained herein shall be deemed to be a consent by Notes Secured Parties to any adequate protection payments using Notes Priority Collateral.

(b) If any Loan Party becomes subject to any Insolvency Proceeding in the United States at any time prior to the Notes Obligations Payment Date, and if the Notes Representative or the other Notes Secured Parties desire to consent (or not object) to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code or to consent (or not object) to the provision of such financing to any Loan Party by any third party (any such financing, “Notes DIP Financing”), then the ABL Representative agrees, on behalf of itself and the other ABL Secured Parties, that each ABL Secured Party (i)(x) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such Notes DIP Financing on the grounds of a failure to provide “adequate protection” for the ABL Representative’s Lien on the ABL Collateral to secure the ABL Obligations or on any other grounds and (y) will not request any adequate protection solely as a result of such Notes DIP Financing and (ii) will subordinate (and will be deemed hereunder to have subordinated) the ABL Liens on any Notes Priority Collateral (A) to such Notes DIP Financing on the same terms as the Notes Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (B) to any adequate protection provided to the Notes Secured Parties and (C) to any “carve-out” agreed to by the Notes Representative or the other Notes Secured Parties, so long as (x) the ABL Representative retains its Lien on the ABL Collateral to secure the ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such Notes DIP Financing is junior and subordinate to the Lien of the ABL Representative on the ABL Priority Collateral, (y) all Liens on Notes Priority Collateral securing any such Notes DIP Financing shall be senior to or on a parity with the Liens of the Notes Representative and the Notes Creditors securing the Notes Obligations on Notes Priority Collateral, and (z) the aggregate principal amount of such Notes DIP Financing (including any undrawn portion of the revolving commitments thereunder, and including the face amount of any letters of credit issued and not reimbursed under such Notes DIP Financing), together with the aggregate outstanding principal amount of indebtedness and unfunded commitments under the Notes Agreement (which shall be calculated without regard to any reduction or termination resulting from any Insolvency Proceeding), does not exceed 110% of the aggregate outstanding principal amount of indebtedness and unfunded commitments under the Notes Agreement immediately prior to the incurrence of such Notes DIP Financing.  In no event will any of the Notes Secured Parties seek to obtain a priming Lien on any of the ABL Priority Collateral, and nothing contained herein shall be deemed to be a consent by the ABL Secured Parties to any adequate protection payments using ABL Priority Collateral.

(c)  All Liens granted to the Notes Representative or the ABL Representative in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

5.3                               Relief From the Automatic Stay.  Until the ABL Obligations Payment Date, the Notes Representative agrees, on behalf of itself and the other Notes Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of any ABL Priority Collateral, without the prior written consent of the ABL Representative.  Until the Notes Obligations Payment Date, the ABL Representative agrees, on behalf of itself and the other ABL Secured Parties, that none of them will seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation

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thereof, in each case in respect of any Notes Priority Collateral, without the prior written consent of the Notes Representative.  In addition, neither the Notes Representative nor the ABL Representative shall seek any relief from the automatic stay with respect to any Common Collateral without providing 30 days’ prior written notice to the other, unless otherwise agreed by both the ABL Representative and the Notes Representative.

5.4                               Adequate Protection.  (a)  The Notes Representative, on behalf of itself and the other Notes Secured Parties, agrees that, prior to the ABL Obligations Payment Date, so long as the ABL Representative and the other ABL Secured Parties comply with Section 5.4(b), none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the ABL Representative or the other ABL Secured Parties for adequate protection of its interest in the Common Collateral or any adequate protection provided to the ABL Representative or the other ABL Secured Parties or (ii) any objection by the ABL Representative or any other ABL Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Common Collateral or (iii) the periodic payment of amounts equal to interest, fees, expenses or other amounts provided to the ABL Representative or any other ABL Secured Party as adequate protection of its interest in the Common Collateral; provided that any action described in the foregoing clauses (i) and (ii) does not violate Section 5.2.  The Notes Representative, on behalf of itself and the other Notes Secured Parties, further agrees that, prior to the ABL Obligations Payment Date, none of them shall support any other Person asserting or enforcing any claim under Section 506(c) of the Bankruptcy Code or otherwise that is senior to or on a parity with the ABL Liens for costs or expenses of preserving or disposing of any ABL Priority Collateral.  Notwithstanding anything to the contrary set forth in this Section and in Section 5.2(a)(i)(y), but subject to all other provisions of this Agreement (including Section 5.2(a)(i)(x) and Section 5.3), in any Insolvency Proceeding, if the ABL Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral that constitutes ABL Priority Collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any ABL DIP Financing or use of cash collateral, and the ABL Secured Parties do not object to the adequate protection being provided to them, then in connection with any such ABL DIP Financing or use of cash collateral the Notes Representative, on behalf of itself and any of the Notes Secured Parties, may, as adequate protection of their interests in the ABL Priority Collateral, seek or accept (and the ABL Representative and the ABL Secured Parties shall not object to) adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the ABL Obligations and such ABL DIP Financing on the same basis as the other Notes Liens on the ABL Priority Collateral are so subordinated to the ABL Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the ABL Secured Parties; provided, however, that the Notes Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the Notes Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

(b)                                 The ABL Representative, on behalf of itself and the other ABL Secured Parties, agrees that, prior to the Notes Obligations Payment Date, so long as the Notes Representative and the other Notes Secured Parties comply with Section 5.4(a), none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the Notes Representative or the other Notes Secured Parties for adequate protection of its interest in the Common Collateral or any adequate protection provided to the Notes Representative or the other Notes Secured Parties, (ii) any objection by the Notes Representative or any other Notes Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection in the Common Collateral or (iii) the periodic payment of amounts

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equal to interest, fees, expenses or other amounts provided to the Notes Representative or any other Notes Secured Party as adequate protection of its interest in the Common Collateral; provided that any action described in the foregoing clauses (i) and (ii) does not violate Section 5.2.  The ABL Representative, on behalf of itself and the other ABL Secured Parties, further agrees that, prior to the Notes Obligations Payment Date, none of them shall support any other Person asserting or enforcing any claim under Section 506(c) of the Bankruptcy Code or otherwise that is senior to or on a parity with the Notes Liens for costs or expenses of preserving or disposing of any Notes Priority Collateral.  Notwithstanding anything to the contrary set forth in this Section and in Section 5.2(b)(i)(y), but subject to all other provisions of this Agreement (including Section 5.2(b)(i)(x) and Section 5.3), in any Insolvency Proceeding, if the Notes Secured Parties (or any subset thereof) are granted adequate protection consisting of additional collateral that constitutes Notes Priority Collateral (with replacement liens on such additional collateral) and superpriority claims in connection with any Notes DIP Financing or use of cash collateral, and the Notes Secured Parties do not object to the adequate protection being provided to them, then in connection with any such Notes DIP Financing or use of cash collateral the ABL Representative, on behalf of itself and any of the ABL Secured Parties, may, as adequate protection of their interests in the Notes Priority Collateral, seek or accept (and the Notes Representative and the Notes Secured Parties shall not object to) adequate protection consisting solely of (x) a replacement Lien on the same additional collateral, subordinated to the Liens securing the Notes Obligations and such Notes DIP Financing on the same basis as the other ABL Liens on the Notes Priority Collateral are so subordinated to the Notes Obligations under this Agreement and (y) superpriority claims junior in all respects to the superpriority claims granted to the Notes Secured Parties; provided, however, that the ABL Representative shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, on behalf of itself and the ABL Secured Parties, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

No Contest.  The Junior Representative, on behalf of itself and the Junior Secured Parties, agrees that, prior to the Senior Obligations Payment Date, none of them shall contest (or support any other Person contesting) (a) any request by the Senior Representative or any Senior Secured Party for adequate protection of its interest in the Senior Collateral (unless in contravention of Section 5.2(a) or (b), as applicable), or (b) any objection by the Senior Representative or any Senior Secured Party to any motion, relief, action, or proceeding based on a claim by the Senior Representative or any Senior Secured Party that its interests in the Senior Collateral (unless in contravention of Section 5.2 (a) or (b), as applicable) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the Senior Representative as adequate protection of its interests are subject to this Agreement.

5.5                               Avoidance Issues.  If any Senior Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Obligations Payment Date shall be deemed not to have occurred.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.  The Junior Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or

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allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.6                               Asset Dispositions in an Insolvency Proceeding.   Neither the Junior Representative nor any other Junior Secured Party shall, in an Insolvency Proceeding or otherwise, oppose any sale or disposition of any Senior Collateral that is supported by the Senior Secured Parties, and the Junior Representative and each other Junior Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale of any Senior Collateral supported by the Senior Secured Parties and to have released their Liens on such assets so long as the Lien of each Secured Party attaches to the proceeds of any such sale with the same priority as provided under this Agreement in respect of such Senior Collateral; provided that this Section 5.6 shall not apply to any case of a sale or disposition of Real Property unless the ABL Representative has received at least 90 days prior notice of the consummation of any such sale..

5.7                               Other Matters.   To the extent that the Senior Representative or any Senior Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Junior Collateral, the Senior Representative agrees, on behalf of itself and the other Senior Secured Parties, not to assert any of such rights without the prior written consent of the Junior Representative; provided that if requested by the Junior Representative, the Senior Representative shall timely exercise such rights in the manner requested by the Junior Representative, including any rights to payments in respect of such rights.

5.8                               Post-Petition Interest.  Neither the Junior Representative nor any Junior Secured Party shall oppose or seek to challenge any claim by the Senior Representative or any other Senior Secured Party for allowance in any Insolvency Proceeding of Senior Obligations consisting of Post-Petition Interest to the extent of the value of the Liens in favor of the Senior Representative and the other Senior Secured Parties, without regard to the existence of the Liens of the Junior Representative on behalf of the Junior Secured Parties on the Common Collateral.

5.9                               Effectiveness in Insolvency Proceedings.  This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding.

SECTION 6.  Notes Documents and ABL Documents.

(a)  Each Loan Party and the Notes Representative, on behalf of itself and the Notes Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the Notes Documents inconsistent with or in violation of this Agreement.

(b)  Each Loan Party and the ABL Representative, on behalf of itself and the ABL Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the ABL Documents inconsistent with or in violation of this Agreement.

(c)  In the event the Senior Representative enters into any amendment, waiver or consent in respect of any of the Senior Security Documents which is not materially adverse to the Junior Secured Parties for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Security Document or changing in any manner the rights of any parties thereunder, in each case solely with respect to any Senior Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Security Document

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without the consent of or action by any Junior Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that, (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Junior Security Document, except to the extent that a release of such Lien is permitted by Section 4.2, (ii) any such amendment, waiver or consent that materially and adversely affects the rights of the Junior Secured Parties and does not affect the Senior Secured Parties in a like or similar manner shall not apply to the Junior Security Documents without the consent of the Junior Representative, (iii) no such amendment, waiver or consent with respect to any provision applicable to the Junior Representative under the Junior Loan Documents shall be made without the prior written consent of the Junior Representative and (iv) notice of such amendment, waiver or consent shall be given to the Junior Representative no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

SECTION 7.  Purchase Options.

7.1                               Notice of Exercise.  (a)  If (i) an “Event of Default” under the ABL Documents remains uncured or unwaived for at least 45 consecutive days, the requisite ABL Lenders have not agreed to forbear from the exercise of remedies and revolving loans have been requested and not been made for five (5) consecutive business days under the ABL Documents as a result of such Event of Default (or, if earlier, within five Business Days after the ABL Representative notifies the Notes Representative that it shall exercise remedies), (ii) any of the ABL Obligations have been accelerated in accordance with the terms of the ABL Documents as a result of an event of default thereunder or (iii) an Insolvency Proceeding has commenced, all or a portion of the Notes Creditors (but excluding the Notes Representative and the Notes Trustee), acting as a single group, shall have the option at any time upon five Business Days’ prior written notice to the ABL Representative to purchase all of the ABL Obligations (including unfunded commitments, if any, under the ABL Documents) from the ABL Secured Parties.  Such notice from such Notes Creditors to the ABL Representative shall be irrevocable.

(b)                                 If (i) an “Event of Default” under the Notes Documents remains uncured or unwaived for at least 45 consecutive days and the Notes Representative has not agreed to forbear from the exercise of remedies (or, if earlier, within five Business Days after the Notes Representative notifies the ABL Representative that it shall exercise remedies), (ii) any of the Notes Obligations have been accelerated in accordance with the terms of the Notes Documents as a result of an event of default thereunder or (iii) an Insolvency Proceeding has commenced, all or a portion of the ABL Creditors, acting as a single group, shall have the option at any time upon five Business Days’ prior written notice to the Notes Representative to purchase all of the Notes Obligations (including unfunded commitments, if any, under the Notes Documents) from the Notes Creditors.  Such notice from such ABL Creditors to the Notes Representative shall be irrevocable.

7.2                               Purchase and Sale.  (a)  On the date specified by the relevant Notes Creditors in the notice contemplated by Section 7.1(a) above (which shall not be less than five (5) Business Days, nor more than twenty (20) calendar days, after the receipt by the ABL Representative of the notice of the relevant Notes Creditor’s election to exercise such option), the ABL Creditors shall sell to the relevant Notes Creditors, and the relevant Notes Creditors shall purchase from the ABL Lenders, the ABL Obligations (including unfunded commitments, if any, under the ABL Documents), provided that, the ABL Representative and the ABL Secured Parties shall retain all rights to be indemnified or held harmless by the Loan Parties in accordance with the terms of the ABL Documents but shall not retain any rights to the security therefor.

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(b)  On the date specified by the relevant ABL Creditors in the notice contemplated by Section 7.1(b) above (which shall not be less than five (5) Business Days, nor more than twenty (20) calendar days, after the receipt by the Notes Representative of the notice of the relevant ABL Creditor’s election to exercise such option), the Notes Creditors shall sell to the relevant ABL Creditors, and the relevant ABL Creditors shall purchase from the Notes Creditors, the Notes Obligations (including unfunded commitments, if any, under the Notes Documents), provided that, the Notes Representative, the Notes Trustee and the other Notes Secured Parties shall retain all rights to be indemnified or held harmless by the Loan Parties in accordance with the terms of the Notes Documents but shall not retain any rights to the security therefor.

7.3                               Payment of Purchase Price.  Upon the date of such purchase and sale contemplated by Section 7.1(a) and Section 7.1(b) above, the relevant Notes Secured Parties or the relevant ABL Secured Parties, as applicable, shall (a) pay to the ABL Representative for the benefit of the ABL Secured Parties (with respect to a purchase of the ABL Obligations) or to the applicable Notes Secured Parties (with respect to a purchase of the Notes Obligations) as the purchase price therefor the full amount of all the ABL Obligations or Notes Obligations, as applicable, then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses but specifically excluding any prepayment premium, termination or similar fees), (b) furnish cash collateral to the ABL Representative or the Notes Representative in a manner and in such amounts as is reasonably necessary to secure the ABL Representative and the ABL Secured Parties or the Notes Representative and the Notes Secured Parties, along with the applicable letter of credit issuing banks and applicable affiliates in connection with any issued and outstanding letters of credit (not to exceed 103% of the aggregate undrawn face amount of such letters of credit) and cash management obligations secured by the ABL Documents or the Notes Documents, (c) with respect to Secured Obligations in respect of Swap Agreements and Banking Services Obligations, furnish cash collateral to the ABL Representative or the Notes Representative in the amount that would be payable by the relevant Grantor thereunder if it were to terminate such Swap Agreements or agreements governing such Banking Services Obligations on the date of such purchase, (d) agree to reimburse the ABL Representative and the ABL Secured Parties or the Notes Representative and the Notes Secured Parties, along with any letter of credit issuing banks for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the ABL Obligations or the Notes Obligations, and/or as to which the ABL Representative or the Notes Representative, as applicable, has not yet received final payment, (e) agree to reimburse the ABL Secured Parties or the Notes Secured Parties, as applicable, and the applicable letter of credit issuing banks, in respect of indemnification obligations of the Loan Parties under the ABL Documents or the Notes Documents, as applicable, as to matters or circumstances which would may result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to the ABL Secured Parties, the Notes Secured Parties or letter of credit issuing banks, as applicable, and (f) agree to indemnify, defend and hold harmless the ABL Secured Parties or the Notes Secured Parties, as applicable, their officers, directors, employees, representatives and agents, and the applicable letter of credit issuing banks, from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) of whatever kind or nature (regardless of their merit) demanded, asserted or claimed, arising out of or related to any claim asserted by a third party in respect of the ABL Obligations or the Notes Obligations, as applicable, as a direct or indirect result of any acts by any Notes Secured Party or any ABL Secured Party, as applicable, occurring after the date of such purchase.  Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account as the ABL Representative or the applicable Notes Secured Parties, as applicable, may designate in writing for such purpose.

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7.4                               Limitation on Representations and Warranties.  Such purchase shall be expressly made without representation or warranty of any kind by any selling party (or the ABL Representative or the Notes Representative, as applicable) and without recourse of any kind, except that the selling party shall represent and warrant (it being expressly agreed and acknowledged that in no event shall the ABL Representative nor the Notes Representative, in their capacities as agents for the applicable secured parties, be required to make any such representations and warranties, even if acting as the seller party):  (a) the amount of the ABL Obligations or Notes Obligations, as applicable, being purchased from it, (b) that such ABL Secured Party or Notes Secured Party, as applicable, owns the ABL Obligations or Notes Obligations, as applicable, free and clear of any Liens or encumbrances and (c) that such ABL Secured Party or Notes Secured Party, as applicable, has the right to assign such ABL Obligations or Notes Obligations, as applicable, and the assignment is duly authorized.

SECTION 8.  Reliance; Waivers; etc.

8.1                               Reliance.  The ABL Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement.  The Notes Representative, on behalf of it itself and the other Notes Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the ABL Representative and the other ABL Secured Parties.  The Notes Documents are deemed to have been executed and delivered and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement.  The ABL Representative, on behalf of itself and the other ABL Secured Parties, expressly waives all notices of the acceptance of and reliance on this Agreement by the Notes Representative and the other Notes Secured Parties.

8.2                               No Warranties or Liability.  The Notes Representative and the ABL Representative acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any other ABL Document or any Notes Document.  Except as otherwise provided in this Agreement, the Notes Representative and the ABL Representative will be entitled to manage and supervise the respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

8.3                               No Waivers.  No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the ABL Documents or the Notes Documents.

SECTION 9.  Obligations Unconditional.  All rights, interests, agreements and obligations hereunder of the Senior Representative and the Senior Secured Parties in respect of any Collateral and the Junior Representative and the Junior Secured Parties in respect of such Collateral shall remain in full force and effect regardless of:

(a)                                 any lack of validity or enforceability of any Senior Document or any Junior Document and regardless of whether the Liens of the Senior Representative and Senior Secured Parties are not perfected or are voidable for any reason;

(b)                                 any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Senior Document or any Junior Document;

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(c)                                  any exchange, release or lack of perfection of any Lien on any Collateral or any other asset, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency Proceeding in respect of any Loan Party; or

(e)                                  any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of any Secured Obligation or of any Junior Secured Party in respect of this Agreement.

SECTION 10.  Miscellaneous.

10.1                        Rights of Subrogation.  The Notes Representative, for and on behalf of itself and the Notes Secured Parties, agrees that no payment to the ABL Representative or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the Notes Representative or any Notes Secured Party to exercise any rights of subrogation in respect thereof until the ABL Obligations Payment Date.  Following the ABL Obligations Payment Date, the ABL Representative agrees to execute such documents, agreements, and instruments as the Notes Representative or any Notes Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Representative by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Representative are paid by the Loan Parties upon request for payment thereof.  The ABL Representative, for and on behalf of itself and the ABL Secured Parties, agrees that no payment to the Notes Representative or any Notes Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Representative or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Notes Obligations Payment Date.  Following the Notes Obligations Payment Date, the Notes Representative agrees to execute such documents, agreements, and instruments as the ABL Representative or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Notes Obligations resulting from payments to the Notes Representative by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the Notes Representative are paid by the Loan Parties upon request for payment thereof.

10.2                        Further Assurances.  Each of the Notes Representative and the ABL Representative will, at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the other party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the ABL Representative or the Notes Representative to exercise and enforce its rights and remedies hereunder; provided, however, that no party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 10.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 10.2.

10.3                        Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any Notes Document, the provisions of this Agreement shall govern.

10.4                        Continuing Nature of Provisions.  Subject to Section 5.5, this Agreement shall continue to be effective, and shall not be terminable by any party hereto, until the earlier of (i) the ABL

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Obligations Payment Date and (ii) the Notes Obligations Payment Date; provided that if a Replacement ABL Agreement or Replacement Notes Agreement, as applicable, is entered into following such termination, the relevant Secured Parties agree to, upon the request of any Loan Party, restore this Agreement on the terms and conditions set forth herein until the earlier to occur of the next following ABL Obligations Payment Date or Notes Obligations Payment Date.  This is a continuing agreement and the ABL Secured Parties and the Notes Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Loan Party on the faith hereof.  In furtherance of the foregoing:

(a)                                 Upon receipt of a notice from the Loan Parties stating that the Loan Parties (or any of them) have entered into a Replacement ABL Agreement (which notice shall include the identity of the new ABL Representative, if applicable), the Notes Representative shall promptly (and in any event within 10 days of the applicable request, unless otherwise agreed by the ABL Representative or the new ABL Representative, as applicable) (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Loan Parties or the new ABL Representative shall reasonably request in order to provide to the new ABL Representative or the applicable new ABL Secured Parties the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, (ii) deliver to the new ABL Representative any ABL Priority Collateral held by it, together with any necessary endorsements (or otherwise allow the new ABL Representative to obtain control of such ABL Collateral), and (iii) take such other actions as the Loan Parties or the new ABL Representative may reasonably request to provide the new ABL Representative or the applicable ABL Secured Parties the benefits of this Agreement.  The new ABL Representative shall agree in a writing addressed to the Notes Representative to be bound by the terms of this Agreement, and

(b)                                 Upon receipt of a notice from the Loan Parties stating that the Loan Parties (or any of them) have entered into a Replacement Notes Agreement (which notice shall include the identity of the new Notes Representative, if applicable), the ABL Representative shall promptly (and in any event within 10 days of the applicable request, unless otherwise agreed by the Notes Representative or the new Notes Representative, as applicable) (i) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Loan Parties or the new Notes Representative shall reasonably request in order to provide to the new Notes Representative or the applicable new Notes Secured Parties the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, (ii) deliver to the new Notes Representative any Notes Priority Collateral held by it, together with any necessary endorsements (or otherwise allow the new Notes Representative to obtain control of such Notes Priority Collateral), and (iii) take such other actions as the Loan Parties or the new Notes Representative may reasonably request to provide the new Notes Representative or the applicable Notes Secured Parties the benefits of this Agreement.  The new Notes Representative shall agree in a writing addressed to the ABL Representative to be bound by the terms of this Agreement.

10.5                        Amendments; Waivers; Refinancings.  (a)  No amendment or modification of or supplement to any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the ABL Representative (acting at the direction of the requisite ABL Secured Parties under the applicable ABL Agreement) and the Notes Representative, and, in the cases of amendments or modifications of or supplements to this Agreement that affect the rights or duties of any Loan Party, including amendments or modifications of Section 3.5, 3.6, 6, 10.4, 10.5, 10.7 or 10.8 that indirectly or directly affect the rights or duties of any Loan Party, such Loan Party.  The ABL Representative and the Notes Representative shall notify the Loan Parties at the address specified in the

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signature pages to this Agreement of any amendment or modification of or supplement to any provisions of this Agreement which does not need to be signed by a Loan Party and provide the Loan Parties with a copy of such amendment, modification or supplement.

(b)                                 It is understood that the ABL Representative and the Notes Representative, without the consent of any other ABL Secured Party or Notes Secured Party, may execute an Additional Debt Joinder Agreement substantially in the form attached as Annex I hereto to have additional indebtedness or other obligations (“Additional Debt”) of any of the Loan Parties become ABL Obligations or Notes Obligations, as the case may be, under this Agreement; provided that such Additional Debt is permitted to be incurred by the ABL Agreement and Notes Agreement then extant, and is permitted by such agreements to be subject to the provisions of this Agreement as ABL Obligations or Notes Obligations, as applicable.

(c)                                  In executing, or permitting any amendments, modifications or supplements, the ABL Representative and the Notes Representative shall each be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amendment, modification or supplement is authorized or permitted by the terms of this Agreement; it being expressly agreed and acknowledged that no further inquiry shall be required of the ABL Representative and the Notes Representative as to whether such amendment, modification or supplement is authorized or permitted by the terms of this Agreement.  The ABL Representative and the Notes Representative may, but shall not be obligated to, enter into any such amendment, modification or supplement that affects its or their own rights, duties, liabilities or immunities under this Agreement or otherwise.

(d)                                 The ABL Documents may be amended, supplemented, or otherwise modified in accordance with their terms and the ABL Obligations may be refinanced in accordance with the terms of the ABL Documents, in each case without notice to, or the consent of, the Notes Representative (except to the extent a consent is otherwise required to permit the refinancing transaction under any ABL Document), all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a refinancing secured by the Common Collateral, the holders of such refinancing debt (or an authorized representative or their behalf) bind themselves to the terms of this Agreement pursuant to a written agreement in a form reasonably acceptable to the Notes Representative.

(e)                                  The Notes Documents may be amended, supplemented, or otherwise modified in accordance with their terms and the Notes Obligations may be refinanced in accordance with the terms of the Notes Documents, in each case without notice to, or the consent of, ABL Representative (except to the extent a consent is otherwise required to permit the refinancing transaction under any Notes Document), all without affecting the lien subordination or other provisions of this Agreement; provided, however, that, in the case of a refinancing secured by the Common Collateral, the holders of such refinancing debt (or an authorized representative or their behalf) bind themselves to the terms of this Agreement pursuant to a written agreement in a form reasonably acceptable to ABL Representative.

10.6                        Information Concerning Financial Condition of the Loan Parties.   The Notes Representative and the ABL Representative hereby agree that no party shall have any duty to advise any other party of information known to it regarding the financial condition of the Loan Parties or any such circumstances (except as otherwise provided in the ABL Documents and Notes Documents).  In the event the Notes Representative or the ABL Representative, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent

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occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

10.7                        Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.

10.8                        Submission to Jurisdiction; JURY TRIAL WAIVER.  (a)  Each ABL Secured Party, each Notes Secured Party and each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the any ABL Secured Party or Notes Secured Party may otherwise have to bring any action or proceeding against any Loan Party or its properties in the courts of any jurisdiction.

(b)  Each ABL Secured Party, each Notes Secured Party and each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.9.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)   EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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10.9                        Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10.9) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

10.10                 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the ABL Secured Parties and Notes Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral.

10.11                 Headings.  Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12                 Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.13                 Other Remedies.  For avoidance of doubt, it is understood that nothing in this Agreement shall prevent any ABL Secured Party or any Notes Secured Party from exercising any available remedy to accelerate the maturity of any indebtedness or other obligations owing under the ABL Documents or the Notes Documents, as applicable, or to demand payment under any guarantee in respect thereof.

10.14                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

10.15                 Additional Loan Parties.  The Company shall cause each Person that becomes a Loan Party after the date hereof to become a party to this Agreement by execution and delivery by such Person of an Additional Loan Party Joinder Agreement in the form of Annex II hereto.

10.16                 Notes Representative Entitled to Protections.  The Notes Representative shall be afforded in this Agreement all of the same rights, powers, immunities and indemnities set forth in the Notes Documents as if such rights, powers, immunities and indemnities were specifically set forth in this Agreement and applied solely as among the Notes Representative and the Loan Parties as set forth in the Notes Document, with no such rights, powers, immunities and indemnities being binding on the ABL Representative.

10.17                 Special Mandatory Redemption.  Notwithstanding anything to the contrary set forth herein, the Loan Parties shall be permitted to consummate the Special Mandatory Redemption to the

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extent required under the Notes Documents and permitted under the ABL Documents in effect on the date hereof.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

JPMORGAN CHASE BANK, N.A., as ABL Representative for and on behalf of the ABL Secured Parties

By:
Name:
Title:

Address for Notices:

Attention:
Telecopy No.:

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WILMINGTON TRUST, NATIONAL ASSOCIATION, as Notes Representative for and on behalf of the Notes Secured Parties

By:
Name:
Title:

Address for Notices:

Attention:
Telecopy No.:

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[LIST LOAN PARTIES]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopy No.:

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ANNEX II

ADDITIONAL LOAN PARTY JOINDER AGREEMENT

THIS ADDITIONAL LOAN PARTY JOINDER AGREEMENT (this “Agreement”), dated as of              , 200 , is executed by                                 , a                   (the “New Subsidiary”) in favor of JPMORGAN CHASE BANK, N.A. (“ABL Representative”) and WILMINGTON TRUST, NATIONAL ASSOCIATION (“Notes Representative”), in their capacities as ABL Representative and Notes Representative, respectively, under that certain Intercreditor Agreement (the “Intercreditor Agreement”), dated as of              , 200  among the ABL Representative, the Notes Representative, and each of the other Loan Parties party thereto.  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Intercreditor Agreement.

The New Subsidiary, for the benefit of the ABL Representative and the Notes Representative, hereby agrees as follows:

1.                                      The New Subsidiary hereby acknowledges the Intercreditor Agreement and acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Intercreditor Agreement and shall have all of the obligations of a Loan Party thereunder as if it had executed the Intercreditor Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Intercreditor Agreement.

2.                                      The address of the New Subsidiary for purposes of Section 10.09 of the Intercreditor Agreement is as follows:

3.                                      THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE NEW SUBSIDIARY HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

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